PROSPECTUS OF
       PROXY STATEMENT OF                         ZIONS BANCORPORATION
         REGENCY BANCORP                              COMMON STOCK

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Regency Shareholders:

     The board of directors of Regency Bancorp has called a special meeting of shareholders for September 28, 1999, at which you will be asked to consider and to vote upon the principal terms of a merger agreement providing for the merger of Regency with and into Zions Bancorporation.

     In the Zions/Regency merger, each of your shares of Regency common stock will be converted into the right to receive 0.3233 of a share of Zions common stock, subject to adjustment as described in the accompanying proxy statement/prospectus.

     The Zions/Regency merger is intended to be tax-free to Regency shareholders, except for taxes due on cash received for fractional shares.

     Your vote is very important. We cannot complete the Zions/Regency merger unless the Regency shareholders approve the principal terms of the Zions/Regency merger agreement at the special meeting.

     Since the date of the Zions/Regency merger agreement, Zions and First Security Corporation have entered into a merger agreement. In the Zions/First Security merger and related transactions, each share of Zions common stock will be converted into one share of First Security common stock and, immediately prior to the Zions/First Security merger, each share of First Security will be converted into 0.442 of a share of First Security common stock.

     Your board of directors has considered the change in circumstances occasioned by the execution of the First Security merger agreement and has unanimously reconfirmed its approval of the Zions/Regency merger agreement. The Regency board of directors believes that the Zions/Regency merger is in the best interests of Regency and its shareholders and strongly encourages you to vote "FOR" the merger proposal.

     Whether or not you plan to attend the special meeting, please take the time to complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the principal terms of the Zions/Regency merger agreement. If you fail to return your proxy card, the effect will be the same as a vote against the principal terms of the Zions/Regency merger agreement.


                                        /s/Steven F. Hertel
                                        -----------------------------
                                         Steven F. Hertel
                                         Chairman, President and
                                         Chief Executive Officer


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Zions common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
                               ------------------

         The date of this proxy statement/prospectus is August 27, 1999, and it is being mailed or otherwise delivered to Regency shareholders on or about such date.

                                 Regency Bancorp
                            7060 North Fresno Street
                            Fresno, California 93720



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 28, 1999

To the Shareholders of Regency Bancorp:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Regency Bancorp will be held at September 28, 1999 at 9:00 a.m. for the purpose of voting upon the principal terms of an Agreement and Plan of Merger, dated as of April 27, 1999, as amended, by and among Zions Bancorporation, Regency Bancorp and Regency Bank, pursuant to which Regency will merge with and into Zions.

         In the Zions/Regency merger, each of your shares of Regency common stock will be converted into the right to receive 0.3233 of a share of Zions common stock. However, that exchange ratio will be adjusted in the event that the Zions common stock price determined as of averaging periods near the signing of the Zions/Regency merger agreement and the closing of the Zions/Regency merger increases more on a percentage basis than does the KBW 50 Index measured over the same averaging periods plus 5%. In addition, the exchange ratio will be adjusted in the event that the Zions common stock price determined as of the same averaging periods decreases more on a percentage basis than does the KBW 50 Index measured over the same averaging periods minus 5%. See "The Merger--General" in the accompanying proxy statement/prospectus for a more complete discussion of the exchange ratio and how it may be adjusted. A copy of the Zions/Regency merger agreement is set forth as Appendix A to the accompanying proxy statement/prospectus.

         Only shareholders of record at the close of business on July 30, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. Approval of the Zions/Regency merger requires that a majority of the outstanding shares of Regency be voted at the special meeting in favor of the principal terms of the Zions/Regency merger agreement. The directors, executive officers and certain affiliates of Regency, who are entitled to vote approximately 33.08% of the outstanding shares of Regency common stock, have agreed to vote their shares in favor of the principal terms of the Zions/Regency merger agreement.

         Regency's board of directors unanimously recommends that shareholders vote "FOR" approval of the principal terms of the Zions/Regency merger agreement.

         To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you currently plan to attend the special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the special meeting.

         If holders of five percent or more of the outstanding shares of Regency common stock vote against the merger proposal and make a written demand on Regency for the purchase of dissenting shares and if certain other conditions are satisfied, such holders will be entitled to receive cash in an amount equal to the fair market value of their shares of Regency common stock as of April 27, 1999, in lieu of receiving the Zions common stock in the Zions/Regency merger. In order to do so, shareholders must comply with procedures specified by California law. See "The Merger--Dissenters' Rights" in the accompanying proxy statement/prospectus. The complete text of Chapter 13 of the California General Corporation Law, which relates to dissenters' rights, is set forth as Appendix C to the proxy statement/prospectus.

                                        By Order of the Board of Directors,



                                        /s/Roy Jura
                                        ---------------------
                                        Roy Jura
                                        Secretary
Fresno, California
August 27, 1999

                      REFERENCES TO ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business and financial information about Zions and Regency from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:


         Zions Bancorporation                 Regency Bancorp
         One South Main, Suite 1380           7060 North Fresno Street
         Salt Lake City, Utah  84111          Fresno, California  93720
         Attention:  Dale M. Gibbons          Attention:  Steven F. Hertel
         Telephone:  (801) 524-4787           Telephone:  (559)  438-2600

         You will not be charged for any of these documents that you request. If you would like to request documents, please do so by September 22, 1999 in order to receive them before the special meeting.

         See "Where You Can Find More Information" on page 79.

                                TABLE OF CONTENTS
                                                                            Page

REFERENCES TO ADDITIONAL INFORMATION..........................................i

QUESTIONS AND ANSWERS ABOUT THE ZIONS/REGENCY MERGER..........................1

SUMMARY  .....................................................................2
         Comparison of Unaudited Per Share Data...............................8
         Selected Financial Data of Zions ...................................10
         Selected Financial Data of Regency .................................12
         Unaudited Pro Forma Zions/First Security Financial Data.............13

FORWARD-LOOKING STATEMENTS...................................................15

SPECIAL MEETING..............................................................17
         General  ...........................................................17
         Record Date.........................................................17
         Solicitation and Revocability of Proxies............................17
         Vote Required.......................................................18
         Recommendation of Board of Directors................................18

THE MERGER...................................................................19
         General  ...........................................................19
         Background of the Zions/Regency Merger..............................20
         Reasons of Regency for the Zions/Regency Merger and
                  Recommendation of the Regency Board........................20
         Opinion of Regency Financial Advisor................................21
         Effective Time......................................................27
         Distribution of Zions Certificates..................................27
         Fractional Shares...................................................28
         Federal Income Tax Considerations of the Zions/Regency Merger ......28
         Management and Operations After the Zions/Regency Merger............30
         Post-Merger Compensation and Benefits...............................31
         Treatment of Outstanding Options....................................31
         Interests of Certain Persons in the Merger..........................31
         Conditions to Completion............................................32
         Regulatory Approvals................................................34
         Amendment, Waiver and Termination...................................36
         Conduct of Business Pending the Zions/Regency Merger................37
         Expenses and Fees...................................................39
         Accounting Treatment................................................39
         NASDAQ Listing of Zions Common Stock................................39
         Resales of Zions Common Stock.......................................39
         Stock Option Agreement..............................................40
         Shareholder Agreements..............................................43
         Dissenters' or Appraisal Rights.....................................43

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..................46

THE ZIONS/FIRST SECURITY MERGER..............................................57
         General  ...........................................................57
         First Security......................................................58
         Governance of First Security After the Zions/First Security Merger..58

DESCRIPTION OF ZIONS CAPITAL STOCK...........................................62
         Authorized Capital Stock............................................62
         Voting Rights.......................................................62
         The Zions Board.....................................................63
         Shareholder Rights Plan.............................................64
         Shareholder Meetings................................................64
         Amendment of Zions Articles and Bylaws..............................64
         Miscellaneous.......................................................65

CERTAIN DIFFERENCES IN THE RIGHTS OF ZIONS
         SHAREHOLDERS, REGENCY SHAREHOLDERS AND
         NEW FIRST SECURITY STOCKHOLDERS.....................................66

COMPARATIVE MARKET PRICES AND DIVIDENDS......................................77
         Zions    ...........................................................77
         Regency  ...........................................................77

EXPERTS  ....................................................................78

VALIDITY OF ZIONS COMMON STOCK...............................................79

OTHER MATTERS................................................................79

WHERE YOU CAN FIND MORE INFORMATION..........................................79

APPENDICES:

Appendix A --     Agreement and Plan of Merger, dated as of April 27, 1999, as amended, by and among Zions Bancorporation, Regency Bancorp and Regency Bank

Appendix B --     Stock Option Agreement, dated as of April 27, 1999, by
                  and between Zions Bancorporation and Regency Bancorp

Appendix C --     Chapter 13 of the CGCL

Appendix D --     Opinion of The Findley Group

              QUESTIONS AND ANSWERS ABOUT THE ZIONS/REGENCY MERGER

Q:   What do I need to do now?

A: Just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting to be held on September 28, 1999.

     Your vote is very important. A majority of the outstanding shares of Regency common stock must be voted at the special meeting in favor of the principal terms of the Zions/Regency merger agreement in order for the Zions/Regency merger to take place, and therefore you should return your signed proxy card as soon as possible.

     The Regency board of directors unanimously recommends voting "FOR" the principal terms of the proposed Zions/Regency merger.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger proposal.

Q:   Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:   Should I send in my stock certificates now?

A: No. After the Zions/Regency merger is completed, Zions will send you written instructions for exchanging your stock certificates for the consideration to be received.

Q:   When do you expect to merge?

A: We are working towards completing the Zions/Regency merger as quickly as possible. In addition to the approval of the Regency shareholders, we must also obtain certain regulatory approvals. We expect to complete the Zions/Regency merger in the fourth quarter of 1999.

Q: Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:   You should contact either:

     Zions Bancorporation
     One South Main, Suite 1380
     Salt Lake City, Utah  84111
     Attention:  Dale M. Gibbons
     Telephone:  (801) 524-4787

     or

     Regency Bancorp
     7060 North Fresno Street
     Fresno, California  93720
     Attention:  Steven F. Hertel
     Telephone:  (559) 438-2600

                                     SUMMARY
         This brief summary highlights selected information from the proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and the other documents to which we refer to fully understand the Zions/Regency merger. See "Where You Can Find More Information" on page 79. Each item in this summary refers to the page where that subject is discussed in more detail, if applicable. The Zions/Regency merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the Zions/Regency merger agreement because it is the legal document that governs the Zions/Regency merger.

Merger Consideration will be 0.3233 of a Share of Zions Common Stock, Subject to Adjustment (see page 19)

      When the Zions/Regency merger is complete, each share of Regency common stock will be converted into the right to receive 0.3233 of a share of Zions common stock. However, that exchange ratio will be adjusted in the event that the Zions common stock price, as compared to the KBW 50 Index price, increases or decreases on a percentage basis beyond specified thresholds, as described in the next paragraph.

      The exchange ratio will be adjusted in the event that the closing Zions common stock price stated as a percentage of $67.33 is greater than the closing KBW 50 Index price stated as a percentage of 579.47 plus 5%. In that event, the exchange ratio will be adjusted by multiplying 0.3233 by a fraction, the numerator of which is $67.33 multiplied by 1.05 and the denominator of which is the closing Zions common stock price. The exchange ratio will be adjusted in the event that the closing Zions common stock price stated as a percentage of $67.33 is less than the closing KBW 50 Index price stated as a percentage of
579.47 minus 5%. In that event, the exchange ratio will be adjusted by multiplying 0.3233 by a fraction, the numerator of which is $67.33 multiplied by
0.95 and the denominator of which is the closing Zions common stock price.

      When we refer to the closing Zions common stock price or the closing KBW 50 Index price, we mean the average of the Zions common stock price or the KBW 50 Index over a 15 day trading period ending on the third day before the date on which we complete the Zions/Regency merger. The KBW 50 Index is made up of 50 of the nation's most important banking companies, including both money center and major regional banks, and is considered to be representative of the price performance of the nation's largest banks.

      Generally, these adjustments protect a shareholder of Regency from having to absorb the effect of a significant decrease in the value of Zions common stock prior to the closing of the Zions/Regency merger if other bank holding company stocks whose prices are used to calculate the KBW 50 Index price do not similarly decline. However, these adjustments also prevent a shareholder of Regency from benefitting from the effect of a significant increase in the value of Zions common stock prior to the closing of the Zions/Regency merger if those other bank holding company stocks do not similarly increase.

Treatment of Regency Options (see page 31)

      At the completion of the Zions/Regency merger, each outstanding option to acquire shares of Regency common stock, whether exercisable or not, will be canceled in exchange for a payment to the holder of such option in shares of Zions common stock. Zions is also providing this proxy statement/prospectus to holders of Regency options as a prospectus for the offer and sale by Zions of shares of Zions common stock in connection with the cancellation of Regency options.

Tax Treatment (see page 28)

      We expect that for U.S. federal income tax purposes, you generally will not recognize any gain or loss upon the conversion of your shares of Regency common stock into shares of Zions common stock. You will, however, recognize income or gain to the extent your shares of Regency common stock are converted into cash in lieu of fractional shares of Zions common stock.

      We have conditioned the Zions/Regency merger on our receipt of legal opinions that the Zions/Regency merger will be treated as a reorganization for federal income tax purposes.

      This tax treatment may not apply to certain Regency shareholders, including shareholders who are non-U.S. persons. You should consult your own tax advisor for a full understanding of the Zions/Regency merger's tax consequences in your particular circumstances.

Regency Board Recommends Shareholder Approval (see page 18)

      Regency's board of directors has considered the change in circumstances occasioned by the execution of the Zions/First Security merger agreement and has unanimously reconfirmed its approval of the Zions/Regency merger agreement. Regency's board of directors believes that the Zions/Regency merger is in your best interests and recommends that Regency shareholders vote "FOR" approval of the principal terms of the Zions/Regency merger agreement.

Financial Advisor Says Exchange Ratio Fair to Regency Shareholders (see page 21)

      The Findley Group has served as financial advisor to Regency in connection with the Zions/Regency merger and has rendered an opinion to the Regency board of directors that the terms of the Zions/Regency merger are fair, from a financial point of view, to Regency shareholders. A copy of the opinion delivered by The Findley Group is attached to this document as Appendix D. You should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by The Findley Group in providing this opinion.

Special Meeting to Be Held on September 28, 1999 (see page 17)

      The special meeting of Regency share holders will be held at 9:00 a.m. on September 28, 1999, at Piccadilly Inn Hotels, Regency Rooms A and D, 2305 W. Shaw Avenue, Fresno, California. At the special meeting, Regency shareholders will be asked to vote to approve the principal terms of the Zions/Regency merger agreement that provides for the merger of Regency into Zions.

Record Date Set at July 30, 1999; Majority Vote of
Shareholders Required (see page 17)

      You can vote at the special meeting if you owned Regency common stock at the close of business on July 30, 1999. As of that date, there were 2,627,249 shares of Regency common stock entitled to be voted at the special meeting. Approval of the principal terms of the Zions/Regency merger agreement requires that a majority of the outstanding shares of Regency common stock be voted at the special meeting in favor of the merger proposal.

Certain Shareholders Have Agreed to Vote in Favor of Zions/Regency Merger (see page 43)

      The directors, executive officers and certain affiliates of Regency, who are entitled to vote approximately 33.08% of Regency's outstanding common stock, have entered into shareholder agreements with Zions. The shareholder agreements provide that these shareholders will vote their shares of Regency common stock in favor of the merger proposal.

      The directors and executive officers entered into the shareholder agreements in order to induce Zions to enter into the Zions/Regency merger agreement. The shareholder agreements could discourage other companies from trying to acquire Regency.

Dissenters' Rights (see page 43)

      If holders of five percent or more of the outstanding shares of Regency common stock vote against the merger proposal and make a written demand upon Regency for the purchase of dissenting shares and if certain other conditions are met, holders of Regency common stock may be entitled to dissenters' rights under Chapter 13 of the California General Corporation Law; Chapter 13 is attached to this proxy statement/prospectus as Appendix C. In that event, shareholders who vote against the merger proposal and who comply with the provisions of Chapter 13 will have the right to require the purchase of their shares of Regency common stock held by them for cash at the fair market value of those shares on the day before the merger was first publicly announced, or April 27, 1999. Under Chapter 13, the fair market value of those shares will exclude any appreciation or depreciation that results from the Zions/Regency merger. If you choose to exercise dissenters' rights with respect to your shares of Regency common stock, your failure to comply strictly with the provisions of Chapter 13 may result in a waiver or forfeiture of those dissenters' rights.

Information Regarding Zions and Regency

Zions Bancorporation
One South Main
Salt Lake City, Utah 84111

     Zions is a Utah corporation. It is the parent holding company for California Bank & Trust, the bank with which Regency Bank will merge at the closing of the Zions/Regency merger. Zions is also the parent holding company for Zions First National Bank, headquartered in Salt Lake City, Utah, and several other subsidiaries that engage in banking or banking-related services. Through its banking subsidiaries, Zions operated 340 branches in the states of Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington as of June 30, 1999. At that date, Zions had consolidated assets of $17.6 billion, deposits of $13.1 billion and shareholders' equity of $1.1 billion.

Regency Bancorp
7060 North Fresno Street
Fresno, California 93720

     Regency is a California corporation. Its principal subsidiary is Regency Bank, a California state-chartered bank which has served small and medium-sized businesses, professionals, merchants and individuals in and around Fresno, California since 1980. Regency Bank offers a full range of commercial banking services, including the acceptance of demand, savings and time deposits, and the making of commercial real estate (including real estate construction and residential mortgage), Small Business Administration, personal, home improvement, automobile and other installment and term loans. Regency is also the holding company for Regency Investment Advisors, a company that provides investment management and consulting services. At June 30, 1999, Regency had consolidated assets of $229.7 million, deposits of $202.8 million and shareholders' equity of $23.5 million.

Zions to Continue As Surviving Corporation (see page 19)

     Zions will be the surviving corporation immediately following the Zions/Regency merger. The directors and officers of Zions in office before the merger will initially serve as the directors and officers of Zions after the Zions/Regency merger.

Bank Merger to Occur Simultaneously With Closing (see page 19)

     Simultaneously with the completion of the merger of Regency with Zions, Regency Bank will be merged with California Bank & Trust. California Bank & Trust will be the surviving corporation in the bank merger. The bank merger cannot be completed until the regulatory approvals described below are received.

Zions To Merge With First Security (see page 57)

     Since the date of the Zions/Regency merger agreement, Zions and First Security Corporation have entered into a merger agreement as a result of which Zions will merge with and into First Security. In the Zions/First Security merger and related transactions, each share of Zions common stock will be converted into one share of First Security common stock and, immediately prior to the First Security merger, each share of First Security common stock will be converted into 0.442 of a share of First Security common stock.

     First Security is the nation's oldest multistate bank holding company and is the parent corporation for First Security Bank, N.A. and several other banking subsidiaries and subsidiaries that engage in banking-related services. Through its subsidiaries, First Security operated 333 branches in the states of California, Idaho, Nevada, New Mexico, Oregon, Utah and Wyoming as of June 30, 1999. At that date, First Security had consolidated assets of $22.1 billion, deposits of $13.0 billion and stockholders' equity of $1.7 billion.

     Effect of Zions/First Security Merger. If both the Zions/First Security merger and the Zions/Regency merger are completed, each share of Regency common stock ultimately would be converted into 0.3233 of a share of First Security common stock, subject to the same adjustments described above. If the

Zions/First Security merger were completed prior to the Zions/Regency merger, First Security would assume the rights and obligations of Zions under the Zions/Regency merger agreement. If, however, the Zions/Regency merger is completed prior to the Zions/First Security merger, the shares of Regency common stock would first be converted into shares of Zions common stock at the 0.3233 exchange ratio, as it may be adjusted, and then into shares of First Security common stock on a one share-for-one share basis. Finally, if the Zions/First Security merger is not completed after the Zions/Regency merger, the shares of Zions common stock received by Regency shareholders in the Zions/Regency merger will remain as such.

     We currently expect that the Zions/First Security merger, if it closes, will close after the Zions/Regency merger. If all conditions to the completion of the Zions/First Security merger are met, Regency shareholders would become stockholders of First Security. However, you will not be entitled to vote on the merger of Zions with First Security because you will not be shareholders of Zions on the record date for the special meeting of shareholders of Zions. Therefore, when voting on the principal terms of the Zions/Regency merger agreement and deciding whether to exercise dissenters' rights with respect to the Zions/Regency merger, you must consider the possibility that you will become stockholders of First Security.

     Conditions That Must Be Satisfied for the Zions/First Security Merger to Occur. The Zions/First Security merger is subject to various conditions, including:

o approval of the First Security merger agreement by the First Security stockholders and the Zions shareholders;

o receipt of all governmental and other consents and approvals that are necessary to permit completion of the Zions/First Security merger; and

o    other usual conditions.

     Zions cannot guarantee when or if the merger with First Security will be completed.

Zions To Acquire Pioneer Bancorporation

     Pioneer Bancorporation has entered into a merger agreement with Zions. Pioneer Bancorporation is the holding company for Pioneer Citizens Bank of Nevada, a Nevada state-chartered bank headquartered in Reno, Nevada. In the Zions/Pioneer merger, each share of Pioneer common stock will be converted into the right to receive a fraction of a share of Zions common stock having a value of $35.70, although that value is subject to adjustment. Based upon a price of $54.69 per share of Zions common stock as of August 25, 1999 (the latest practicable date prior to the mailing of this proxy statement/prospectus), Zions anticipates issuing up to approximately 5,400,000 shares of Zions common stock in the Zions/Pioneer merger with an approximate total value of $295,326,000 million. The Zions/Pioneer merger is subject to various conditions, including:

o    approval of the Pioneer merger agreement by the Pioneer shareholders;

o receipt of all governmental and other consents and approvals that are necessary to permit completion of the Zions/Pioneer merger; and

o    other usual conditions.

     Zions cannot guarantee when or if the merger with Pioneer will be completed.

Zions to Use Pooling-of-Interests Accounting Treatment (see page 39)

     Zions anticipates accounting for the Zions/Regency merger as a pooling of interests for financial reporting purposes. Zions has conditioned the Zions/Regency merger on receipt of the opinion of its independent auditors that the Zions/Regency merger will qualify for pooling-of-interests accounting treatment. However, the ability of Zions to account for the Zions/Regency merger as a pooling of interests is not a condition to the obligation of Zions to complete the merger.

Monetary Benefits to Management in the Zions/Regency Merger (see page 31)

     The directors and executive officers of Regency have interests in the Zions/Regency merger in addition to their interests as shareholders of Regency generally. For example:

o Some officers have entered into severance agreements and salary continuation agreements with Regency pursuant to which each may receive one or more payments as a result of the Zions/Regency merger.

o Some officers of Regency will enter into employment agreements with California Bank & Trust.

o Following the Zions/Regency merger, Zions will indemnify and provide liability insurance to the officers and directors of Regency.

o A director of Regency is also a principal of a financial advisor to Regency, which financial advisor will receive a fee in connection with the Zions/Regency merger.

     The Regency board of directors was aware of these interests and took them into account in approving the Zions/Regency merger agreement.

Conditions That Must be Satisfied for the Merger to Occur (see page 32)

     Completion of the Zions/Regency merger is subject to various conditions, including:

o approval of the principal terms of the Zions/Regency merger agreement by the Regency shareholders;

o receipt of all governmental and other consents and approvals that are necessary to permit completion of the Zions/Regency merger; and

o    other usual conditions.

     Certain of these conditions to the Zions/Regency merger may be waived by Zions or Regency, as applicable.

Regulatory Approvals We Must Obtain for the Zions/Regency Merger (see page 34)

     We cannot complete the Zions/Regency merger unless it is approved by the Board of Governors of the Federal Reserve System and unless the bank merger is approved by the Federal Deposit Insurance Corporation. Zions has submitted notices to the Federal Reserve regarding the Zions/Regency merger, and California Bank & Trust has filed an application with the Federal Deposit Insurance Corporation seeking approval of the bank merger. The bank merger also cannot be completed unless it is approved by the California Commissioner of Financial Institutions. California Bank & Trust has filed an application with the California Department of Financial Institutions seeking approval of the bank merger.

     Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Zions/Regency Merger Expected to Occur in Fourth Quarter of 1999

     The Zions/Regency merger will occur shortly after all of the conditions to its completion have been satisfied. It is currently anticipated that the Zions/Regency merger will occur in the fourth quarter of 1999.

Termination of the Merger Agreement (see page 35).

     Regency and Zions can agree to abandon the Zions/Regency merger (and terminate the Zions/Regency merger agreement) at any time prior to the time the Zions/Regency merger is completed, even if Regency's shareholders have approved the principal terms of the Zions/Regency merger agreement. Also, either Regency or Zions can decide, without the consent of the other, to abandon the Zions/Regency merger if any of the following occurs:

o The other party breaches a provision contained in the Zions/Regency merger agreement and does not (or cannot) correct the breach within 30 days.

o    The Zions/Regency merger has not been completed by December 31, 1999.

o Any regulatory authority denies an approval we need to complete the Zions/Regency merger or issues any order preventing the Zions/Regency merger.

o Regency's shareholders vote not to approve the principal terms of the Zions/Regency merger agreement.

     In addition, Zions may abandon the Zions/Regency merger if Regency's board of directors fails to make or withdraws its recommendation to Regency shareholders to approve the Zions/Regency merger agreement or modifies its recommendation in any way adverse to Zions or if Regency breaks its agreements not to initiate or negotiate an alternative transaction. Regency may abandon the

Zions/Regency merger if the Regency board determines to approve a definitive agreement with a third party which has made an acquisition proposal superior to Zions' proposal, so long as Regency provides written notice of its intention to terminate at least two business days in advance and pays Zions a termination fee of $1.8 million. The termination would also allow Zions to exercise its option to purchase up to 19.9% of Regency's common stock.

Stock Option Agreement (see page 40)

     In connection with the Zions/Regency merger agreement, Regency granted to Zions an option to purchase shares of Regency common stock under certain circumstances. Under the option, Zions may purchase up to 19.9% of the outstanding shares of Regency common stock at a price of $17.08 per share.

     Zions cannot exercise this option unless certain events occur. These events can generally be described as business combinations or acquisition transactions relating to Regency and certain related events (other than the merger we are proposing in this proxy statement/ prospectus). We do not know of any event that has occurred as of the date of this proxy statement/prospectus that would allow Zions to exercise this option.

     Regency agreed to grant the option to Zions in order to induce Zions to enter into the Zions/Regency merger agreement. The option could have the effect of discouraging other companies from trying to acquire Regency.

     The option agreement is attached to this document as Appendix B.

Share Information and Market Prices (see page 77)

     Zions common stock is quoted on the NASDAQ National Market under the symbol "ZION". Regency common stock is quoted on the NASDAQ National Market under the symbol "REFN". The following table sets forth the last sales prices of Zions common stock and Regency common stock and the equivalent price per share on April 27, 1999, the last trading day before we announced the Zions/Regency merger, and on August 25, 1999, the latest practicable date prior to the mailing of this proxy statement/prospectus.


                  Zions        Regency
                  Common        Common
                  Stock         Stock
                -------        -------
April 27,
1999            $  70.00       $ 20.00
August 18,      $  54.69       $ 17.50
1999


                       Equivalent Price Per
                   Share of Regency Common Stock
                   -----------------------------
                                  Giving Effect to
                 Giving Effect      Zions/Regency
                      to           and Zions/First
                 Zions/Regency     Security Merger
                  Merger (a)             (b)
                 -------------    ----------------
April 27,
1999               $ 22.63            $ 22.63
August 18,         $ 17.68            $ 17.68
1999


(a) Computed by multiplying the last sales price of a share of Zions common stock on the relevant date by an assumed exchange ratio of 0.3233.

(b) Computed based on the one share-for-one share exchange contemplated by the Zions/First Security merger.

The market prices of Zions, First Security and Regency common stock will fluctuate prior to the merger. You should obtain current market quotations for the common stock of Zions, First Security and Regency.

Comparison of Unaudited Per Share Data

         The following table shows information about our per share net income, cash dividends and book value, after giving effect to the merger, which we refer to as "pro forma" information. In presenting the pro forma information for certain time periods, we assumed that we merged as of the beginning of the period presented. The pro forma information gives effect to the merger under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. The pro forma equivalent per share data is derived by multiplying the pro forma comparative per share amounts by hypothetical exchange ratios based upon assumed stock and index prices.

         We expect that we will incur merger and integration charges. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

         The information in the following table should be read together with the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission. We have incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 79.

                                               Historical
                                            ----------------
                                             Zions   Regency           Pro Forma Combined                 Equivalent Pro Forma
                                            -------  -------   -----------------------------------    -----------------------------
Net income - basic:
     Six Months Ended June 30, 1999 .....   $  1.29   $0.93    $  1.31(1)   $  1.30(2)   $  1.31(3)   $0.42(1)   $0.46(2)   $0.40(3)
     Year Ended December 31, 1998 .......      1.93    1.40       1.96         1.96         1.96       0.63       0.70       0.60
     Year Ended December 31, 1997 .......      1.88   (0.68)      1.85         1.85         1.85       0.60       0.66       0.56
     Year Ended December 31, 1996 .......      1.69    0.55       1.69         1.69         1.69       0.55       0.60       0.52

Net income - diluted:
     Six Months Ended June 30, 1999 .....   $  1.27   $0.86    $  1.29(1)   $  1.28(2)   $  1.29(3)   $0.42(1)   $0.46(2)   $0.39(3)
     Year Ended December 31, 1998 .......      1.91    1.31       1.93         1.93         1.93       0.62       0.69       0.59
     Year Ended December 31, 1997 .......      1.84   (0.68)      1.79         1.79         1.79       0.58       0.64       0.55
     Year Ended December 31, 1996 .......      1.66    0.54       1.65         1.65         1.65       0.53       0.59       0.50

Cash dividends per share of common stock:
     Six Months Ended June 30, 1999 .....   $  0.43   $0.20    $  0.43(1)   $  0.43(2)   $  0.43(3)   $0.14(1)   $0.15(2)   $0.13(3)
     Year Ended December 31, 1998 .......      0.54    0.00       0.54         0.54         0.54       0.17       0.19       0.16
     Year Ended December 31, 1997 .......      0.47    0.00       0.47         0.47         0.47       0.15       0.17       0.14
     Year Ended December 31, 1996 .......     0.425    0.24      0.425        0.425        0.425       0.14       0.15       0.13

Book value per share of common stock
(period end):
     Six Months Ended June 30, 1999 .....   $ 13.81   $8.95    $ 13.96(1)   $ 13.94(2)   $ 13.97(3)   $4.51(1)   $4.96(2)   $4.26(3)
     Year Ended December 31, 1998 .......     12.89    8.56      13.04        13.02        13.04       4.22       4.63       3.98
     Year Ended December 31, 1997 .......     10.40    7.15      10.54        10.52        10.54       3.41       3.74       3.22
     Year Ended December 31, 1996 .......      9.04    7.41       9.15         9.15         9.16       2.96       3.26       2.80

(1)  Assumes on exchange ratio of 0.3233.

(2) Assumes an exchange ratio of 0.3558, which is what the exchange ratio would be based on a hypothetical closing Zions common stock price of $52 and a hypothetical closing KBW 50 Index price of $550.

(3) Assumes an exchange ratio of 0.3053, which is what the exchange ratio would be based on a hypothetical closing Zions common stock price of $82 and a hypothetical closing KBW 50 Index price of $600.

Selected Financial Data of Zions

     The following table presents selected historical financial data of Zions derived from Zions' previously filed financial statements. The interim financial information has been derived from unaudited financial statements of Zions. Zions believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

     The information in the following table should be read together with the historical financial information that Zions has presented in its prior filings with the SEC. Zions has incorporated this material into this proxy statement/prospectus by reference to those other filings. See "Where You Can Find More Information" on page 79.


                                        At or For the
                                      Six Months Ended
                                          June 30,                           At or For the Year Ended December 31,
                                  -------------------------   -------------------------------------------------------------------

                                      1999          1998          1998          1997          1996          1995          1994
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                          (In thousands, except per share data)
Consolidated Statements
of Income Data:
  Interest income .............   $   615,806   $   433,285   $   976,044   $   779,531   $   594,740   $   504,345   $   405,219
  Interest expense ............       274,359       194,989       432,281       367,000       257,015       231,854       172,514
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Net interest income ......       341,447       238,296       543,763       412,531       337,725       272,491       232,705
  Provision for loan
       losses .................         7,864         6,819        12,179         7,758         6,526         4,727         3,119
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Net interest income
     after provision for
     loan losses ..............       333,583       231,477       531,584       404,773       331,199       267,764       229,586
  Noninterest income ..........       124,088        92,558       200,713       146,374       122,007        95,771        79,030
  Noninterest expense .........       299,909       218,169       514,057       344,629       273,124       229,654       207,191
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Income before income
     taxes ....................       157,762       105,866       218,240       206,518       180,082       133,881       101,425
  Income taxes ................        54,029        33,886        70,862        72,218        59,664        43,818        32,643
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Net income before
     minority interest ........       103,733        71,980       147,378       134,300       120,418        90,063        68,782
  Minority interest ...........         2,074          --             531          --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net income ..................   $   101,659   $    71,980   $   146,847   $   134,300   $   120,418   $    90,063   $    68,782
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Earnings per common
     share:
     Basic ....................   $      1.29   $      0.98   $      1.93   $      1.88   $      1.69   $      1.38   $      1.10
     Diluted ..................   $      1.27   $      0.96   $      1.91   $      1.84   $      1.66   $      1.36   $      1.08
  Shares on which earnings
  per common share were
  based:
     Basic ....................        78,879        73,582        75,868        70,535        70,389        64,713        62,069
     Diluted ..................        80,017        74,688        76,988        72,813        72,158        65,960        63,109
  Cash dividends paid per
  common share ................   $      0.43   $      0.26   $      0.54   $      0.47   $     0.425   $    0.3525   $      0.29
Consolidated Balance
Sheet Data:
  Total assets ................   $17,605,736   $12,120,421   $16,648,921   $10,869,204   $ 8,224,326   $ 6,904,198   $ 5,713,717
  Loans, net of unearned income    11,046,662     6,279,359    10,633,492     5,668,902     4,503,153     3,533,366     2,791,396
  Deposits ....................    13,070,724     8,551,900    13,321,163     7,956,234     6,009,304     5,148,756     4,250,800
  Total shareholders'
     equity ...................     1,091,272       946,924     1,013,656       742,052       641,323       534,993       412,932

Selected Financial Data of Regency

         The following table presents selected historical financial data of Regency derived from Regency's previously filed financial statements or, in the case of the data as of and for the year ended December 31, 1994, from Regency Bank's financial statements. The interim financial information has been derived from unaudited financial statements of Regency. Regency believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

         The information in the following table should be read together with the historical financial information that Regency has presented in its prior filings with the SEC and with Regency Bank's historical audited financial statements. This material is incorporated into this proxy statement/prospectus by reference to those other filings. See "Where You Can Find More Information" on page 79.

                                        At or For the
                                      Six Months Ended
                                          June 30,                           At or For the Year Ended December 31,
                                  -------------------------   -------------------------------------------------------------------

                                      1999          1998          1998          1997          1996          1995          1994
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                          (In thousands, except per share data)
Consolidated Statements of
Operations Data:
  Interest income .............   $     9,743   $     8,818   $    18,636   $    15,286   $    13,227   $    12,841   $    10,708
  Interest expense ............         2,856         2,596         5,452         5,321         4,694         5,092         2,989
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Net interest income ......         6,887         6,222        13,184         9,965         8,533         7,749         7,719
  Provision for credit losses..           125           275           375         1,353          --             470           487
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Net interest income after
     provision for credit
     losses ...................         6,762         5,947        12,809         8,612         8,533         7,279         7,232
  Noninterest income ..........         1,339         1,163         2,962         2,687         3,109         1,883         4,026
  Noninterest expense .........         4,362         5,119         9,455        13,406         9,902        12,105         8,327
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
     Income (loss) before
        income taxes ..........         3,739         1,991         6,316        (2,107)        1,740        (2,943)        2,931
   Income taxes (benefit) .....         1,286           843         2,643          (833)          732        (1,176)        1,195
  Net income (loss) ...........   $     2,453   $     1,148   $     3,673   $    (1,274)  $     1,008   $    (1,767)  $     1,736
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Earnings per common
     share:
     Basic ....................   $      0.93   $      0.44   $      1.40   $     (0.68)  $      0.55   $     (0.98)  $      1.00
     Diluted ..................   $      0.86   $      0.41   $      1.31   $     (0.68)  $      0.54   $     (0.98)  $      0.94
  Shares on which earnings
     (loss) per common
     share were based:
     Basic ....................         2,625         2,623         2,624         1,860         1,818         1,805         1,734
     Diluted ..................         2,853         2,796         2,800         1,860         1,872         1,805         1,841
Cash dividends paid per
  common share ................   $      0.20          --            --            --     $      0.24   $      0.20   $      0.10
Consolidated Balance
Sheets Data:
  Total assets ................   $   229,680   $   205,632   $   231,967   $   198,241   $   181,058   $   163,682   $   155,802
  Loans, net of unearned income       153,972       141,402       147,588       126,430        99,770        94,529        89,589
  Deposits ....................       202,849       182,318       206,637       176,279       159,802       143,745       137,889
  Shareholders' equity ........        23,503        19,918        22,449        18,734        13,470        12,942        14,327

Unaudited Pro Forma Zions/First Security Financial Data

         The following table presents summary financial data for Zions and First Security after giving effect to the Zions/First Security merger, which we refer to as "pro forma" information. The pro forma financial data gives effect to the Zions/First Security merger under the pooling-of-interests accounting method in accordance with generally accepted accounting principles. In presenting the pro forma information for certain time periods, Zions assumed that Zions and First Security had been merged throughout those periods. Net income per share amounts and weighted average shares have been adjusted to reflect the conversion of each outstanding share of First Security common stock into 0.442 of a share of the combined company common stock to take place immediately prior to the completion of the Zions/First Security merger. The pro forma combined statement of income data for the year ended December 31, 1998 includes results of operations for The Sumitomo Bank of California for the nine months ended September 30, 1998, after giving effect to certain pro forma adjustments. Zions acquired Sumitomo in a transaction accounted for as a purchase on October 1, 1998.

         Zions expects that it will incur reorganization and restructuring expenses as a result of combining Zions and First Security. The unaudited pro forma statement of income information does not reflect any anticipated reorganization and restructuring expenses resulting from the Zions/First Security merger. Zions also anticipates that the Zions/First Security merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, Zions does not reflect any of these anticipated cost savings or benefits in the pro forma information. Finally, the pro forma financial information does not reflect any divestitures of branches or deposits that may be required in connection with the merger. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included.

         Zions bases the information in the following tables on the historical financial information of Zions and First Security that Zions and First Security have presented in their prior filings with the SEC. When you read the summary financial information provided in the following tables, you should also read the historical financial information and the more detailed financial information we provide in this proxy statement/prospectus, which you can find beginning at page 46, as well as the historical financial information in the other documents to which we refer. See "Where You Can Find More Information" on page 79. The information in the following table does not give effect to the Zions/Regency merger, the Zions/Pioneer merger or merger transactions that First Security expects to complete prior to the completion of the Zions/Regency merger or has recently completed, none of which are material to the pro forma financial information set forth below.

                                                 At or For the
                                                   Six Months       For the Year Ended December 31,
                                                     Ended      ---------------------------------------
                                                 June 30, 1999      1998          1997          1996
                                                  -----------   -----------   -----------   -----------
                                                      (In millions, except share and per share data)
Pro Forma Combined Statements of
   Income Data:
      Interest income .........................   $   1,363.0   $   2,652.4   $   1,992.9   $   1,634.1
      Interest expense ........................         651.7       1,273.3         954.4         742.3
         Net interest income ..................         711.3       1,379.1       1,038.5         891.8
      Provision for loan losses ...............          35.4          90.1          71.2          47.8
         Net interest income after
         provision for loan losses ............         675.9       1,289.0         967.3         844.0
      Noninterest income ......................         421.3         735.9         519.6         440.3
      Noninterest expense .....................         738.4       1,427.9         949.6         816.2
      Income before income taxes ..............         358.8         597.0         537.3         468.1
      Income taxes ............................         121.3         206.4         187.7         163.2
         Net income before minority interest ..         237.5         390.6         349.6         304.9
      Minority interest .......................           2.1           1.1          --            --
      Net income ..............................   $     235.4   $     389.5   $     349.6   $     304.9

      Earnings per common share:
         Basic ................................   $      1.45   $      2.42   $      2.30   $      2.03
         Diluted ..............................   $      1.42   $      2.36   $      2.23   $      1.97
Shares on which earnings per common
         share were based (in thousands):
         Basic ................................       162,684       159,978       151,078       149,839
         Diluted ..............................       166,085       163,868       156,229       153,921
  Pro Forma Combined Balance Sheet
  Data:
  Total assets ................................   $    39,674
  Loans, net of unearned income ...............        24,357
  Deposits ....................................        26,054
  Long-term borrowings ........................         3,096
  Total shareholders' equity ..................         2,610

                           FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of Zions, Regency and First Security. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements regarding the projected performance of Zions and First Security for the period following the completion of the Zions/First Security merger. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates" or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

         o the timing of the completion of the proposed Zions/Regency and Zions/First Security mergers and new operations being delayed or such activities being prohibited;

         o there may be increases in competitive pressure among financial institutions;

         o general economic conditions, either nationally or locally in areas in which Zions, First Security and Regency conduct their operations or conditions in securities markets may be less favorable than we currently anticipate;

         o combining the businesses of Zions and First Security and/or Zions and Regency may cost more than we expect or require greater than expected divestitures of branches or deposits as a result of the Zions/First Security merger;

         o expected cost savings from the Zions/First Security merger or the Zions/Regency merger not being fully realized or realized within the expected time frame;

         o legislation or regulatory changes which adversely affect the ability of the combined company resulting from one or both of the mergers to conduct, or the accounting for, business combinations and new operations;

         o the transition to the year 2000 may have an adverse impact on Zions, First Security, Regency or the banking industry in general;

         o integrating the businesses of Zions and First Security and/or Zions and Regency and retaining key personnel may be more difficult than we expect;

         o our revenues after either or both of the mergers may be lower than we expect;

         o we may lose more business or customers after the merger than we expect, or our operating costs may be higher than we expect; or

         o changes in the interest rate environment may reduce interest margins.

         Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Regency shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference.

         All subsequent written and oral forward-looking statements attributable to Regency or Zions or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Regency nor Zions undertakes any obligation to release publicly any revisions of such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                 SPECIAL MEETING

General

         The board of directors of Regency is providing this proxy statement/prospectus to the holders of Regency common stock for the solicitation of proxies for use at the special meeting of Regency shareholders and at any adjournments or postponements of that meeting. The special meeting is scheduled to be held at Piccadilly Inn Hotels, Regency Rooms A and D, 2305 W. Shaw Avenue, Fresno, California, 93711 at 9:00 a.m. on September 28, 1999. The purpose of the meeting is to consider and vote on the approval of the principal terms of the merger agreement.

         Zions is also providing this proxy statement/prospectus to Regency shareholders as a prospectus for the offer and sale by Zions of shares of Zions common stock to Regency shareholders in connection with the merger of Regency into Zions.

Record Date

         The Regency board has fixed the close of business on July 30, 1999 as the record date for determining which Regency shareholders are entitled to receive notice of and to vote at the special meeting. As of the record date, there were issued and outstanding 2,627,249 shares of Regency common stock. Only holders of record of Regency common stock as of the record date are entitled to notice of and to vote at the special meeting.

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes (as described below) will be counted solely for the purpose of determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the approval of the principal terms of the Zions/Regency merger agreement in the absence of specific instructions from such customers. We refer to these as "broker non-votes". Abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the principal terms of the Zions/Regency merger agreement.

Solicitation and Revocability of Proxies

         Proxies in the form accompanying this document are being solicited by the Regency board. Shares represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. Except for broker non-votes, if no instructions are indicated, such proxies will be voted "FOR" approval of the principal terms of the Zions/Regency merger agreement and, as determined by a majority of the Regency board, as to any other matter that may come before the special meeting. Those other matters may include, among other things, a motion to adjourn or postpone the special meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise. No proxy with instructions to vote against the proposal to approve the principal terms of the Zions/Regency merger agreement, however, will be voted in favor of any adjournment or postponement of the special meeting.

         In addition to solicitation by mail, directors, officers and employees of Regency, none of whom will be specifically compensated for such services but may be reimbursed for reasonable out-of-pocket expenses in connection therewith, may solicit proxies from shareholders of Regency personally or by telephone, fax or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending such material to beneficial owners.

         A shareholder who has given a proxy may revoke it at any time prior to its exercise at the special meeting by:

     o    giving written notice of revocation to the Secretary of Regency,

     o    properly submitting a duly executed proxy bearing a later date, or

     o    voting in person at the special meeting.

All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Regency Bancorp, 7060 North Fresno Street, Fresno, California 93720, Attention: Secretary. A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. A proxy appointment will not be revoked by the death or incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of Regency or other person responsible for tabulating votes on behalf of Regency.

Vote Required

         Approval of the principal terms of the Zions/Regency merger agreement requires the affirmative vote at the special meeting of a majority of the outstanding shares of Regency common stock.

         As of the record date, Zions held no shares of Regency common stock and none of Zions' directors or executive officers or their affiliates held any shares of Regency common stock. The directors, executive officers and certain affiliates of Regency are entitled to vote approximately 33.08% of the outstanding shares of Regency common stock. As an inducement to Zions to enter into the Zions/Regency merger agreement, these directors, executive officers and affiliates have already agreed to vote their shares in favor of the merger proposal.

         Regency shareholders will not be able to vote directly on the Zions/First Security merger if the Zions/Regency and Zions/First Security mergers are completed on their expected time tables. For that reason, when voting on the principal terms of the Zions/Regency merger agreement and deciding whether to exercise dissenters' rights with respect to the Zions/Regency merger, you must consider the possibility that you may become stockholders of First Security.

Recommendation of Board of Directors

         The Regency board of directors has unanimously approved the Zions/Regency merger agreement and has determined that the Zions/Regency merger is in the best interests of Regency and its shareholders. The Regency board has also considered the change of circumstances occasioned by the execution of the Zions/First Security merger agreement and has reconfirmed its approval of the Zions/Regency merger in light of those circumstances. The Regency board, therefore, recommends that shareholders of Regency vote "FOR" approval of the merger proposal. Please see "The Merger--Reasons of Regency for the Zions/Regency Merger and Recommendation of the Regency Board."

                                   THE MERGER

         The following information describes certain information pertaining to the merger. This description is not complete and is qualified in its entirety by reference to the Appendices attached to this proxy statement/prospectus, which are incorporated herein by reference. We urge you to read the Appendices in their entirety.

General

         The Zions/Regency merger agreement provides for a transaction in which Regency will merge into Zions. Zions will be the surviving corporation of the Zions/Regency merger and immediately following the Zions/Regency merger will continue to operate under its existing articles of incorporation and by-laws and initially with the same officers and directors. When the Zions/Regency merger is completed, each share of issued and outstanding Regency common stock will cease to be outstanding and (excluding any shares held by Regency or Zions or their subsidiaries and excluding shares with respect to which dissenters' rights are asserted) will be converted into the right to receive 0.3233 of a share of Zions common stock, subject to adjustment. The exchange ratio will be subject to the following adjustments:

         o The exchange ratio will be adjusted in the event that the closing Zions common stock price stated as a percentage of $67.33 is greater than the closing KBW 50 Index price stated as a percentage of $579.47 plus 5%. In that event, the exchange ratio will be adjusted by multiplying 0.3233 by a fraction, the numerator of which is $67.33 multiplied by 1.05 and the denominator of which is the closing Zions common stock price.

         o The exchange ratio will be adjusted in the event that the closing Zions common stock price stated as a percentage of $67.33 is less than the closing KBW 50 Index price stated as a percentage of $579.47 minus 5%. In that event, the exchange ratio will be adjusted by multiplying 0.3233 by a fraction, the numerator of which is $67.33 multiplied by 0.95 and the denominator of which is the closing Zions common stock price.

When we refer to the closing Zions common stock price or the closing KBW 50 Index price, we mean the average of the Zions common stock price or the KBW 50 Index over a 15 day trading period ending on the third day before the date on which we complete the Zions/Regency merger. The KBW 50 Index is made up of 50 of the nation's most important banking companies, including both money center and major regional banks, and is considered to be representative of the price performance of the nation's largest banks.

         Generally, these adjustments protect a non-dissenting shareholder of Regency from having to absorb the effect of a significant decrease in the value of Zions common stock prior to the closing of the Zions/Regency merger if other bank holding company stocks whose prices are used to calculate the KBW 50 Index price do not similarly decline. However, these adjustments also prevent a shareholder of Regency from benefitting from the effect of a significant increase in the value of Zions common stock prior to the closing of the Zions/Regency merger if those other bank holding company stocks do not similarly increase.

         The Zions/Regency merger agreement provides that Zions may change the way it combines with Regency, provided that it cannot alter the consideration to be received by Regency shareholders, adversely affect the tax treatment for Regency shareholders or materially impede or delay the Zions/Regency merger.

         Zions and Regency expect to merge Regency Bank with California Bank & Trust on or about the time they complete the Zions/Regency merger.

Background of the Zions/Regency Merger

         The Regency board of directors has been considering various alternatives to increase the value of Regency and provide a return to its shareholders. To assist in exploring possible strategic alternatives for increasing the value of Regency, the board of directors retained Belle Plaine Financial LLC on July 23, 1998. Thereafter, the board of directors considered various strategic alternatives with the assistance of Belle Plaine, including the possibility of a business combination.

         After considering such alternatives, the Regency board of directors instructed Belle Plaine to investigate Zions' interest in acquiring Regency. The parties executed a confidentiality agreement dated February 13, 1999 pursuant to which certain information regarding Regency, Regency Bank and their respective subsidiaries was provided to Zions. Zions expressed interest in making a proposal to acquire Regency and commenced due diligence on April 9, 1999. After Zions completed its due diligence reviews of Regency, Regency Bank and their respective subsidiaries, Zions further expressed interest in proceeding with negotiations for a possible merger transaction with Regency.

         The Regency board of directors determined to proceed to negotiate with Zions and authorized its management to commence negotiating a definitive agreement with Zions. The board of directors also approved the engagement of The Findley Group to act as financial advisor to evaluate the fairness of the terms of the Zions/Regency merger, from a financial point of view, to the Regency shareholders in connection with the proposed merger transaction pursuant to an engagement letter dated April 21, 1999.

         Negotiations continued and a draft definitive agreement was ultimately presented to the boards of directors of Regency and Regency Bank for review at a joint special meeting held on April 22, 1999. Various matters requiring negotiation and resolution resulted in further negotiations and a further revised definitive agreement was presented to the boards of directors for review at a joint special meeting held the morning of April 27, 1999. Following review and discussion, the additional remaining matters requiring resolution were negotiated during the day and a subsequent joint special meeting of the boards of directors was held the evening of April 27, 1999, after which the boards of directors of Regency and Regency Bank authorized management to execute the document, subject to receipt of a fairness opinion from Regency's financial advisor. The Zions/Regency merger agreement was executed by Regency, Regency Bank and thereafter by Zions the evening of April 27, 1999.

Reasons of Regency for the Zions/Regency Merger and Recommendation of the Regency Board

         The board of directors of Regency believes that the Zions/Regency merger is fair to and in the best interests of the shareholders of Regency. In reaching their conclusion to approve the Zions/Regency merger, the board of directors of Regency considered numerous factors, including the following:

         (1) The opinion of The Findley Group that the terms of the Zions/Regency merger are fair, from a financial point of view, to Regency shareholders; in this regard, the board of directors considered the premium represented by the consideration offered to Regency shareholders in relation to the book value per share of Regency common stock;

         (2) The Regency board of directors' review of the provisions of the Zions/Regency merger agreement and related agreements and the transactions contemplated by those agreements with Belle Plaine, The Findley Group and with legal advisors and, as applicable, accounting advisors, to Regency and Regency Bank;

         (3) The fact that the Zions/Regency merger will be tax-deferred for federal income tax purposes to the holders of Regency common stock, other than in respect of cash paid in lieu of fractional shares and cash paid upon exercise, if any, of dissenters' rights;

         (4) The market liquidity and dividend history of Zions common stock;

         (5)      The current financial condition and prospects of Zions;

         (6) The current financial condition and prospects of Regency and Regency Bank;

         (7) The current and prospective economic and regulatory environment, burdens and constraints affecting banking organizations and commercial banks such as Regency and Regency Bank and the changing competitive environment for banking services;

         (8) The probable impact of the Zions/Regency merger on customers and employees and the communities served by Regency and Regency Bank, and their respective subsidiaries; and

         (9) The effect of the proposed Zions/First Security merger on each of the foregoing factors.

         The board of directors of Regency did not assign relative weights to the factors above or determine that any factor was of particular importance. Rather, the Regency board made recommendations based on the totality of the information presented to and considered by them.

         The Regency board of directors unanimously recommends that the Zions/Regency merger agreement and related agreements and the transactions contemplated by those agreements, including the Zions/Regency merger, be approved by Regency shareholders.

Opinion of Regency Financial Advisor

     Regency has retained The Findley Group to act as its financial advisor in connection with the Zions/Regency merger pursuant to an engagement letter dated April 21, 1999 that was amended on June 24, 1999 after the announcement of the Zions/First Security merger. Findley initially rendered to the Regency board of directors a written opinion dated April 27, 1999, pursuant to the terms of the Zions/Regency merger agreement that, subject to the assumptions and limitations set forth therein, the terms of the Zions/Regency merger were fair, from a financial point of view, to the holders of the Regency common stock. After the issuance of the April 27, 1999 written opinion, Zions announced the proposed Zions/Pioneer merger and the Zions/First Security merger. Due to the substantial impact on Zions of the Zions/First Security merger, Findley reviewed publicly available information concerning the proposed Zions/First Security merger and the impact on the holders of Regency common stock. On June 24, 1999, Findley met with the Regency board of directors and representatives of Zions to discuss the proposed Zions/First Security merger and expectations for the new First Security after the completion of the Zions/First Security merger. As of August 18, 1999, Zions and Regency amended the Zions/Regency merger agreement to change the amount, from 15% to 5%, by which the closing Zions common stock price stated as a percentage of $67.33 must deviate from the closing KBW 50 Index price stated as a percentage of $579.47 before an adjustment will be made to the exchange ratio and eliminated as a condition to Zions' obligation to complete the Zions/Regency merger that Zions receive a letter from its independent accountants stating that the Zions/Regency merger will qualify for pooling-of-interests accounting treatment. On August 27, 1999 Findley affirmed his written opinion of April 27, 1999, pursuant to the terms of the Zions/Regency merger agreement that, subject to the assumptions and limitations set forth therein, the terms of the Zions/Regency merger are fair, from a financial point of view, to the holders of the Regency common stock. A copy of the Findley opinion dated August 27, 1999 is attached as Appendix D to this proxy statement/prospectus and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. This opinion is addressed to the board of directors of Regency and does not constitute a recommendation to any shareholder of Regency as to how such shareholder should vote at the special meeting.

         In connection with its fairness opinion, Findley, among other things:

         (a) reviewed certain publicly available financial and other data with respect to Regency and Zions, including the consolidated financial statements for recent years and interim periods to June 30, 1999, and certain other relevant financial and operating data relating to Regency and Zions made available to Findley from published sources and from the internal records of Regency;

         (b)      reviewed the Zions/Regency merger agreement, as amended;

         (c) reviewed certain historical market prices and trading volumes of Regency and Zions common stock;

         (d) compared Regency and Zions from a financial point of view with certain other banks and bank holding companies that Findley deemed to be relevant;

         (e) considered the financial terms, to the extent publicly available, of selected recent business combinations of banks and bank holding companies that Findley deemed to be comparable, in whole or in part, to the merger of Zions and Regency;

         (f) reviewed and discussed with representatives of the management of Regency certain information of a business and financial nature regarding Regency and Zions furnished to Findley by Regency, including financial forecasts and related assumptions of Regency and Zions;

         (g) made inquiries regarding and discussed the Zions/Regency merger and the Zions/Regency merger agreement and other matters related to the Zions/Regency merger and the Zions/Regency merger agreement with Regency's counsel;

         (h) reviewed publicly available information concerning the Zions/Pioneer merger and the Zions/Pioneer merger agreement related to the Zions/Pioneer merger;

         (i) reviewed publicly available information concerning the Zions/First Security merger, inclusive of the Zions/Regency merger agreement related to the Zions/First Security merger and publicly available earnings projections for the combined company expected to result from the Zions/First Security merger; and

         (j) performed such other analyses and examinations as Findley deemed appropriate.

For its evaluation, Findley used an assumed exchange ratio under the terms of the Zions/Regency merger agreement of 0.3233, except as specifically noted.

         Contribution Analysis. Findley analyzed the contribution of each of Regency and Zions to, among other things, common equity and net income of the pro forma combined company for the period ending December 31, 1998 before taking into consideration either the Zions/Pioneer merger or the Zions/First Security merger. The following table presents the results of this analysis with respect to the combined company's deposits, shareholder equity (before cost savings and revenue enhancements), net loans and net income as of or for the year ended December 31, 1998:


                                               Zions           Regency
                                              -------          -------
Deposits.................................      98.47%           1.53%
Shareholders' equity.....................      97.83            2.17
Net loans................................      98.60            1.40
Net income...............................      97.56            2.44

Based upon the stock consideration to be paid in the Zions/Regency merger as provided in the Zions/Regency merger agreement prior to the Zions/Pioneer merger or the Zions/First Security merger, the Regency shareholders would own approximately 1.18% of the combined company before giving effect to all outstanding options and warrants. While the Regency shareholders would own less of the combined company than what was contributed, as identified above, Findley determined that the liquidity of Zions common stock offset this contribution dilution. Under the Zions/First Security merger, Regency shareholders will benefit from the accretion of Zions shareholders' equity which will reduce the gap between the deposits, shareholders' equity, net loans and net income contributed to the combined company and the ownership of the Regency shareholders in the combined company.

         Discounted Cash Flow Analysis. Findley examined the results of a discounted cash flow analysis designed to compare the exchange ratio with the present value, under certain assumptions, that would be attained if Regency remained independent through 2002 and was at that time then acquired by a larger financial institution. The cash flows for the combined company assumed an exchange ratio of 0.3233 of a share of Zions common stock for each share of Regency common stock. The results produced in the analysis did not purport to be indicative of actual values or expected values of Regency or the combined company at such future date.

         The discount rates used ranged from 10% to 14%. For the Regency stand-alone analysis, the terminal price multiples applied to the 2002 estimated earnings per share ranged from 12.0 to 20.0. The lower levels of the price to earnings values multiples range reflected an estimated future trading range of Regency or the combined company, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of Regency or the combined company to a larger financial institution.

         For the Regency stand-alone analysis, the cash flows were comprised of the projected stand-alone dividends of $0.40 per share in years 1999 through 2002 plus the terminal value of Regency common stock at the year-end 2002 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the 2002 projected Regency earnings per share). An analysis was done for Zions prior to the announcement of the Zions/Pioneer merger and the Zions/First Security merger based upon a 10% to 25% increase in Zions' market value per year from 1999 to 2002, assuming a starting price for Zions stock of $67.50. The discount rates described above were then applied to these cash flows to obtain the present values per share of Regency common stock.

         Findley utilized this discounted cash flow analysis to make certain comparisons regarding future potential values for Regency common stock. Findley compared the equivalent per share value for a share of Regency common stock implied by an assumed exchange ratio of 0.3233 with values for a share of Regency common stock derived from the discounted cash flow analysis described above based on the following sets of assumptions:

         o a most likely scenario, without giving effect to the announcement of the Zions/Pioneer merger and the Zions/First Security merger, that assumed that projected earnings for Regency would be achieved, that Zions common stock would increase at a minimum of 15% per annum, a present value discount rate of 12% and a terminal price to earnings value multiple of 18.0x and that Regency remains independent through 2002 and is then acquired by a larger financial institution at an earnings value multiple of 18.0x ("Case I");

         o a scenario that assumed that the Zions/Regency merger is consummated, that the combined company remains independent through 2002, that the value of Zions common stock increases at a minimum of 15% per year from an assumed starting value per share of $65.00 per share at closing and an increase in the announced cash dividend level of Zions to $1.16 per share per year ("Case II"); and

         o a scenario that the Zions/Regency merger and the Zions/First Security merger are consummated, that the combined company to result from the Zions/First Security merger remains independent through 2002, that the market value of Zions common stock is trading at a price to last 12 months earnings of 26, estimated earnings for 2002 for the combined company to result from the Zions/First Security merger of $4.65 per share and an increase in the announced cash dividend level of Zions to $1.16 per share per year ("Case III").

The estimated earnings for 2002 are based on publicly available earnings estimates for 2001 of $4.04 per share, increased by 15%. The following table presents the results of that comparison:


                          Implied Value Based
                           on Exchange Ratio      Case I    Case II   Case III
                         ---------------------    ------    -------   --------
Value per share of
Regency common
stock........            $21.82(a)    $19.91(b)    $25.04    $23.71    $28.77

---------------
(a)      Based on an assumed per share price for Zions common stock of $67.50.

(b) Based on an assumed per share price for Zions common stock of $54.00, the price on August 13, 1999 and an assumed adjustment of the exchange ratio to 0.3682.

         These analyses do not purport to be indicative of actual values or expected values of the shares of Regency common stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected earnings raised (lowered) the resulting present value for a given level of Regency earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

         Analysis of Selected Bank Merger Transactions. Findley reviewed the consideration paid in recently completed transactions in which certain banks and bank holding companies were acquired. Specifically, Findley reviewed 88 transactions involving acquisitions of selected banks in California completed since January 1, 1996 (the "California Acquisitions"). Findley analyzed California bank merger and acquisition transactions where the total target asset size was at least $50 million and less than $250 million for the period January 1, 1998 to December 31, 1998. The transactions analyzed were:

         o    Harbor Bancorp and City National Corporation
         o    California Community Bancshares Corp and Sierra West Bancorp
         o    DNB Financial Corp and BYL Bancorp
         o    Republic Bank and First Banks Inc.
         o    Bank of Los Angeles and Western Bancorp
         o    First Sate Bank of Southern California and Popular Inc.
         o    Downey Bancorp and California Financial Bancorp
         o    Channel Islands Bank and Americorp
         o    PNB Financial Group Inc. and Western Bancorp, and
         o    The Bank of Orange County and California Financial Bancorp

For each bank acquired in such transactions, Findley compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of book value) to deposits, purchase price to book value and purchase price to previous year's earnings. Findley compared the information with respect to those transactions to the ratios implied by the Zions/Regency merger based on two sets of assumptions:

         o that the exchange ratio would result in the receipt of a fraction of a share of Zions common stock with a value of $21.82 using a value for a share of Zions common stock of $67.50, before the announcement of the Zions/Pioneer merger and the Zions/First Security merger ("Case A"), and

         o that the exchange ratios would result in the receipt of a fraction of a share of Zions common stock with a value of $19.91 using a value for a share of Zions common stock of $54.06, after announcement of the Zions/Pioneer merger and the Zions/First Security merger and an assumed adjustment of the exchange ratio to 0.3682 pursuant to the Zions/Regency merger agreement ("Case B").

         The following table presents the results of that analysis:


                                                Zions/Regency Merger
                                     ------------------------------------------
                                                   10 Selected
                                      California    California
                                     Transactions  Transactions  Case A  Case B
                                     ------------  ------------  ------  ------
Premium to deposits....................  6.93%        11.45%     17.18%  15.02%
Ratio of purchase price to book value..  1.68x         2.18x      2.31x   2.10x
Ratio of purchase price to previous
years earnings......................... 16.95x        21.17x     17.33x  15.81x


Findley determined that while the ratio of purchase price to book value and the ratio of purchase price to 1998 earnings was below the median ratios for the 10 California bank merger and acquisition transactions identified above, the location of Regency in the central valley of California and the size of Regency would reduce Regency's overall value as compared to the 10 California transactions.

         No other company or transaction used in the above analysis as a comparison is identical to Regency, Zions or the Zions/Regency merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Regency, Zions and the Zions/Regency merger are being compared.

     Comparable Company Analysis. Using public and other available information, Findley compared certain financial ratios of Regency, including the ratio of net income to average total assets ("return on average assets"), the ratio of net income to average total equity ("return on average equity"), the ratio of average equity to average assets and certain credit ratios for the year ending December 31, 1998 to a peer group consisting of 20 selected banks and bank holding companies located in California. No company used in the analysis is identical to Regency or Zions. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that Regency performed ahead of peer group level on the basis of profitability in 1998. Regency's return on average assets and return on average equity for 1998 were ahead of peer group levels, inclusive of its interest spread factors (interest earned on assets minus interest paid on liabilities). Regency's performance in 1998 showed better than peer group levels concerning non-performing assets. Regency's non-interest expense, inclusive of payroll expense, facilities expense and other related non-interest expenses was lower than peer group level.

         The foregoing summarizes the material portions of Findley's report, but does not purport to be a complete description of the presentation by Findley to Regency's board of directors or of the analyses performed by Findley. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Regency board of directors.

         In performing its analyses, Findley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Zions or Regency. The analyses performed by Findley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley's analysis of the fairness, from a financial standpoint, of the terms of the Zions/Regency merger to Regency's shareholders and were provided to the Regency board of directors in connection with the delivery of Findley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley used in its analyses various projections of future performance prepared by the management of Regency. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         In rendering its fairness opinion, Findley relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley for purposes of its opinion. Findley did not make an independent evaluation or appraisal of the assets and liabilities of Zions, Regency or any of their respective subsidiaries. Regency did not impose any limitations or restrictions with respect to the scope of Findley's investigation or the procedures or methods it followed, or with regard to any other matters relating to Findley's rendering of the opinion regarding the fairness of terms of the Zions/Regency merger. Findley did participate in negotiations regarding the Zions/Regency merger agreement.

         Regency's board of directors selected and instructed Findley to render an opinion with respect to the fairness of the terms of the Zions/Regency merger to Regency's shareholders from a financial point of view based on its belief that Findley is experienced and qualified in such matters. Findley has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, Findley has been involved in the creation, development, merger and acquisition of hundreds of financial institutions.

         Pursuant to its engagement letter with Findley which was amended on June 24, 1999, Regency agreed to pay Findley a fee of $35,000 for Findley's services rendered to Regency in connection with the fairness opinion plus time and expenses identified with updates to the fairness opinion and commenting on applications or the Registration Statement of which this proxy statement/prospectus is a part. Regency has agreed to indemnify Findley against certain liabilities and expenses in connection with its services as financial advisor to Regency.

Effective Time

     The Zions/Regency merger will be consummated if the principal terms of the Zions/Regency merger agreement are approved by the Regency shareholders, Zions and Regency obtain all required consents and approvals and all other conditions to the merger are either satisfied or waived. The Zions/Regency merger will become effective on the date and at the time that articles of merger are filed with the Utah Division of Corporation and Commercial Code and officers' certificates of Zions and Regency, with a copy of the agreement of merger attached, are filed with the Secretary of State of the State of California, or such later date or time as may be indicated in such documents. Zions and Regency have generally agreed to cause the Zions/Regency merger to be completed after August 15, 1999 and within 10 days after the last of the conditions to the consummation of the Zions/Regency merger have been satisfied or waived (or, at Zions' election, on the last business day of the month in which such tenth day occurs, or on any other date as Zions and Regency agree in writing). Zions and Regency each has the right to terminate the Zions/Regency merger agreement if the merger is not completed by December 31, 1999. See "The Merger--Amendment, Waiver and Termination."

Distribution of Zions Certificates

         Not later than three days after the completion of the Zions/Regency merger, Zions will send transmittal materials to each Regency shareholder with instructions for exchanging his or her certificates representing shares of Regency common stock for shares of Zions common stock and cash in lieu of fractional shares. The exchange agent will deliver certificates for Zions common stock and/or a check for any fractional share interests or dividends or distributions once it receives the certificates representing a holder's shares of Regency common stock. No party will be liable to any shareholder for any property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Zions will not pay any dividends or other distributions with respect to Zions common stock with a record date occurring after the completion of the Zions/Regency merger to any former Regency shareholder who has not exchanged his or her certificates representing Regency common stock. After exchanging his or her certificates for Zions stock certificates, all paid dividends and other distributions and, if applicable, a check for the amount to be paid for any fractional shares will be delivered to such shareholder, in each case without interest. In addition, no former Regency shareholder will be eligible to vote the shares of Zions common stock, if any, he or she is entitled to receive until he or she has exchanged his or her certificates representing Regency common stock for Zions common stock.

         After the completion of the Zions/Regency merger, there will be no transfers of shares of Regency common stock on Regency's stock transfer books. If certificates representing shares of Regency common stock are presented for transfer after the completion of the Zions/Regency merger, the exchange agent or Zions will cancel and exchange them for certificates representing shares of Zions common stock and a check for the amount to be paid for fractional shares of Zions common stock, if any.

Fractional Shares

         Zions will not issue any fractional shares of Zions common stock. Instead, a Regency shareholder who would otherwise have received a fraction of a share of Zions common stock will receive cash without interest for that fractional share interest. The amount of cash received will be determined by multiplying the fraction of Zions common stock the shareholder would have been entitled to receive by the average of the closing prices of Zions common stock, as reported on the NASDAQ National Market, for the 15 NASDAQ trading days immediately preceding the date the Zions/Regency merger is completed. Holders will not be entitled to dividends, voting rights or any other rights as a shareholder with respect to any fractional shares.

Federal Income Tax Considerations of the Zions/Regency Merger

         The following section describes the material U.S. federal income tax consequences of the Zions/Regency merger to holders of Regency common stock who hold Regency common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and is the opinion of Sullivan & Cromwell, counsel to Zions. This section does not apply to particular classes of taxpayers, such as:

          o    financial institutions,

          o    insurance companies,

          o    tax-exempt organizations,

          o    dealers in securities or currencies,

          o traders in securities that elect to use a mark to market method of accounting,

          o persons that hold Regency common stock as part of a straddle or conversion transaction,

          o persons who are not citizens or residents of the United States, and

          o shareholders who acquired their shares of Regency common stock through the exercise of an employee stock option or otherwise as compensation.

The following represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this proxy statement/prospectus. All shareholders should consult with their own tax advisors as to the tax consequences of the Zions/Regency merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in those tax laws.

         Tax Consequences of the Zions/Regency Merger Generally. It is a condition to the Zions/Regency merger that Zions receive an opinion of its counsel, Sullivan & Cromwell, that:

          o the Zions/Regency merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and

          o each of Zions and Regency will be a party to that reorganization within the meaning of Section 368(b) of the Code.

It is also a condition to the Zions/Regency merger that Regency receive an opinion of Sullivan & Cromwell that:

          o the Zions/Regency merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,

          o each of Zions and Regency will be a party to that reorganization within the meaning of Section 368(b) of the Code,

          o no gain or loss will be recognized by shareholders of Regency who receive shares of Zions common stock in exchange for shares of Regency common stock, except with respect to cash received in lieu of fractional share interests,

          o the holding period of Zions common stock received in exchange for shares of Regency common stock will include the holding period of the Regency common stock for which it is exchanged, assuming the shares of Regency common stock are capital assets in the hands of the holder thereof at the closing of the Zions/Regency merger, and

          o the basis of the Zions common stock received in the Zions/Regency merger will be the same as the basis of the Regency common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

In rendering these opinions, Sullivan & Cromwell may require and rely upon representations contained in letters to be received from Regency, Zions and Regency shareholders. Neither of these tax opinions will be binding on the Internal Revenue Service, but neither Zions nor Regency intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Zions/Regency merger.

         Based on the above assumptions and qualifications and certain representations of Zions and Regency, for U.S. federal income tax purposes:

          o the Zions/Regency merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,

          o each of Zions and Regency will be a party to that reorganization within the meaning of Section 368(b) of the Code,

          o no gain or loss will be recognized by shareholders of Regency who receive shares of Zions common stock in exchange for shares of Regency common stock, except with respect to cash received in lieu of fractional share interests,

          o the holding period of Zions common stock received in exchange for shares of Regency common stock will include the holding period of the Regency common stock for which it is exchanged, assuming the shares of Regency common stock are capital assets in the hands of the holder thereof at the closing of the Zions/Regency merger, and

          o the basis of the Zions common stock received in the Zions/Regency merger will be the same as the basis of the Regency common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

         Cash Received in Lieu of a Fractional Share of Zions Common Stock. A shareholder of Regency who receives cash in lieu of a fractional share of Zions common stock will be treated as having received the fractional share pursuant to the Zions/Regency merger and then as having exchanged the fractional share for cash in a redemption by Zions subject to Section 302 of the Code. As a result, a Regency shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Zions common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

         Dissenters' Rights. Regency shareholders who exercise their dissenters' rights and who receive cash in exchange for their shares of Regency common stock will be treated as having received that payment in redemption of their shares. In general, the holder will recognize capital gain or loss measured by the difference between the amount of cash received and the holder's adjusted tax basis for the shares. If, however, the holder owns, either actually or constructively, any Regency common stock that is exchanged in the Zions/Regency merger for Zions common stock, the payment for dissenting shares to the holder could, in certain circumstances, be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that the holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each holder who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the possibility that any payment to such holder will be treated as dividend income.

         Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Regency common stock will be subject to information reporting and backup withholding (whether or not the holder also receives Zions common stock) at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Management and Operations After the Zions/Regency Merger

         Zions will be the surviving corporation resulting from the merger. Except as contemplated by the Zions/First Security merger, it will continue to be governed by the laws of the State of Utah and will operate in accordance with its articles of incorporation and by-laws as in effect immediately prior to the Effective Time.

         Except as contemplated by the Zions/First Security merger, the directors and officers of Zions before the merger will continue to be the directors and officers of Zions after the Zions/Regency merger.

         See "The Zions/First Security Merger" for a discussion of the contemplated management and operations of the combined company following the Zions/First Security merger.

Post-Merger Compensation and Benefits

         The Zions/Regency merger agreement provides that after the completion of the Zions/Regency merger, Zions will provide employees of Regency and its subsidiaries who become employees of Zions and any of its subsidiaries with employee benefit plans which are no less favorable in the aggregate than those provided to similarly situated employees of Zions. The Zions/Regency merger agreement provides that those retained employees generally will receive credit for their service with Regency or any of its subsidiaries prior to the completion of the Zions/Regency merger to the extent Regency credited such service under a comparable plan, for the purpose of determining eligibility to participate and vesting, but not for the purpose of benefit accrual, under Zions' employee benefit plans.

Treatment of Outstanding Options

         At the completion of the Zions/Regency merger, each outstanding option to acquire shares of Regency common stock, whether exercisable or not, will be canceled. Each holder of a canceled option will be entitled to receive a number of shares of Zions common stock equal to the product of:

         (1)  the number of options held by such holder, and

         (2) the option consideration provided for in the Zions/Regency merger agreement.

Under the Zions/Regency merger agreement, the option consideration for any option is equal to the amount obtained by multiplying the closing Zions common stock price by the exchange ratio and then subtracting from that product the exercise price for such option. Prior to the completion of the Zions/Regency merger, Regency will take all necessary action with respect to the cancellation of the Regency stock options. Zions is also providing this proxy statement/prospectus to holders of Regency options as a prospectus for the offer and sale by Zions of shares of Zions common stock in connection with the cancellation of Regency options.

Interests of Certain Persons in the Merger

         Some members of Regency's management and the Regency board have interests in the Zions/Regency merger in addition to their interests as Regency shareholders. The Regency board was aware of these interests and considered them, among other matters, in approving the Zions/Regency merger agreement.

         Steven F. Hertel, Steven Canfield, Robert Longatti and Alan Graas each have employment agreements with Regency that provide for payments by Regency in the event of a "change in control" (as defined in those agreements) of Regency. Under Mr. Hertel's agreement, in the event of a change in control of Regency, the employment agreement terminates and Mr. Hertel is entitled to a payment equal to two times the average of his last five years' compensation. The payment to Mr. Hertel is to be made in 48 equal installments over two years. Under Messrs. Canfield, Longatti and Grass' employment agreements, in the event of the termination of employment or other actions constituting constructive termination within one year after the change in control, the employee will be entitled to a payment equal to the average of his last five years' compensation. Any payments to Messrs. Canfield, Longatti or Grass are to be made in 24 equal installments over one year. For purposes of each of these employment agreements, the Zions/Regency merger would constitute a "change in control." The maximum amount payable to Messrs. Hertel, Canfield, Longatti and Grass under their employment agreements is $565,012, $118,591, $118,605 and $140,481, respectively. Payments to the employees under these employment agreements will be reduced to the extent that such payments considered alone or with other payments which the employees have the right to receive from Regency would constitute "parachute payments" under the Code.

         In addition, Messrs. Hertel, Canfield and Longatti each have salary continuation agreements with Regency, the purpose of which was to provide certain retirement benefits in exchange for securing the long-term continued service of each such executive. Messrs. Hertel, Canfield and Longatti are each vested to the extent of 60% of the benefits provided under the agreements. In the case of Mr. Hertel, his vesting accelerates to 100% of the benefits under his agreement upon such a change in control. Messrs. Hertel, Canfield and Longatti will be entitled to receive annual payments for 15 years in the amounts of $100,000, $36,000 and $36,000, respectively, under the agreements following a change in control. The Zions/Regency merger would constitute a change in control for purposes of these salary continuation agreements. Payments to such officers under the salary continuation agreements will be reduced to the extent that such payments considered alone or with other payments which the employees have a right to receive from Regency would constitute "parachute payments" under the Code.

       Furthermore, California Bank & Trust has entered into two-year employment agreements with Messrs. Hertel and Longatti, to be effective upon consummation of the Zions/Regency merger, which Zions required as a condition to the Zions/Regency merger. Under the agreements, Messrs. Hertel and Longatti will be entitled to receive annual base compensation of $178,000 and $110,000, respectively, payment of $65,000 and $50,000, respectively, each year during a two-year period following a termination of employment for compliance with certain non-competition requirements, and participation in the bonus plan of California Bank & Trust. Payments to Messrs. Hertel and/or Longatti under the bonus plan of California Bank & Trust could be substantial. Mr. Canfield and Zions have agreed that Mr. Canfield will continue to provide services to Zions and/or California Bank & Trust for a period of six months following the merger in consideration for payment to him of compensation including base salary and health, medical and other benefits as in effect immediately prior to the consummation of the merger, and the payment of $100,000 upon expiration of the six month period.

         The Zions/Regency merger agreement provides that, for a period of four years after the Effective Date, Zions will indemnify the directors and officers of Regency and its subsidiaries against certain liabilities to the fullest extent permitted under California law, Regency's articles of incorporation and Regency's by-laws as of the date of the Zions/Regency merger agreement. Furthermore, Zions agreed in the Zions/Regency merger agreement to use its reasonable best efforts to provide, for a period of four years, subject to certain limitations, directors' and officers' liability insurance coverage for persons who were covered by such insurance maintained by Regency on the date of the Zions/Regency merger agreement.

         William J. Ruh is a director of Regency and a principal of Belle Plaine Financial LLC. Belle Plaine Financial LLC will receive a fee for services rendered to Regency in connection with the evaluation of various strategic alternatives and specifically in connection with the Zions/Regency merger. This fee will be equal to one and one-half percent of the value of the merger transaction based generally upon the gross consideration paid for the Regency common stock and options in the merger, minus the cost of the fairness opinion issued by the Findley Capital Group, and subject to a maximum limit of $1,500,000.

         Certain directors and officers of Regency hold stock options which, if not exercised prior to the completion of the Zions/Regency merger, will be converted into the right to receive a payment in shares of Zions common stock. See "--Treatment of Outstanding Options."

Conditions to Completion

         The obligations of Regency and Zions to consummate the Zions/Regency merger are subject to the satisfaction or written waiver prior to the completion of the Zions/Regency merger of the following conditions:

          o the Zions/Regency merger agreement and the Zions/Regency merger are approved by the shareholders of Regency;

          o the required regulatory approvals described below under "--Regulatory Approvals" are received, without any conditions, restrictions or requirements that the Zions board of directors reasonably determines would (1), following the completion of the Zions/Regency merger, have a material adverse effect on Zions or
               (2) impose upon Zions any materially burdensome terms or conditions;

          o no court or regulatory authority has taken any action prohibiting the consummation of the merger; and

          o the Registration Statement of which this proxy statement/prospectus constitutes a part is declared effective by the SEC and is not subject to a stop order or any threatened stop order.

         The obligations of Regency to consummate the Zions/Regency merger are also subject to the satisfaction or waiver prior to the completion of the Zions/Regency merger of the following conditions:

          o the representations and warranties of Zions are true and correct at the completion of the Zions/Regency merger other than any inaccuracies that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial position, results of operations or business of Zions; Zions has performed in all material respects all of the obligations required to be performed by it pursuant to the Zions/Regency merger agreement; and Zions shall have delivered certificates confirming satisfaction of the foregoing requirements;

          o Regency receives an opinion of Sullivan & Cromwell as to the tax matters described above under "--Certain Federal Tax Considerations of the Merger";

          o Regency receives a "comfort" letter from KPMG LLP, Zions' independent public accountants, in accordance with the Financial Accounting Standards Board's Statement of Accounting Standards No. 72;

          o the shares of Zions common stock issuable in the merger are approved for listing on the NASDAQ National Market; and

          o The Findley Group delivers to Regency an opinion to the effect that as of the date of this proxy statement/prospectus the consideration to be received by the Regency shareholders in the merger is fair to the Regency shareholders from a financial point of view.

         The obligations of Zions to consummate the Zions/Regency merger are also subject to the satisfaction or waiver prior to the completion of the Zions/Regency merger of the following conditions:

          o the representations and warranties of Regency and Regency Bank are true and correct as of the completion of the Zions/Regency merger other than any inaccuracies that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial position, results of operations or business of Regency; Regency and Regency Bank have performed in all material respects all of the obligations required to be performed by them pursuant to the Zions/Regency merger agreement; and Regency and Regency Bank shall have delivered certificates confirming satisfaction of the foregoing requirements;

          o Zions receives an opinion of Sullivan & Cromwell as to the tax matters described above under "--Certain Federal Tax Considerations of the Merger";

          o Zions receives a "comfort" letter from KPMG LLP, Regency's independent public accountants, in accordance with the Financial Accounting Standards Board's Statement of Accounting Standards No. 72; and

          o Steven F. Hertel and Robert Longatti enter into employment agreements with California Bank & Trust.

         No assurances can be provided as to when or if all of the conditions to the Zions/Regency merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties have no reason to believe that any of these conditions will not be satisfied.

Regulatory Approvals

         Federal Authorities. The merger of Regency into Zions is subject to prior notice to the Board of Governors of the Federal Reserve System (the "Federal Reserve") under Sections 3 and 4 of the Bank Holding Company Act of 1956 (the "BHCA"). The BHCA requires the Federal Reserve, when considering a transaction like the Zions/Regency merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, the Federal Reserve must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by the institution. Zions filed its notices regarding the merger with the Federal Reserve on July 15, 1999.

         The BHCA also prohibits the Federal Reserve from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the merger in meeting the convenience and needs of the communities to be served.

         Under Section 4 of the BHCA and related regulations, the Federal Reserve must consider whether the performance of Zions' and Regency's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of Zions and Regency and the effect of the proposed transaction on those resources.

          The Zions/Regency merger may not be consummated until 30 days after Federal Reserve approval, during which time the United States Department of Justice may challenge the Zions/Regency merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve and the concurrences of the Department of Justice, the waiting period may be reduced to no less than 15 days.

         The merger of Regency Bank into California Bank & Trust is subject to prior approval of the Federal Deposit Insurance Corporation (the "FDIC") under
Section 18(c) of the Bank Merger Act. The Bank Merger Act requires the FDIC to consider with respect to the bank merger substantially the same factors as the Federal Reserve considers with respect to the merger of Zions and Regency under the BHCA as described above. The FDIC will be prohibited from approving the bank merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the FDIC finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the bank merger in meeting the convenience and needs of the communities to be served. California Bank & Trust submitted an application for prior approval of the bank merger by the FDIC on July 15, 1999.

         State Authorities. The bank merger is also subject to receipt of approval of the California Commissioner of Financial Institutions. The Commissioner is required to approve the bank merger if he or she finds the following:

          o that the merger will not result in a monopoly and will not be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the banking, savings association, or industrial loan business in any part of the state;

          o that the merger will not have the effect in any section of the state of substantially lessening competition, tending to create a monopoly, or otherwise being in restraint of trade, or that the anticompetitive effect is clearly outweighed in the public interest by the probable effect of the merger in meeting the convenience and needs of the community to be served;

          o that the shareholders' equity of the surviving depository corporation will be adequate and that the financial condition of the surviving depository corporation will be satisfactory;

          o that the directors and executive officers of the surviving depository corporation will be satisfactory;

          o that the surviving depository corporation will afford reasonable promise of successful operation and that it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws; and

          o    that the bank merger will be fair, just and equitable.

California Bank & Trust submitted an application for prior approval of the bank merger by the Commissioner on July 15, 1999.

         Status of Regulatory Approvals and Other Information. Zions, Regency and their respective subsidiaries have filed all applications and notices and taken other appropriate action with respect to any necessary approvals or other action of any governmental authority of which they have knowledge. The Zions/Regency merger agreement provides that the obligation of each of Zions and Regency to consummate the merger is conditioned upon:

          o the receipt of all requisite regulatory approvals, including the approvals of the FDIC and, to the extent necessary, other authorities,

          o the termination or expiration of all statutory or regulatory waiting periods, and

          o no such approvals containing conditions, restrictions or requirements that the Zions board reasonably determines would
               (a), after the completion of the Zions/Regency merger, have a material adverse effect on Zions or (b) impose upon Zions any materially burdensome terms or conditions.

         The merger cannot proceed in the absence of the necessary regulatory approvals. There can be no assurance that these regulatory approvals will be obtained or as to the dates of such approvals. There can also be no assurance that these approvals will not contain a condition, restriction or requirement that fails to satisfy the conditions set forth in the Zions/Regency merger agreement.

         See "--Effective Time," "--Conditions to Completion" and "--Amendment, Waiver and Termination."

Amendment, Waiver and Termination

         Prior to the completion of the Zions/Regency merger, provisions of the Zions/Regency merger agreement may be waived by the party benefitted by such provision or may be amended or modified, by written agreement between Zions and Regency. However, after the special meeting the Zions/Regency merger agreement may not be amended in violation of the California General Corporation Law (the "CGCL").

         The Zions/Regency merger agreement may be terminated, and the Zions/Regency merger abandoned, at any time prior to the completion of the Zions/Regency merger by mutual consent of Regency and Zions. In addition, the Zions/Regency merger agreement may be terminated, and the merger abandoned, prior to the completion of the Zions/Regency merger by either Zions or Regency if:

         o the other party breaches (a) a representation or warranty contained in the Zions/Regency merger agreement, or (b) a covenant or other agreement contained in the Zions/Regency merger agreement, which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the breaching party, and in either case (a) or (b), which cannot be or has not been cured within 30 days after giving written notice to the breaching party;

         o     the Zions/Regency merger is not completed by December 31, 1999;

         o the approval of a governmental authority required for consummation of the Zions/Regency merger and the other transactions contemplated by the Zions/Regency merger agreement is denied by final, nonappealable action of such authority; or

         o the Regency shareholders fail to approve the principal terms of the Zions/Regency merger agreement at the special meeting.

         In addition, Zions may terminate the Zions/Regency merger agreement if Regency's board withdraws its recommendation to approve the principal terms of the Zions/Regency merger agreement or modifies in a manner adverse to Zions in any respect such recommendation. Zions may also terminate the Zions/Regency merger agreement if Regency violates provisions of the Zions/Regency merger agreement that, in general terms, prohibit Regency from soliciting, encouraging, participating in discussions or negotiations with respect to, or providing any information to any person in connection with, an alternative proposal to acquire Regency. Finally, Regency may terminate the Zions/Regency merger agreement prior to the special meeting if Regency receives a proposal that the Regency board determines in good faith (based on the written opinion of a financial advisor) to be more favorable to the Regency shareholders than the Zions/Regency merger. In that event, Regency must also receive the written opinion of counsel that terminating the Zions/Regency merger agreement is required in order for the Regency board to satisfy its fiduciary duties under state law and must comply with other requirements set forth in the Zions/Regency merger agreement.

         Regency will be required to pay to Zions a termination fee of $1.8 million if the Zions/Regency merger agreement is terminated for any of the following reasons:

         o Regency breaches a representation or warranty contained in the Zions/Regency merger agreement or a covenant or other agreement contained in the Zions/Regency merger agreement, which is not cured or curable as described above, or the Regency shareholders fail to approve the principal terms of the Zions/Regency merger agreement, and prior to such vote there is publicly announced an alternative proposal to acquire Regency;

         o Regency withdraws its recommendation to approve the principal terms of the Zions/Regency merger agreement or modifies in a manner adverse to Zions in any respect such recommendation;

         o Regency violates the agreements described above not to solicit, encourage, discuss, negotiate or provide information with respect to an alternative acquisition; or

         o the Regency board determines to accept a superior proposal, as described in the immediately preceding paragraph.

Conduct of Business Pending the Zions/Regency Merger

         The following is a general summary of the agreements Regency and Zions have regarding actions prior to the Zions/Regency merger. We urge you to read the Zions/Regency merger agreement (which is attached to this proxy statement/prospectus as Appendix A) for a more complete description of these agreements.

         Regency. Regency has agreed that it will operate its business and the businesses of its subsidiaries in the ordinary course through the completion of the Zions/Regency merger. In addition, it has agreed not to engage in the activities listed below.

         o Issue any additional shares of Regency common stock or any rights to acquire Regency common stock except pursuant to already existing rights to acquire Regency common stock.

         o Make any distributions with respect to Regency common stock or change its capital structure.

         o Repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Regency common stock.

         o Enter into or amend any employment-related agreements, grant any salary or wage increase or increase any employee benefits, except for normal individual increases in the ordinary course of business, as required by law, to satisfy contracts previously disclosed to Zions prior to the date of the Zions/Regency merger agreement, or as awards to newly hired employees consistent with past practice.

         o Enter into or amend (except as may be required by law or contemplated by the Zions/Regency merger agreement or to satisfy obligations previously disclosed to Zions and existing on the date of the Zions/Regency merger agreement) any employee-related benefit plan or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other benefits payable under any employee-related benefit plans.

         o Sell, encumber or otherwise dispose of any material amount of its assets, business or properties, except in the ordinary course of business.

         o Acquire any material assets, business, deposits or properties of any other entity, except in the ordinary course of business.

         o Make any capital expenditures, other than those in the ordinary course of business in amounts not exceeding $50,000 individually or $150,000 in the aggregate.

         o Amend Regency's articles of incorporation or by-laws or the articles of incorporation or by-laws (or similar governing documents) of any of Regency's subsidiaries.

         o Make any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable banking regulations.

         o Enter into, terminate, amend or modify any material contract, except in the ordinary course of business.

         o Settle any material claim, action or proceeding, except in the ordinary course of business.

         o Take any action which is reasonably likely to prevent or impede the Zions/Regency merger from qualifying for pooling-of-interests accounting treatment or as a reorganization under Section 368 of the Code or knowingly take any action that would be reasonably likely to interfere with the Zions/Regency merger agreement.

         o Except as required by law, change or fail to follow its interest rate risk management and hedging policies, procedures or practices; or fail to use commercially reasonable means to avoid materially increasing its exposure to interest rate risk.

         o     Borrow money, other than in the ordinary course of business.

         o     Agree or commit to do any of the foregoing.

         Regency has also agreed that it will not (and it will not ask anyone to) initiate or solicit any inquiries or any offer relating to a merger, consolidation, sale of assets or similar transaction involving Regency or its subsidiaries or a tender offer or exchange offer for or offer to acquire 25% or more of the outstanding shares of Regency common stock (this type of proposal is referred to in this document as an "acquisition proposal"). In addition, Regency will not negotiate or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate an acquisition proposal. However, the Regency board may take such actions if, among other things, the Regency board believes in good faith based on such matters as it deems relevant, including the advice of its financial advisor that the acquisition proposal constitutes a Superior Proposal, as described above, and receives a written opinion of counsel to the effect that taking such action is required to satisfy the fiduciary duties of the Regency board.

         Zions. Zions has agreed that it will not engage in any of the activities listed below:

         o take any action that would adversely affect or delay the ability of Zions or Regency to timely comply with their agreements in the Zions/Regency merger agreement;

         o take any action that is reasonably likely to have a material adverse effect on Zions; or

         o take any action which is reasonably likely to prevent or impede the Zions/Regency merger from qualifying for pooling of-interests accounting treatment or as a reorganization under Section 368 of the Code or knowingly take any action that would be reasonably likely to interfere with the Zions/Regency merger agreement.

Expenses and Fees

         Each party will be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the Zions/Regency merger agreement.

Accounting Treatment

         Zions expects to account for the Zions/Regency merger as a pooling of interests in accordance with generally accepted accounting principles. However, the ability of Zions to account for the Zions/Regency merger as a pooling of interests is not a condition of the obligation of Zions to complete the merger. Under the pooling-of-interests accounting method, the previously recorded assets and liabilities of Zions and Regency would be carried forward to Zions at their recorded amounts. In addition, in Zions' financial reporting following the completion of the Zions/Regency merger, its income and expenses would include income and expenses of Zions and Regency for the entire fiscal year in which the Zions/Regency merger occurs and the reported results of the separate corporations for prior periods would be combined and restated as the results of Zions.

NASDAQ Listing of Zions Common Stock

         Zions has agreed to use its reasonable best efforts to list, prior to the completion of the Zions/Regency merger, on the NASDAQ National Market, subject to official notice of issuance, the shares of Zions common stock to be issued to the holders of Regency common stock in the Zions/Regency merger.

Resales of Zions Common Stock

         The shares of Zions common stock to be issued in the Zions/Regency merger will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Regency for purposes of Rule 145 under the Securities Act as of the date of the special meeting. Affiliates include, without limitation, directors, executive officers and beneficial owners of 10% or more of any class of capital stock. Affiliates may not sell their shares of Zions common stock acquired in the Zions/Regency merger except pursuant to an effective registration statement under the Securities Act or Rule 145 or other applicable exemption from the registration requirements of the Securities Act.

         Regency has agreed in the Zions/Regency merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of Regency to execute and deliver to Zions an agreement pursuant to which such person will agree, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Zions common stock distributed to them pursuant to the Zions/Regency merger except in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to Zions, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Zions may place restrictive legends on certificates representing Zions common stock issued to all persons who are deemed to be "affiliates" of Regency under Rule 145. This proxy statement/prospectus does not cover resales of Zions common stock received in the Zions/Regency merger.

Stock Option Agreement

         As an inducement to Zion's entering into the Zions/Regency merger agreement, Regency and Zions entered into a stock option agreement, dated as of April 27, 1999. The following description of the stock option agreement is qualified in its entirety by reference to the text of the stock option agreement. For a more complete description, we urge you to read the text of the stock option agreement, which is attached hereto as Appendix B, in its entirety.

         Pursuant to the stock option agreement, Regency granted Zions an option to purchase up to 522,374 shares of Regency common stock. Although the number of shares Zions may purchase is subject to adjustment in certain cases (described below), it will never exceed 19.9% of the number of shares of Regency common stock outstanding immediately before exercise of the option. Shares that are subject to or issued pursuant to the option are not taken into account in determining the maximum number of shares that may be issued under the option. The exercise price of the option is $17.08 per share, and is also subject to adjustment in certain cases. We refer to such exercise price, as adjusted, as the "Option Price".

         So long as Zions is not in material breach of the Zions/Regency merger agreement or stock option agreement and there is no court order preventing it from doing so, Zions can exercise the option if a "Purchase Event" occurs prior to the occurrence of an "Exercise Termination Event," as these terms are defined below. The purchase of any shares of Regency common stock pursuant to the option is subject to compliance with applicable law, including the prior approval of the Federal Reserve.

         The stock option agreement generally defines the term "Exercise Termination Event" to mean the earliest to occur of:

          o    the effective time of the Zions/Regency merger;

          o 12 months after the first occurrence of a Purchase Event, subject to extension for up to six months to obtain required regulatory approvals;

          o 18 months after the termination of the Zions/Regency merger agreement following the occurrence of a Preliminary Purchase Event (which we define below);

          o termination of the Zions/Regency merger agreement by Zions in accordance with its terms, if it occurs prior to the occurrence of a Purchase Event or a Preliminary Purchase Event; provided that this would not include a termination by Zions if Regency willfully breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the Zions/Regency merger agreement and the breach would be reasonably likely to result in a material adverse effect (as defined in the Zions/Regency merger agreement), if the Regency board fails to recommend approval of the Zions/Regency merger, or withdraws or adversely modifies its recommendation to the Regency shareholders or if Regency violates the provisions of the Zions/Regency merger agreement that prohibit Regency, subject to certain limitations, from seeking or acting on any acquisition proposal from a third party; or

          o 18 months after termination of the Zions/Regency merger agreement by Zions if the termination follows the occurrence of a Preliminary Purchase Event.

         The stock option agreement generally defines the term "Preliminary Purchase Event" to mean any of the following events or transactions:

          o Regency or any of its subsidiaries enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the Regency board recommends that the Regency shareholders approve or accept any Acquisition Transaction, other than the Zions/Regency merger;

          o a third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the shares of Regency common stock outstanding after such acquisition;

          o a third party makes a bona fide proposal to Regency or its shareholders to engage in an Acquisition Transaction and such proposal has been publicly announced;

          o a third party files with the SEC a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that, if consummated, would result in the third party owning or controlling 10% or more of the shares of Regency common stock outstanding after the exchange or tender offer is completed;

          o Regency breaches any covenant or obligation contained in the Zions/Regency merger agreement after a third party has made a proposal for an Acquisition Transaction, and following such breach, Zions is entitled to terminate the Zions/Regency merger agreement;

          o the Regency shareholders vote but fail to approve the Zions/Regency merger agreement at the special meeting or the special meeting is canceled or otherwise not held in violation of the Zions/Regency merger agreement and prior to the shareholder vote or cancellation a third party publicly announces its intention to engage in an Acquisition Transaction or commences a tender offer or files a registration statement with the SEC with respect to an exchange offer to acquire 10% or more of the shares of Regency common stock outstanding;

          o a third party files an application with the Federal Reserve or another governmental authority for approval to engage in an Acquisition Transaction; or

          o the Regency board withdraws or adversely modifies its recommendation that the Regency shareholders approve the principal terms of the Zions/Regency merger agreement, or Regency or any of its subsidiaries authorizes, recommends or proposes an agreement to engage in an Acquisition Transaction with a third party.

         As used in the stock option agreement, the term "Acquisition Transaction" means:

          o a merger, consolidation or similar transaction involving Regency or any of its subsidiaries, other than certain mergers involving only Regency and its subsidiaries;

          o a purchase, lease or other acquisition of all or substantially all of the assets of or an assumption of all or substantially all the deposits of Regency or any of its subsidiaries; or

          o a purchase or other acquisition of securities representing 10% or more of the voting power of the common stock of Regency or any of its subsidiaries outstanding after such acquisition.

         The stock option agreement generally defines the term "Purchase Event" to mean any of the following events or transactions:

          o the acquisition by a third party of beneficial ownership of 25% or more of the Regency common stock outstanding after such acquisition; or

          o Regency or any of its subsidiaries enters into an agreement to engage in an Acquisition Transaction with a third party or the Regency board recommends that the Regency shareholders approve or accept any Acquisition Transaction, other than the Zions/Regency merger; however, if such Acquisition Transaction contemplates the acquisition of securities of Regency, the acquisition must be of securities representing 25% (not just 10%) or more of the voting power of Regency or any of its subsidiaries.

         Zions' right to exercise the option and certain other rights under the stock option agreement are subject to extension for a period up to six months in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Securities Exchange Act of 1934. The Option Price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of Regency or depending on the price or prices at which Regency issues additional shares of its common stock.

         Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Zions will have the right, on two occasions, to require Regency to file, at Regency's expense, a registration statement with the SEC covering the shares of Regency common stock issued or issuable pursuant to the option. The registration rights are more fully described in the stock option agreement.

         The stock option agreement also provides that, upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Zions may require Regency to repurchase the option and all or any part of the shares then issued under the option. The repurchase of the option shall be at a price per share equal to the amount by which the market/offer price (as defined in the stock option agreement) exceeds the Option Price. A repurchase of any shares issued under the option will be at a price per share equal to the market/offer price.

         If, prior to an Exercise Termination Event, Regency enters into an agreement:

          (1) to merge with a third party and Regency is not the surviving corporation;

          (2) to merge into a third party and the Regency common stock is converted into or exchanged for shares of a third party or cash or other property or the shares of Regency common stock, after the merger, represent less than 50% of the outstanding shares and share equivalents of the merged company; or

          (3) to sell all or substantially all of its or its subsidiaries' assets,

the option will be converted into or exchangeable for a substitute option. The substitute option will be issued by, at the election of Zions, either

          (1) (A) the continuing or surviving person of a consolidation or merger or (B) the transferee of all or substantially all of the assets of Regency or any of its subsidiaries, or

          (2)  any person that controls any such entity.

The substitute option must have the same terms and conditions as the option. However, if the terms of the substitute option cannot, for legal reasons, be the same as those of the option, the terms of the substitute option must be as similar as possible and in no event less advantageous to Zions.

         Arrangements such as the stock option agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the person granted the option for the efforts undertaken and the expenses and losses incurred by it if the transaction is not completed. The stock option agreement may have the effect of discouraging offers by third parties to acquire Regency prior to the Zions/Regency merger, even if such persons were prepared to offer to pay consideration to Regency shareholders that has a higher current market price than the shares of Zions common stock to be received by such holders pursuant to the Zions/Regency merger agreement.

         To the best knowledge of each of Zions and Regency, no event giving rise to the right to exercise the option has occurred as of the date of this proxy statement/prospectus.

Shareholder Agreements

         As a condition and an inducement to Zions' entering into the Zions/Regency merger agreement, the directors, executive officers and certain affiliates of Regency, who are entitled to vote approximately 33.08% of the outstanding shares of Regency common stock, have entered into shareholder agreements with Zions. Under the shareholder agreements, the directors, executive officers and affiliates have agreed to vote their shares in favor of approval of the Zions/Regency merger agreement. These persons have also agreed not to sell or otherwise transfer any Regency shares owned by them.

Dissenters' or Appraisal Rights

         In connection with the Zions/Regency merger, the Regency shareholders may be entitled to dissenters' rights under Chapter 13 of the CGCL, attached hereto as Appendix C. The description of dissenters' rights contained in this proxy statement/prospectus is qualified in its entirety by reference to Chapter 13 of the CGCL. In order for a shareholder to exercise dissenters' rights, a notice of such shareholder's intention to exercise his or her dissenters' rights as provided in the CGCL must be received by Regency on or before the date of the special meeting. In addition, such shareholder must vote against the approval of the principal terms of the Zions/Regency merger agreement and comply with the other procedures required by the CGCL, as more fully described below. Failure to send such notice, to vote against the principal terms of the Zions/Regency merger agreement or to follow such other procedures will result in a waiver of such shareholder's dissenters' rights.

         Any demands, notices, certificates or other documents delivered to Regency prior to the Zions/Regency merger may be sent to Secretary, Regency Bank, 7060 North Fresno Street, Fresno, California 93720. After such time, they may be sent to Secretary, California Bank & Trust, 4320 La Jolla Village Drive, Suite 355, San Diego, California 92122.

         If no instructions are indicated on proxies received by Regency, such proxies will be voted for the proposal to approve the principal terms of the Zions/Regency merger agreement at the special meeting. Those Regency shareholders who return their proxies without instructions, resulting in a vote for the approval of the principal terms of the Zions/Regency merger agreement, will not be entitled to dissenters' rights.

         In addition, because the Regency common stock is quoted on the NASDAQ National Market, Regency shareholders will not have dissenters' rights unless demands for purchase in cash of such shares at their fair market value as of April 27, 1999, without giving effect to any appreciation or depreciation resulting from the Zions/Regency merger, are made with respect to five percent or more of the outstanding shares of Regency common stock. Such demands must be received by Regency or its transfer agent not later than the date of the special meeting. In the event that demands are made with respect to five percent or more of the outstanding shares of Regency common stock on or before the date of the special meeting, the Regency shareholders who made demands will be entitled to dissenters' rights. However, the shareholders who made such demands will still need to perfect their dissenters' rights in accordance with Chapter 13 of the CGCL.

         Each demand must:

          o be a written demand to purchase shares of Regency common stock and make payment to the dissenting shareholder in cash of their fair market value as of April 27, 1999;

          o be received by Regency on or before the date of the special meeting;

          o state the number and class of the shares held of record by the dissenting shareholder that the dissenting shareholder demands that Regency purchase; and

          o contain a statement of what the dissenting shareholder claims to be the fair market value of such shares as of April 27, 1999.

Such statement of the fair market value constitutes an offer by the dissenting shareholder to sell such shares at that price. A dissenting shareholder who has made such a demand for payment may not withdraw the demand unless Regency consents to such withdrawal. A proxy or vote against the approval of the principal terms of the Zions/Regency merger agreement does not in itself constitute a demand.

         Each dissenting shareholder must submit the certificates representing the shares with respect to which the shareholder is exercising dissenters' rights for endorsement as dissenting shares to Regency at its principal office or at the office of its transfer agent within 30 days after the date on which notice of approval of the principal terms of the Zions/Regency merger agreement by Regency shareholders is mailed to such dissenting shareholder.

         If any shareholder has dissenters' rights, Regency will mail to each such shareholder a notice of the approval of the principal terms of the Zions/Regency merger agreement by the Regency shareholders, within 10 days after the date of such approval, accompanied by:

          o a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL;

          o a statement of the price determined by Regency to represent the fair market value as of April 27, 1999 of the dissenting shares; and

          o a brief description of the procedure to be followed if the shareholder desires to exercise his or her dissenters' rights under such sections.

The statement of price set forth in the notice of approval will constitute an offer by Regency to purchase such dissenting shares at such price.

         If Regency denies that shares submitted to it as dissenting shares are dissenting shares, or if Regency and a dissenting shareholder fail to agree on the fair market value of the dissenting shares, either such dissenting shareholder or Regency may file a complaint in the Superior Court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the principal terms of the Zions/Regency merger agreement is mailed to dissenting shareholders.

         On trial of the action, the court will first determine if the shares are dissenting shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both Regency and the dissenting shareholder fail to file a complaint within six months after the date on which notice of the approval of the principal terms of the Zions/Regency merger agreement was mailed to the dissenting shareholders, such dissenting shareholder will lose his or her dissenters' rights. In addition, if the dissenting shareholder transfers such dissenting shares prior to their submission for the required endorsement, such shares will lose their status as dissenting shares.

         Failure to take any necessary step will result in a termination or waiver of the rights of the holder under Chapter 13 of the CGCL. A person having a beneficial interest in Regency common stock that is held of record in the name of another person, such as a trustee or nominee, must act promptly to cause the record holder to follow the requirements of Chapter 13 of the CGCL in a timely manner if such person elects to demand payment of the fair market value of such shares.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1999 combines the historical consolidated balance sheets of Zions and First Security as if the Zions/First Security merger had been effective on June 30, 1999, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996 present the combined results of operations of Zions and First Security as if the Zions/First Security merger had been effective at the beginning of each period presented, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. Zions' historical financial statements are incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998 and its Form 10-Q for the quarter ended June 30, 1999. First Security's historical financial statements are incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998 and its Form 10-Q for the quarter ended June 30, 1999. The Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1998 also includes historical results of operations for The Sumitomo Bank of California for the nine months ended September 30, 1998, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. Zions acquired The Sumitomo Bank of California on October 1, 1998 in a transaction accounted for as a purchase. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of Zions and First Security.

         The Unaudited Pro Forma Condensed Combined Financial Statements and related notes reflect the application of the "pooling-of-interests" accounting method. Under this method of accounting, the previously recorded assets and liabilities of Zions and First Security are carried forward to the combined company at their recorded amounts. In addition, in the combined company's financial reporting following the completion of the Zions/First Security merger, its income and expenses would include income and expenses of Zions and First Security for the entire fiscal year in which the Zions/First Security merger occurs and the reported results of the separate corporations for prior periods would be combined and restated as the results of the combined company.

         The Unaudited Pro Forma Condensed Combined Financial Statements and related notes do not give effect to the Zions/Regency merger, the Zions/Pioneer merger or merger transactions that First Security expects to complete prior to the completion of the Zions/Regency merger or has recently completed, none of which are material to the Unaudited Pro Forma Condensed Combined Financial Statements and related notes.

         Zions expects that it will incur reorganization and restructuring expenses as a result of combining Zions and First Security. The Unaudited Pro Forma Condensed Combined Statement of Income and related notes do not reflect any anticipated reorganization and restructuring expenses resulting from the Zions/First Security merger. Zions also anticipates that the Zions/First Security merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, Zions does not reflect any of these anticipated cost savings or benefits in the Unaudited Pro Forma Condensed Combined Financial Statements and related notes. Net income per share amounts and weighted average shares have been adjusted to reflect the conversion of each outstanding share of First Security common stock into 0.442 of a share of the combined company common stock immediately prior to the completion of the Zions/First Security merger. Finally, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the expected required divestiture of branches and deposits in connection with the Zions/First Security merger. Therefore, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not attempt to predict or suggest future results. The Unaudited Pro Forma Condensed Combined Financial Statements and related notes also do not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods.

All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included.

               ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  June 30, 1999
                                   (Unaudited)


                                                                                                                  Zions
                                                                    Historical                                First Security
                                                            --------------------------     Pro Forma            Pro Forma
                                                                Zions       Security      Adjustments            Combined
                                                             -----------   -----------    -----------          -----------
ASSETS                                                                             (In millions)
Cash and due from banks ..................................   $       883   $       949                         $     1,832
Money market investments .................................           400           169                                 569
Investment securities:
         Held to maturity, at cost .......................         3,225          --                                 3,225
         Available for sale, at market ...................           466         5,923            (70)(A)            6,319
         Trading .........................................           416           148                                 564
Loans, net of unearned income ............................        11,047        13,310                              24,357
Allowance for loan losses ................................           205           174                                 379
                                                             -----------   -----------    -----------          -----------
         Net loans .......................................        10,842        13,136           --                 23,978
Intangible assets ........................................           262           578           (197)(H)              643
Other assets .............................................         1,112         1,232            200 (H)(B)         2,544
                                                             -----------   -----------    -----------          -----------
         Total assets ....................................   $    17,606   $    22,135            (67)         $    39,674
                                                             ===========   ===========    ===========          ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits .............................   $     3,077   $     2,622                         $     5,699
Interest-bearing deposits ................................         9,994        10,361                              20,355
                                                             -----------   -----------    -----------          -----------
         Total deposits ..................................        13,071        12,983           --                 26,054
Federal funds purchased and securities
     sold under repurchase agreements ....................         1,520         3,730                               5,250
Other short-term borrowings ..............................         1,043           405                               1,448
Long-term borrowings .....................................           514         2,582                               3,096
Other liabilities ........................................           329           699            150 (G)            1,178
                                                             -----------   -----------    -----------          -----------
         Total liabilities ...............................        16,477        20,399            150               37,026
                                                             -----------   -----------    -----------          -----------
Minority interest ........................................            38                                                38
Shareholders' equity:
         Preferred stock .................................          --            --                                  --
         Common stock ....................................           329           246           (370)(C)              205
         Surplus .........................................          --             282            268 (D)              550
         Accumulated other comprehensive income (loss) ...          --             (67)            (4)(F)              (71)
         Retained earnings ...............................           762         1,314           (150)(G)            1,926
         Common treasury stock, at cost ..................          --             (39)            39 (F)             --
                                                             -----------   -----------    -----------          -----------
         Total shareholders' equity ......................         1,091         1,736           (217)               2,610
                                                             -----------   -----------    -----------          -----------
         Total liabilities and shareholders' equity ......   $    17,606   $    22,135            (67)         $    39,674
                                                             ===========   ===========    ===========          ===========

         See Notes to Pro Forma Condensed Combined Financial Statements

               ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     For the Six Months Ended June 30, 1999
                                   (Unaudited)

                                                                                                                  Zions
                                                                    Historical                                First Security
                                                             -------------------------     Pro Forma            Pro Forma
                                                                Zions       Security      Adjustments            Combined
                                                             -----------   -----------    -----------          -----------
Interest income:                                                      (In millions, except share and per share data)
     Interest and fees on loans and leases ...............   $     465.1   $     561.1                         $   1,026.2
     Interest on money market investments ................          30.5           3.7                                34.2
     Interest on securities ..............................         120.2         182.4                               302.6
                                                             -----------   -----------    -----------          -----------
                  Total interest income ..................         615.8         747.2           --                1,363.0
                                                             -----------   -----------    -----------          -----------
Interest expense:
     Interest on deposits ................................         189.8         196.9                               386.7
     Interest on borrowed funds ..........................          84.5         180.5                               265.0
                                                             -----------   -----------    -----------          -----------
                  Total interest expense .................         274.3         377.4           --                  651.7
                                                             -----------   -----------    -----------          -----------
                  Net interest income ....................         341.5         369.8           --                  711.3
     Provision for loan losses ...........................           7.9          27.5                                35.4
                                                             -----------   -----------    -----------          -----------
     Net interest income after provision for loan losses .         333.6         342.3           --                  675.9
                                                             -----------   -----------    -----------          -----------
Noninterest income:
     Service charges on deposit accounts .................          35.5          43.2                                78.7
     Other service charges, commissions and fees .........          32.6          77.4                               110.0
     Trust income ........................................           6.8          16.1                                22.9
     Loan sales and servicing income .....................          27.6         114.3           28.7(O)             170.6
     Other ...............................................          21.6          17.5                                39.1
                                                             -----------   -----------    -----------          -----------
                  Total noninterest income ...............         124.1         268.5           28.7                421.3
                                                             -----------   -----------    -----------          -----------
Noninterest expense:
     Salaries and employee benefits ......................         164.9         237.3                               402.2
     Occupancy, net ......................................          22.7          23.0                                45.7
     Furniture and equipment .............................          20.1          32.7                                52.8
     Amortization of goodwill and core deposit
                   intangibles ...........................           6.8           8.1                                14.9
     Other ...............................................          85.4         108.7           28.7(O)             222.8
                                                             -----------   -----------    -----------          -----------
                  Total noninterest expense ..............         299.9         409.8           28.7                738.4
                                                             -----------   -----------    -----------          -----------
Income before income taxes and minority interest .........         157.8         201.0           --                  358.8
Income taxes .............................................          54.0          67.3                               121.3
                                                             -----------   -----------    -----------          -----------
Net income before minority interest ......................         103.8         133.7           --                  237.5
Minority interest ........................................           2.1          --                                   2.1
                                                             -----------   -----------    -----------          -----------
Net income ...............................................   $     101.7   $     133.7           --            $     235.4
                                                             ===========   ===========    ===========          ===========

Net income per share (basic) - See Note 3 ................   $      1.29   $      1.59                         $      1.45
Net income per share (diluted) - See Note 3 ..............   $      1.27   $      1.55                         $      1.42
Weighted-average common and common-equivalent shares
outstanding during the period (in thousands) -See Note 3..        80,017        86,151                             166,085

         See Notes to Pro Forma Condensed Combined Financial Statements

               ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      For the Year Ended December 31, 1998
                                   (Unaudited)

                                                      Historical                                 Historical
                                                 -------------------                             ----------                Zions,
                                                             Sumitomo                Zions and                          Sumitomo and
                                                           Nine Months               Sumitomo                         First Security
                                                              Ended   Pro Forma      Pro Forma      First    Pro Forma    Pro Forma
                                                    Zions    9/30/98 Adjustments     Combined     Security  Adjustments   Combined
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
                                                                          (In millions, except share and per share data)
Interest income:
         Interest and fees on loans and leases   $    681.2   $233.6   $  0.7 (I)   $    915.5   $  1,111.4              $   2,026.9
         Interest on money market investments          88.5     18.1    (16.8)(J)         89.8          5.7                     95.5
         Interest on securities ..............        206.4     20.0                     226.4        303.6                    530.0
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
             Total interest income ...........        976.1    271.7    (16.1)         1,231.7      1,420.7       --         2,652.4
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
Interest expense:
         Interest on deposits ................        293.7    121.3                     415.0        403.9                    818.9
         Interest on borrowed funds ..........        138.6      2.7                     141.3        313.1                    454.4
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
             Total interest expense ..........        432.3    124.0     --              556.3        717.0       --         1,273.3
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
             Net interest income .............        543.8    147.7    (16.1)           675.4        703.7       --         1,379.1
         Provision for loan losses ...........         12.2      6.0                      18.2         71.9                     90.1
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
Net interest income after provision for
             loan losses .....................        531.6    141.7    (16.1)           657.2        631.8       --         1,289.0
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
Noninterest income:
         Service charges on deposit accounts .         58.2      3.8                      62.0         90.8                    152.8
         Other service charges, commissions
             and fees ........................         54.7      7.0                      61.7        120.0                    181.7
         Trust income ........................          9.4      2.7                      12.1         29.5                     41.6
         Loan sales and servicing income .....         50.4      1.9                      52.3        221.7       41.5(O)      315.5
         Other ...............................         28.0      3.9     31.9             12.4                                  44.3
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
             Total noninterest income ........        200.7     19.3     --              220.0        474.4       41.5         735.9
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
Noninterest expense:
         Salaries and employees benefits .....        249.6     66.6                     316.2        386.7                    702.9
         Occupancy, net ......................         30.1     12.5      0.1 (K)         42.7         39.1                     81.8
         Furniture and equipment .............         36.2      5.7                      41.9         58.2                    100.1
         Amortization of goodwill and core
             deposit intangibles .............         10.7     --        3.2 (L)         13.9         11.7                     25.6
         Other ...............................        187.5     61.1                     248.6        227.4       41.5(O)      517.5
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
             Total noninterest expense .......        514.1    145.9      3.3            663.3        723.1       41.5       1,427.9
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
Income before income taxes and minority
         interest ............................        218.2     15.1    (19.4)           213.9        383.1                    597.0
Income taxes .................................         70.9      5.4     (5.3)(M)         71.0        135.4                    206.4
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
Net income before minority interest ..........        147.3      9.7    (14.1)           142.9        247.7                    390.6
Minority interest ............................          0.5     --        0.6 (N)          1.1         --                        1.1
                                                 ----------   ------   ------       ----------   ----------  ---------   -----------
Net income ...................................   $    146.8   $  9.7   $(14.7)      $    141.8   $    247.7       --     $     389.5
                                                 ==========   ======   ======       ==========   ==========  =========   ===========

Net income per share (basic) - See Note 3 ....   $     1.93                         $     1.81   $     2.99              $      2.42
Net income per share (diluted) - See Note 3 ..   $     1.91                         $     1.79   $     2.89              $      2.36
Weighted-average common and common-
equivalent shares outstanding during the year
in thousands) - See Note 3 ...................       76,988                             78,198       85,677                  163,868

         See Notes to Pro Forma Condensed Combined Financial Statements

               ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      For the Year Ended December 31, 1997
                                   (Unaudited)

                                                                                                                  Zions
                                                                    Historical                                First Security
                                                             -------------------------     Pro Forma            Pro Forma
                                                                Zions       Security      Adjustments            Combined
                                                             -----------   -----------    -----------          -----------
Interest income:                                                   (In millions, except share and per share data)
         Interest and fees on loans and leases ...........   $     500.5   $     955.0                         $   1,455.5
         Interest on money market investments ............          85.5           4.3                                89.8
         Interest on securities ..........................         193.5         254.1                               447.6
                                                             -----------   -----------    -----------          -----------
                  Total interest income ..................         779.5       1,213.4           --                1,992.9
                                                             -----------   -----------    -----------          -----------
Interest expense:
         Interest on deposits ............................         208.0         352.6                               560.6
         Interest on borrowed funds ......................         159.0         234.8                               393.8
                                                             -----------   -----------    -----------          -----------
                  Total interest expense .................         367.0         587.4           --                  954.4
                                                             -----------   -----------    -----------          -----------
                  Net interest income ....................         412.5         626.0                             1,038.5
         Provision for loan losses .......................           7.8          63.4                                71.2
                                                             -----------   -----------    -----------          -----------
         Net interest income after provision for loan losses       404.7         562.6           --                  967.3
                                                             -----------   -----------    -----------          -----------
Noninterest income:
         Service charges on deposit accounts .............          48.5          90.8                               139.3
         Other service charges, commissions and fees .....          40.5         106.7                               147.2
         Trust income ....................................           6.8          26.2                                33.0
         Loan sales and servicing income .................          40.4         119.3           16.1 (O)            175.8
         Other ...........................................          10.2          14.1                                24.3
                                                             -----------   -----------    -----------          -----------
                  Total noninterest income ...............         146.4         357.1           16.1                519.6
                                                             -----------   -----------    -----------          -----------
Noninterest expense:
         Salaries and employee benefits ..................         184.7         304.9                               489.6
         Occupancy, net ..................................          18.9          36.7                                55.6
         Furniture and equipment .........................          28.1          46.3                                74.4
         Amortization of goodwill and core deposit intangible        6.7           7.5                                14.2
         Other ...........................................         106.2         193.5           16.1 (O)            315.8
                                                             -----------   -----------    -----------          -----------
                  Total noninterest expense ..............         344.6         588.9           16.1                949.6
                                                             -----------   -----------    -----------          -----------
Income before income taxes and minority interest .........         206.5         330.8           --                  537.3
Income taxes .............................................          72.2         115.5                               187.7
                                                             -----------   -----------    -----------          -----------
Net income before minority interest ......................         134.3         215.3           --                  349.6
Minority interest ........................................          --            --                                  --
                                                             -----------   -----------    -----------          -----------
Net income ...............................................   $     134.3   $     215.3           --            $     349.6
                                                             ===========   ===========    ===========          ===========

Net income per share (basic) - See Note 3 ................   $      1.88   $      2.67                         $      2.30
Net income per share (diluted) - See Note 3 ..............   $      1.84   $      2.58                         $      2.23
Weighted-average common and common-equivalent shares
outstanding during the year (in thousands) - See Note 3 ..        72,813        83,423                             156,229



         See Notes to Pro Forma Condensed Combined Financial Statements

               ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      For the Year Ended December 31, 1996
                                   (Unaudited)

                                                                                                                 Zions
                                                                    Historical                                First Security
                                                             -------------------------     Pro Forma            Pro Forma
                                                                Zions       Security      Adjustments            Combined
                                                             -----------   -----------    -----------          -----------
                                                                   (In millions, except shares and per share data)
Interest income:
         Interest and fees on loans and leases ...........   $     395.3   $     830.6                         $   1,225.9
         Interest on money market investments ............          52.7           6.8                                59.5
         Interest on securities ..........................         146.7         202.0                               348.7
                                                             -----------   -----------    -----------          -----------
                  Total interest income ..................         594.7       1,039.4           --                1,634.1
                                                             -----------   -----------    -----------          -----------
Interest expense:
         Interest on deposits ............................         168.9         326.8                               495.7
         Interest on borrowed funds ......................          88.1         158.5                               246.6
                                                             -----------   -----------    -----------          -----------
                  Total interest expense .................         257.0         485.3           --                  742.3
                                                             -----------   -----------    -----------          -----------
                  Net interest income ....................         337.7         554.1                               891.8
         Provision for loan losses .......................           6.5          41.3                                47.8
                                                             -----------   -----------    -----------          -----------
         Net interest income after provision for loan losses       331.2         512.8           --                  844.0
                                                             -----------   -----------    -----------          -----------
Noninterest income:
         Service charges on deposit accounts .............          39.5          83.9                               123.4
         Other service charges, commissions and fees .....          30.5          92.0                               122.5
         Trust income ....................................           5.2          23.1                                28.3
         Loan sales and servicing income .................          36.6          88.4           11.9(O)             136.9
              Other ......................................          10.2          19.0                                29.2
                                                             -----------   -----------    -----------          -----------
              Total noninterest income ...................         122.0         306.4           11.9                440.3
                                                             -----------   -----------    -----------          -----------
Noninterest expense:
     Salaries and employee benefits ......................         150.4         277.7                               428.1
     Occupancy, net ......................................          15.5          33.1                                48.6
     Furniture and equipment .............................          21.0          43.3                                64.3
     Amortization of goodwill and core deposit intangibles           3.3           9.2                                12.5
     Other ...............................................          82.9         167.9           11.9(O)             262.7
                                                             -----------   -----------    -----------          -----------
              Total noninterest expense ..................         273.1         531.2           11.9                816.2
                                                             -----------   -----------    -----------          -----------
Income before income taxes and minority interest .........         180.1         288.0                               468.1
Income taxes .............................................          59.7         103.5                               163.2
                                                             -----------   -----------    -----------          -----------
Net income before minority interest ......................         120.4         184.5           --                  304.9
Minority interest ........................................          --            --                                  --
                                                             -----------   -----------    -----------          -----------
Net income ...............................................   $     120.4   $     184.5           --            $     304.9
                                                             ===========   ===========    ===========          ===========

Net income per share (basic) - See Note 3 ................   $      1.69   $      2.32                         $      2.03
Net income per share (diluted) - See Note 3 ..............   $      1.66   $      2.26                         $      1.97
Weighted average common and common-equivalent shares
outstanding during the year (in thousands) - See Note 3 ..        72,158        81,770                             153,921

         See Notes to Pro Forma Condensed Combined Financial Statements

               ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

Note (1):  Basis of Presentation

         The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1999 combines the historical consolidated balance sheets of Zions and First Security as if the Zions/First Security merger had taken place on June 30, 1999. The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 1999, and each of the years ended December 31, 1998, 1997 and 1996, combine the historical statements of income for Zions and First Security as if the Zions/First Security merger had been consummated at the beginning of each period presented. On October 1, 1998, Zions acquired The Sumitomo Bank of California in a transaction accounted for as a purchase. The Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1998 includes historical results of operations for The Sumitomo Bank of California for the nine months ended September 30, 1998, after giving effect to certain adjustments as described in Note 2.

         The Unaudited Pro Forma Condensed Combined Financial Statements give effect to the merger of Zions and First Security under the pooling-of-interests accounting method. The Unaudited Pro Forma Condensed Combined Statements of Income do not give effect to nonrecurring merger charges related to the transaction or anticipated cost savings resulting from the centralization of administrative functions, consolidation of data processing operations or optimization of delivery systems. It is expected that the combined company will incur a one-time pre-tax merger charge of approximately $210 million. Pre-tax noninterest expense reductions expected are approximately $108 million annually with approximately half the savings to be achieved in 2000 and the remainder in 2001.

         Under the terms of the Zions/First Security merger agreement, Zions will be merged with and into First Security with First Security as the surviving corporation. On the effective date of the Zions/First Security merger, each outstanding share of Zions common stock will be converted into one share of common stock, par value $1.25 per share, of First Security. Immediately prior to the effectiveness of the Zions/First Security merger, First Security will effect a reverse stock split in which each outstanding share of common stock of First Security will be reclassified and converted into 0.442 of a share of First Security common stock. Each share of any treasury stock of First Security at the Zions/First Security merger date will be canceled and retired.

Note (2):  Description of Pro Forma Adjustments

         The following pro forma adjustments were made to the June 30, 1999 Unaudited Pro Forma Condensed Combined Balance Sheet to reflect the merger of Zions and First Security:


                                                           (shares in thousands)
                                                            (dollar amounts in
                                                                  millions)
(A)      Investment securities available for sale, at market
              Adjustment for First Security common stock owned
              by Zions treated as treasury stock in the pooling
              transaction                                             (70)

(B)      Other assets
              Adjustment to the net deferred tax asset to
              eliminate the deferred income tax liability
              related to unrealized gain on First Security
              common stock owned by Zions                               3


(C)      Common stock:
              First Security common shares issued June 30, 1999   196,692

               ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION
                      NOTES TO PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS-(Continued)
                                   (unaudited)



              Less:  First Security shares owned by Zions          (2,580)
              Less:  Treasury stock shares on June 30, 1999        (1,607)
                                                                  -------
                                                                  192,505
              Times reverse stock split conversion rate             0.442
                                                                  -------
              First Security common shares outstanding
                 after reverse stock split and retirement
                    of treasury shares                             85,087
              Zions common shares outstanding June 30, 1999        79,011
                                                                  -------
              Total First Security common shares outstanding
                 effected for the Zions/First Security merger     164,098
              Times par value of First Security common stock         1.25
                                                                  -------
              Pro forma balance of First Security common
                 stock, par value $1.25 per share, after merger     $ 205
              Combined Zions and First Security common stock
                 amount prior to pro forma adjustments                575
                                                                  -------
              Pro forma adjustment to common stock                  $(370)
                                                                  =======

(D)      Surplus:
              Pro forma adjustment to common stock                  $ 370
              Retirement of treasury stock owned by First
                 Security at June 30, 1999                            (39)
              First Security common stock owned by Zions
                 at June 30, 1999                                      63
                                                                  -------
              Pro forma adjustment to surplus                       $ 268
                                                                  =======

(E)      Accumulated other comprehensive income (loss)
              Adjustment for unrealized gain on First
                 Security common stock owned by Zions               $  (4)
                                                                  =======

(F)      Common treasury stock to be retired:
              First Security treasury stock at June 30, 1999        $  39
                                                                  =======

(G)      Other liabilities and retained earnings:
              Adjustment for estimated $210 million of
                 pre-tax merger charges, net of estimated
                    tax benefit of $60 million on deductible
                      charges                                       $ 150
                                                                  =======

(H)      Intangible assets and other assets:
              Reclassification of First Security loan
                 servicing rights to reflect the planned
                    future combined classification                  $ 197
                                                                  =======

         The following pro forma adjustments were made to the Unaudited Pro Forma Condensed Combined Statements of Income:

               ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION
                      NOTES TO PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS-(Continued)
                                   (unaudited)


         Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1998 to reflect the acquisition of The Sumitomo Bank of California by Zions.

(I)      Interest and fees on loans and leases

            The $0.7 million adjustment increasing interest and fees on loans represents the interest income for the nine months ended September 30, 1998 from a $14.9 million loan made by Zions to Robert G. Sarver, a director of Zions and the chief executive officer of California Bank & Trust, a subsidiary of Zions. The loan was made to finance a portion of a 5% equity investment made by Mr. Sarver in California Bank & Trust in connection with the acquisition of The Sumitomo Bank of California.

(J)      Interest on money market investments

            The $16.8 million adjustment reducing interest income on money market investments represents the decrease in interest for the nine months ended September 30, 1998 as the result of reducing approximately $397 million of money market investments to obtain part of the cash consideration paid by Zions for The Sumitomo Bank of California.

(K)      Occupancy, net

            The $0.1 million increase in occupancy, net represents depreciation expense for the nine months ended September 30, 1998 on approximately $6.3 million of excess purchase price allocated to premises and equipment in The Sumitomo Bank of California acquisition.

(L)      Amortization of goodwill and core deposit intangibles

            The $3.2 million adjustment increasing amortization of goodwill represents the amortization expense for the nine months ended September 30, 1998 on approximately $107 million of goodwill recorded in The Sumitomo Bank of California purchase. The amortization is calculated using the straight line method over a life of 25 years.

(M)      Income taxes

            The $5.3 million adjustment reducing income taxes represents the income tax provision reduction resulting from the previous adjustments affecting taxable earnings.

(N)      Minority interest

            The $0.6 million adjustment increasing minority interest represents the 5% California Bank & Trust minority shareholders' interest in adjusted earnings of California Bank & Trust including The Sumitomo Bank of California for the nine months ended September 30, 1998.

         Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income to reclassify First Security amortization of loan servicing rights to reflect the planned future combined classification.

               ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION
                      NOTES TO PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS-(Continued)
                                   (unaudited)


(O)      Loan sales and servicing income and other noninterest expense

              Six months ended June 30, 1999                $28.7
              Year ended December 31, 1998                   41.5
              Year ended December 31, 1997                   16.1
              Year ended December 31, 1996                   11.9


Note (3):  Earnings per Share

         In connection with the purchase of The Sumitomo Bank of California, Zions completed a stock offering in June 1998 and issued 2,760,000 shares of common stock. Weighted average shares used in the calculation of basic and fully diluted earnings per share for the year ended December 31, 1998 have been increased by 1,210,000 shares to include the shares as if they were issued on January 1, 1998.

         Weighted-average shares used in the calculation of pro forma combined and First Security historical basic and diluted net income per share for all periods presented have been determined by adjusting average shares for the reverse stock split to be effected by First Security immediately prior to the effectiveness of the Zions/First Security merger. Weighted-average common and common-equivalent shares of First Security have been adjusted to reflect the conversion of each outstanding share of First Security into 0.442 shares of new First Security common stock.

         Weighted-average shares used in the calculation of pro forma combined basic and diluted net income per share for all periods presented have been adjusted for average First Security common shares owned by Zions, converted using the 0.442 exchange ratio. Average shares have been reduced by 83,000 shares for the six months ended June 30, 1999 and 7,000 shares for each of the years ended December 31, 1998, 1997 and 1996.

                         THE ZIONS/FIRST SECURITY MERGER

         The following information describes certain information pertaining to the Zions/First Security merger. This description is not complete and is qualified in its entirety by reference to the more detailed information contained in Zions' Current Report on Form 8-K filed on June 7, 1999 and to the First Security merger agreement and stock option agreement filed as exhibits to Zions' Schedule 13D dated June 16, 1999. The Form 8-K and the Zions/First Security merger agreement and stock option agreement are incorporated herein by reference.

General

         On June 6, 1999, Zions and First Security entered into a merger agreement as a result of which Zions will merge with and into First Security. In the Zions/First Security merger and related transactions, each shareholder of Zions common stock will receive one share of First Security common stock in exchange for each share of Zions common stock which they own. In addition, Zions and First Security have agreed that, immediately prior to the Zions/First Security merger, First Security will change its common stock in what is legally known as a "reclassification". This reclassification will reduce the number of shares of common stock that are held by First Security stockholders. In the reclassification, First Security stockholders will receive 0.442 of a share of First Security common stock for each share of First Security common stock they own.

         If both the Zions/First Security merger and the Zions/Regency merger are completed, each share of Regency common stock ultimately would be converted into 0.3233 of a share of First Security common stock, subject to the same adjustments described above under "The Merger--General". If the Zions/First Security merger were completed prior to the Zions/Regency merger, First Security would assume the rights and obligations of Zions under the Zions/Regency merger agreement. If, however, the Zions/Regency merger is completed prior to the Zions/First Security merger, the shares of Regency common stock would first be converted into shares of Zions common stock at a 0.3233 exchange ratio, subject to adjustment as described above, and then into shares of First Security common stock on a one share-for-one share basis. Finally, if the Zions/First Security merger is not completed after the Zions/Regency merger, the shares of Zions common stock received by Regency shareholders in the Zions/Regency merger will remain as such.

         We currently expect that the Zions/First Security merger, if it closes, will close after the Zions/Regency merger. If all conditions to the completion of the Zions/First Security merger are met, Regency shareholders would become stockholders of First Security. However, they would not be entitled to vote on the merger of Zions with First Security because they would not be shareholders of Zions on the record date for the special meeting of shareholders of Zions. Therefore, when voting on the principal terms of the Zions/Regency merger agreement and deciding whether to exercise dissenters' rights with respect to the Zions/Regency merger, you must consider the possibility that you will become stockholders of First Security.

         The Zions/First Security merger is subject to various conditions, including:

          o approval of the Zions/First Security merger agreement by the First Security stockholders and the Zions shareholders;

          o receipt of all governmental and other consents and approvals that are necessary to permit completion of the Zions/First Security merger; and

          o    other usual conditions.

Zions cannot guarantee when or if the merger with First Security will be completed.

First Security

         First Security is the nation's oldest multistate bank holding company and is the parent corporation for First Security Bank, N.A. and several other banking subsidiaries and subsidiaries that engage in banking-related services. Like Zions, First Security is headquartered in Salt Lake City, Utah. Through its subsidiaries, First Security operated 333 branches in the states of California, Idaho, Nevada, New Mexico, Oregon, Utah and Wyoming as of June 30, 1999. At that date, First Security had consolidated assets of $22.1 billion, deposits of $13.0 billion and stockholders' equity of $1.7 billion.

         Through its subsidiaries, First Security provides commercial and agricultural loans, consumer banking, trust services, capital markets advice and municipal underwriting services, treasury management, investment management, data processing, leasing and securities brokerage services. First Security common stock is quoted on the NASDAQ National Market System, and First Security files regular reports with the SEC. First Security has paid dividends regularly on its common stock since 1928. First Security's principal subsidiaries are First Security Bank, N.A., the largest bank in Utah with branches in Idaho, Oregon and Wyoming; First Security Bank of New Mexico, N.A., the third largest bank in New Mexico and the second largest bank in the Albuquerque market; and First Security Van Kasper, Inc., a registered investment advisor and broker dealer. First Security also owns banks in Nevada, California and southern New Mexico. First Security's executive offices are located at 79 South Main Street, Salt Lake City, Utah 84111 and its telephone number is (801) 246-6000.

Governance of First Security After the Zions/First Security Merger

         In the Zions/First Security merger agreement, the parties agreed to various governance arrangements for First Security following completion of the Zions/First Security merger, the terms of some of which are set forth in Exhibit B to the Zions/First Security merger agreement and some of which have been incorporated into the form of First Security amended and restated certificate of incorporation and the form of First Security amended and restated by-laws. As part of the transactions related to the Zions/First Security merger, First Security will amend and restate its certificate of incorporation and by-laws in accordance with those forms immediately prior to the Zions/First Security merger. In the following discussion, references to the First Security certificate are to the First security certificate of incorporation as so amended and restated and references to the First Security by-laws are to the First Security by-laws as so amended and restated.

         Board of Directors

         The amended and restated First Security certificate provides that until the annual meeting of stockholders in the year 2000, the number of directors of the First Security board of directors will be 22, consisting of 11 members designated by Zions pursuant to the Zions/First Security merger agreement and 11 members designated by First Security pursuant to the Zions/First Security merger agreement. Commencing with the annual meeting of stockholders in the year 2000, the number of directors will be 18, consisting of an even number of directors originally designated by Zions and First Security, respectively, under the Zions/First Security merger agreement. Commencing with the annual meeting of stockholders in the year 2001, the number of directors will be 16, consisting of an even number of directors originally designated by Zions and First Security, respectively, under the Zions/First Security merger agreement. The First Security certificate provides that if any director originally appointed by Zions or First Security is unable to serve as a director for any reason, the nominating committee of the First Security board of directors will nominate a replacement.

         The First Security certificate provides that the directors of First Security will be divided into three classes. The first class will initially consist of 10 directors, the second class, seven, and the third class, five. At and after the annual meeting of stockholders in the year 2000 when the number of directors is reduced to 18, the first class will consist of six directors, and the other two classes will remain unchanged. Finally, at and after the annual meeting of stockholders in the year 2001 when the number of directors is reduced to 16, the first class will consist of six directors, the second class, five, and the third class five. The Zions/First Security merger agreement provides that Zions will initially have the right to designate five directors to the first class, three directors to the second class and three directors to the third class, and First Security will initially have the right to designate five directors to the first class, four directors to the second class and two directors to the third class.

         Set forth below is a table of the persons expected to serve as senior executive officers of First Security immediately following the Zions/First Security merger:


       Name                                    Title
       ----                                    -----
Spencer F. Eccles.......... Chairman of the Board, Co-Chief Executive Officer
                            and Co-Chairman of the Executive Committee of the Board of Directors

Harris H. Simmons.......... Co-Chief Executive Officer, President, Chief
                            Operating Officer, Co-Chairman of the Executive Committee of the Board of Directors and President of the combined company's principal banking subsidiary

Morgan J. Evans............ Senior Executive Vice President

Dale M. Gibbons............ Executive Vice President and Chief Financial Officer

A. Scott Anderson.......... Executive Vice President

Danne L. Buchanan.......... Executive Vice President

Michael P. Caughlin........ Executive Vice President

David R. Golden............ Executive Vice President

Brad D. Hardy.............. Executive Vice President

W. David Hemingway......... Executive Vice President

Mark D. Howell............. Executive Vice President

J. Patrick McMurray........ Executive Vice President

L. Scott Nelson............ Executive Vice President

Robert G. Sarver........... Executive Vice President

Scott C. Ulbrich........... Executive Vice President

         Nominating Committee

         Pursuant to the First Security by-laws, the First Security board of directors will designate a nominating committee, which will have all the powers and authority of the board of directors in respect of the nomination of persons to be recommended to the stockholders for election to the board of directors. Until the annual meeting of stockholders in the year 2002, the nominating committee will consist of two directors, one initially designated by Zions pursuant to the Zions/First Security merger agreement and one initially designated by First Security pursuant to the Zions/First Security merger agreement. In the event that either the Zions designee or the First Security designee cannot serve on the nominating committee for any reason, then Harris H. Simmons, as the Zions-appointed Co-Chief Executive Officer and Spencer F. Eccles as the First Security Co-Chief Executive Officer will mutually select a replacement. If the Co-Chief Executive Officers cannot agree upon a replacement, then the replacement member of the nominating committee will be
(1) a director initially appointed by Zions pursuant to the Zions/First Security merger agreement, if the director to be replaced was appointed by Zions pursuant to the Zions/First Security merger agreement, or (ii) a director initially appointed by First Security pursuant to the Zions/First Security merger agreement, if the director to be replaced was appointed by First Security pursuant to the Zions/First Security merger agreement. The replacement will be selected by the remaining members of the board of directors initially nominated by Zions or First Security, respectively, pursuant to the Zions/First Security merger agreement.

         Executive Committee

         Pursuant to the First Security by-laws, the First Security board of directors will also designate an executive committee, consisting of six directors including both Harris H. Simmons, the current Zions Chief Executive Officer, and Spencer F. Eccles, the current First Security Chief Executive Officer, each of whom will be Co-Chairman of the executive committee. The four remaining members of the executive committee will be comprised of an equal number of directors appointed to the board by Zions pursuant to the Zions/First Security merger agreement and by First Security pursuant to the Zions/First Security merger agreement. Each of the Zions Chief Executive Officer and the First Security Chief Executive Officer will be a Chairman or a Co-Chairman of the executive committee for so long as he serves as a Chief Executive Officer or a Co-Chief Executive Officer of First Security. In addition, the First Security Chief Executive Officer will continue to serve as a member of the executive committee after he ceases to serve as Co-Chief Executive Officer at his discretion for so long as he is a director of First Security.

         Pursuant to the First Security by-laws, until the annual meeting of stockholders in the year 2002, any vacancy in the executive committee resulting from the removal, resignation, death or disability of a member who was appointed by Zions pursuant to the Zions/First Security merger agreement will be filled by the Zions Chief Executive Officer or by the affirmative vote of a majority of the continuing directors appointed by Zions pursuant to the Zions/First Security merger agreement, and any vacancy in the executive committee resulting from the removal, resignation, death or disability of a member who was appointed by First Security pursuant to the Zions/First Security merger agreement will be filled by the First Security Chief Executive Officer or by the affirmative vote of a majority of the continuing directors appointed by First Security pursuant to the Zions/First Security merger agreement.

         The executive committee, when the board of directors is not in session, will have and may exercise all the powers and authority of the board of directors except to the extent, if any, that such authority may be limited by the resolution appointing the members of the executive committee, except to the extent any such powers and authority have been delegated to any other committee of the board of directors, or reserved by the board of directors to itself, and except that the executive committee will not have the authority of the board of directors in reference to amending the certificate of incorporation, adopting a plan of merger or consolidation, recommending to the stockholders the sale, lease or other disposition of all or substantially all the property and assets of First Security otherwise than in the usual and regular course of its business or amending the First Security by-laws.

         Amendment of Corporate Governance Arrangements

         In order to amend the provisions of the First Security certificate and the First Security by-laws that incorporate the governance arrangements described above and to take certain other actions, the First Security certificate and the First Security by-laws require the affirmative vote of (1) two-thirds of the directors of First Security and (ii) the holders of not less than two-thirds of the voting power of all outstanding shares of capital stock of First Security entitled to vote generally in the election of directors, considered for these purposes as a single class.

                       DESCRIPTION OF ZIONS CAPITAL STOCK

         The following summary of certain provisions of the Amended and Restated Articles of Incorporation of Zions, Zions' by-laws and the Zions rights plan is not intended to be complete and is qualified in its entirety by reference to such documents, each of which is an exhibit to the Registration Statement filed with the SEC of which this proxy statement/prospectus is a part. See "Where You Can Find More Information" on page 79.

Authorized Capital Stock

         The authorized capital stock of Zions consists of 200,000,000 shares of common stock, and 3,000,000 shares of preferred stock. As of June 30, 1999, there were 79,010,705 shares of Zions common stock and no shares of preferred stock issued and outstanding and Zions had approximately 6,113 holders of record of its common stock.

         The authorized shares of preferred stock are issuable in one or more series on the terms set by resolution or resolutions of the board of directors of Zions. Each series of preferred stock may have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the board of directors of Zions may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Zions belong exclusively to the holders of Zions common stock.

Voting Rights

         General

         The holders of Zions common stock are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote. The holders of Zions common stock do not have cumulative voting rights.

         Special Votes for Specified Transactions

         Zions' restated articles of incorporation, which we refer to as the Zions articles, contain provisions requiring special shareholder votes to approve specified transactions. In the absence of these provisions, under Utah law either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

         The Zions articles require that certain "business transactions" between Zions or a subsidiary and a "related person" be approved by the affirmative votes of the holders of not less than 80% of the voting power of all outstanding voting stock of Zions. A "related person" means, in general, a person, corporation, partnership or group acting in concert that beneficially owns 10% or more of the voting power of Zions' outstanding voting stock.

         The business transactions with a related person subject to such special vote requirements include:

          o a merger or consolidation involving Zions or a subsidiary of Zions with a related person;

          o the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of either Zions or a subsidiary of Zions to, with or for the benefit of a related person;

          o the issuance, sale, exchange or other disposition by Zions or a subsidiary of Zions to a related person of securities of Zions or a subsidiary of Zions having an aggregate fair market value of $5 million or more;

          o any liquidation, spinoff, splitoff, splitup or dissolution of Zions by or on behalf of a related person;

          o any recapitalization or reclassification of the securities of Zions or other transaction that would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding; and

          o any agreement, contract, or other arrangement providing for any of the transactions set forth above.

The Zions Board

         Director Liability

         The Zions articles provide that a director will not be liable to Zions or its shareholders for monetary damages for a breach of fiduciary duty as a director other than:

          o    a breach of a director's duty of loyalty;

          o acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law;

          o    the authorization of the unlawful payment of dividends; and

          o    transactions in which a director receives an improper benefit.

         Classified Board

         The Zions articles provide that the board of directors of Zions shall have three classes, each consisting of one-third (or as near as may be) of the whole number of the board of directors of Zions. Utah law requires that each class contain as equal a number of directors as possible. One class of directors is elected at each annual meeting of shareholders, and each class serves for a term of three years.

         The range of the number of directors of Zions may be increased or decreased only by amendment of the by-laws, which requires the affirmative vote of two-thirds of the total number of directors constituting the entire board of directors of Zions, or by the shareholders of Zions at a regular or special meeting by the affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote. Except as otherwise required by law, vacancies on the board of directors of Zions, including vacancies resulting from an increase in the size of the board of directors of Zions, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board of directors of Zions. The directors elected by the board of directors of Zions to fill vacancies serve for the full remainder of the term of the class to which they have been elected. Any directorship filled by reason of an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

         Removal of Directors

         The Zions articles provide that any director (or the entire board of directors of Zions) may be removed from office by shareholder vote only if such removal is approved by the holders of two-thirds of the issued and outstanding shares then entitled to vote at an election of directors.

Shareholder Rights Plan

         In September 1996, the board of directors of Zions adopted a shareholder protection rights plan, dated September 21, 1996, with Zions First National Bank, as rights agent, and declared a dividend of one right on each outstanding share of Zions common stock. The rights plan was not adopted in response to any specific effort to acquire control of Zions. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

         Under the rights plan, until it is announced that a person or group has acquired 10% or more of the Zions common stock (an "Acquiring Person") or commences a tender offer that will result in such person or group owning 10% or more of the Zions common stock, the rights will be evidenced by the Zions common stock certificates, will automatically trade with the Zions common stock and will not be exercisable. Thereafter, separate rights certificates will be distributed and each right will entitle its holder to purchase participating preferred stock having economic and voting terms similar to those of one share of Zions common stock for an exercise price of $90.00.

         Upon announcement that any person or group has become an Acquiring Person, then 10 days thereafter (or such earlier or later date as the board of directors of Zions may decide) (the "Flip-in Date") each right (other than rights beneficially owned by any Acquiring Person or transferees thereof, which rights become void) will entitle its holder to purchase for the exercise price, a number of shares of Zions common stock or participating preferred stock having a market value of twice the exercise price.

         Also, if after an Acquiring Person controls the board of directors of Zions, Zions is involved in a merger or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders or the person with whom the merger occurs is the Acquiring person or a person affiliated or associated with the Acquiring Person, each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10% and 50% of the common stock, the board of directors of Zions may, at its option, exchange one share of Zions common stock for each right.

         The rights may be redeemed by the board of directors of Zions for $0.01 per right prior to the Flip-in Date.

Shareholder Meetings

         Utah law provides that special meetings of a corporation's shareholders may be called by the board of directors or such other persons authorized by the by-laws to call a special meeting or by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Under Zions' by-laws, special meetings may be called by the president or by the board of directors of Zions.

Amendment of Zions Articles and Bylaws

         The Zions articles require the affirmative votes of the holders of two-thirds of all outstanding voting stock of Zions to approve any amendment to the Zions articles, except that to repeal or amend the provisions in the Zions articles regarding business transactions set forth under "--Voting Rights--Specific Votes for Certain Transactions" above requires the affirmative vote of 80% of the issued and outstanding stock entitled to vote. Zions' by-laws may be amended by an affirmative vote of two-thirds of the total number of directors constituting the entire board of directors of Zions or by the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote.

Miscellaneous

         There are no preemptive rights, sinking fund provisions, conversion rights or redemption provisions applicable to the Zions common stock. Holders of fully paid shares of Zions common stock are not subject to any liability for further calls or assessments.

         Zions First National Bank is the transfer agent and registrar for the Zions common stock.

                   CERTAIN DIFFERENCES IN THE RIGHTS OF ZIONS
                     SHAREHOLDERS, REGENCY SHAREHOLDERS AND
                         NEW FIRST SECURITY STOCKHOLDERS

         At the completion of the Zions/Regency merger, Regency shareholders who receive Zions common stock automatically will become shareholders of Zions, and their rights as shareholders will be determined by the Zions articles, Zions' by-laws and the Utah Revised Business Corporation Act (the "UBCA"), instead of by Regency's articles of incorporation, Regency's by-laws and the CGCL. If both the Zions/Regency merger and the Zions/First Security merger are completed, shareholders of Regency common stock ultimately will become stockholders of First Security corporation and their rights as stockholders will be determined by the First Security certificate and the First Security by-laws, in each case as contemplated to be amended and restated pursuant to the Zions/First Security merger agreement, and by the Delaware General Corporation Law (the "DGCL"). The following is a summary of the material differences in the rights of shareholders of Zions and Regency and First Security stockholders following the Zions/First Security merger. The information concerning First Security will only be applicable to Regency shareholders if the Zions/First Security merger is consummated. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the UBCA, the CGCL, the DGCL and the other documents described below.


----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                              CAPITAL STOCK
----------------------------------------------------------------------------------------------------------
                                             Authorized Capital
----------------------------------------------------------------------------------------------------------
20,000,000 common shares              200,000,000 common shares             425,000,000 common shares
authorized, no par value.             authorized, no par value.             authorized, par value $1.25 per
                                                                            share.

1,000,000 shares of preferred         3,000,000 shares of preferred         10,000,000 shares of preferred
stock authorized, no par value.       stock authorized, no par value.       stock authorized, no par value.

As of August 9, 1999,                 As of June 30, 1999,                  Based on the number of shares
2,627,249 shares of Regency           79,010,705 shares of Zions            of Zions and First Security
common stock were issued and          common stock were issued and          common stock outstanding as
outstanding.                          outstanding.                          of June 30, 1999, approximately
                                                                            165,948,569 sharesof the combined
                                                                            company would be issued and
                                                                            outstanding after the
                                                                            Zions/First Security merger.


                                                      63

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                              BOARD OF DIRECTORS
----------------------------------------------------------------------------------------------------------
                                               Classification
----------------------------------------------------------------------------------------------------------
All directors are elected             Directors are divided into three      Directors are divided into three
annually.                             classes as nearly equal in            classes.   Following the initial
                                      number as possible.  Each class       two annual meetings of
                                      is elected for a term of three        stockholders, each class is
                                      years, and only one class is          elected for a term of three
                                      elected each year.                    years.  For a description of the
                                                                            classes prior to such time, see
                                                                            "The Zions/First Security
                                                                            Merger".
----------------------------------------------------------------------------------------------------------
                                               Number of Directors
----------------------------------------------------------------------------------------------------------
Until changed by vote of a            No fewer than three and no more       Immediately following
majority of the outstanding           than 15, as fixed by the board of     completion of the Zions/First
shares, the number of directors       directors.  Currently fixed at 11.    Security Merger, fixed by the
is required to be fixed at not                                              First Security certificate at 22.
less than 8 and not more than                                               Commencing with the
15.  The fixed number of                                                    stockholder meeting in 2000,
directors is currently 10;  this                                            there will be 18.  Commencing
number may be changed from                                                  with the stockholder meeting in
time to time by a resolution                                                2001, there will be 16.  After
duly adopted by a vote of a                                                 the annual stockholder meeting
majority of the shares entitled                                             in the year 2002, the number of
to vote represented at a duly                                               directors will be one or more as
held meeting at which a quorum                                              fixed from time to time by the
is present, or by the written                                               board of directors.
consent of the holders of a
majority of the outstanding
shares entitled to vote, or by the
board of directors.
----------------------------------------------------------------------------------------------------------
                                                     Removal
----------------------------------------------------------------------------------------------------------
Under the CGCL, directors             Any director may be removed at        Under the First Security
may be removed without cause          any time, but only by the             certificate, directors may be
if the removal is approved by         affirmative vote of the holders of    removed only for cause
the affirmative vote of a             at least two-thirds of the issued     (defined as a felony conviction
majority of the outstanding           and outstanding shares of capital     or adjudication that a director is
shares entitled to vote, except       stock then entitled to vote at an     liable for gross negligence or
that no director may be               election of directors.  In            misconduct in the performance
removed when the shares voted         addition, a majority of the board     of his or her duties to the
against removal would be              of directors may remove a             combined company) and in that
sufficient to elect the director if   director if such removal is           event only by the holders of a
voted cumulatively in an              directed by a federal banking         majority of the shares then
election in which the same            agency.                               entitled to vote at an election of
number of votes were cast.                                                  directors.
----------------------------------------------------------------------------------------------------------



                                                      64

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                Vacancies and Newly Created Directorships
----------------------------------------------------------------------------------------------------------
Filled by  vote of a majority of      Filled by a majority of the           Prior to the annual meeting of
directors remaining in office, or     remaining directors.                  stockholders in the year 2002,
by the shareholders.  Vacancies                                             any vacancy created by the
caused by removal of a director                                             resignation, removal, death or
may be filled only by approval                                              disability of a director will be
of the shareholders.                                                        filled by the Co-Chief Executive
                                                                            Officer designated by the same
                                                                            party (Zions or First Security) in
                                                                            the Zions/First Security merger
                                                                            or, in his absence, by a majority
                                                                            of the continuing directors
                                                                            appointed by that party. After the
                                                                            annual meeting of stockholders in
                                                                            the year 2002, a majority of the
                                                                            remaining directors may fill
                                                                            vacancies.
----------------------------------------------------------------------------------------------------------
                                               Executive Committee
----------------------------------------------------------------------------------------------------------
The executive committee               Under the by-laws, the executive      Pursuant to the by-laws, the
consisting of two or more             committee consists of three           combined company will have an
members of the board, serves at       members of the board of               executive committee which,
the pleasure of the entire board      directors and shall have and          among other things, will have
and has the authority of the          may, when the board of directors      all the powers and authority of
board except with respect to          is not in session, exercise all of    the board of directors when it is
certain fundamental matters.          the authority of the board of         not in session, except that such
                                      directors except that such            authority may be limited in
                                      authority may be limited in           certain circumstances.  See
                                      certain circumstances.                "The Zions/First Security
                                                                            Merger" for a description of the
                                                                            initial composition of the
                                                                            executive committee.
----------------------------------------------------------------------------------------------------------
                                          Special Meetings of the Board
----------------------------------------------------------------------------------------------------------
May be called by the chairman         May be called by the president        May be called by the president
of the board, the president, the      or by a majority of the board of      or by a majority of the board of
secretary or by any two               directors.                            directors.
directors.

                                                      65


----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                               Director Liability
----------------------------------------------------------------------------------------------------------
Liability for monetary damages         Under the Zions articles, no         Under the First Security
is eliminated to the fullest          liability for monetary damages        certificate, no liability for
extent permissible under              for breach of fiduciary duty          monetary damages for breach
California law.  The CGCL             except:  1) for any breach of the     of fiduciary duty except to the
does not permit limiting or           director's duty of loyalty;  2) for   extent that such exemption
eliminating liability: 1) for acts    knowing violation of law; or 3)       from liability or limitation is
or omissions involving                for any transaction from which        not permitted under the DGCL.
intentional misconduct or a           the director derived improper
knowing and culpable violation        personal benefit.
of law;  2) for acts or omissions
a director believes to be
contrary to the best interest of
the corporation or its
shareholders or that involve
absence of good faith;  3) for
any transaction from which a
director derived an improper
personal benefit;  4) for acts or
omissions that show a reckless
disregard for the directors duty
to the corporation or its
shareholders when the director
was aware that it might cause
injury to the corporation;  5) for
acts or omissions that
constitute an unexcused pattern
of inattention amounting to an
abdication of the director's
duties;  6)  for contracts
between the corporation and
director not entered into in
compliance with the CGCL;
and 7)  for unlawful
distributions.
----------------------------------------------------------------------------------------------------------
                                Shareholder/Stockholder Action by Written Consent
----------------------------------------------------------------------------------------------------------
Permitted if a written consent is     Permitted if written consents to      Action by written consent of
obtained which sets forth the         taking an action without a            stockholders not permitted.
action to be taken and is signed      meeting are given by holders of
by holders of outstanding             shares having not less than the
shares having not less than the       minimum number of shares
minimum number of votes                required to take such action at a
necessary to authorize or take        meeting.
such action at a meeting at
which all shares entitled to vote
thereon were present and voted.


                                       66

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                  Special Meeting of Shareholders/Stockholders
----------------------------------------------------------------------------------------------------------
Special meetings of                   Special meetings of shareholders       Special meetings of
shareholders may be called by         may be called by the president or      shareholders may be called by
the board of directors, the           by the board of directors, unless      the board of directors.
chairman of the board, by the         otherwise prescribed by statute.
president or by one or more
shareholders holding not less
than 10% of the outstanding
shares entitled to vote.
----------------------------------------------------------------------------------------------------------
                                         Voting Rights and Requirements
----------------------------------------------------------------------------------------------------------
Elections for the board of            Under Utah law, unless                 Elections for the board of
directors are decided by              otherwise provided in the              directors are decided by a
electing those candidates who         articles of incorporation (1)          plurality of the votes cast.  In
receive the highest number of         directors are elected by a             all other matters, unless
votes cast in their favor; every      plurality of the votes cast by the     otherwise provided by law or
shareholder has the right to          shares entitled to vote and (2)        by the certificate of
cumulate his votes in director        shareholders do not have a right       incorporation or the by-laws,
elections.  In all other matters,     to cumulate their votes.               the affirmative vote of the
the affirmative vote of a             Shareholders are entitled to one       holders of a majority of the
majority of the shares cast will      vote for each share on record for      shares cast shall be the act of
be the act of the shareholders,       all matters.                           the stockholders.  Stockholders
unless otherwise provided by                                                 are entitled to one vote for each
law.  Shareholders are entitled                                              share on record for all matters.
to one vote for each share on
record for all matters.
----------------------------------------------------------------------------------------------------------
                               Stockholder Proposals and Nominations of Directors
----------------------------------------------------------------------------------------------------------
Shareholder nominations of            Notice of any shareholder              Stockholder nominations of
directors and proposals must be       nominations of directors and           directors and proposals must be
stated in writing and delivered       proposals shall be delivered to        delivered to the secretary of the
to the principal executive            the secretary of the corporation       combined company at its
offices of the corporation not        at its principal office not less       principal executive office not
less than 60 days (120 in the         than 120 days prior to the date        less than 90 nor more than 120
case of proposals) prior to the       of the meeting.                        days prior to the date of the
date on which, during the                                                    meeting.  However, if the date
previous year, management's                                                  of the annual meeting is first
proxy statement for the                                                      publicly announced or disclosed
previous year's annual meeting                                               less than 100 days prior to the
was first distributed to                                                     date of meeting, such advance
shareholders.                                                                notice shall be given not more
                                                                             than 10 days after such date is
                                                                             first so announced.




                                       67

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                                 Dividend Rights
----------------------------------------------------------------------------------------------------------
Under the CGCL, a corporation         Under Utah law, a corporation is       Under the DGCL, the directors
may make a distribution to its        generally permitted, subject to        of every corporation, subject to
shareholders if either of two         restriction in its articles of         any restrictions contained in its
tests is met.  First, a               incorporation, to declare and pay      certificate of incorporation,
corporation may make a                dividends in cash or property,         may declare and pay dividends
distribution out of retained          but only if the corporation is         upon the shares of its capital
earnings.  Second, if there are       solvent and payment would not          stock either 1) out of its surplus
no retained earnings, a               render the corporation insolvent.      or 2) in case there is no surplus,
corporation may make a                The Zions Articles place no            out of its net profits for the
distribution provided that after      further restrictions on                fiscal year in which the
giving effect to the distribution     distributions.                         dividend is declared and/or the
the assets of the corporation are                                            preceding fiscal year.  If the
at least equal to one and one-                                               capital of the corporation shall
quarter times its liabilities and                                            have been diminished to an
its current assets are at least                                              amount less than the aggregate
equal to its current liabilities.                                            amount of the capital stock, the
A corporation may not make                                                   directors shall not pay any
any distribution if it would                                                 dividends out of such net
result in an inability to meet its                                           profits until the deficiency in
liabilities as they mature.                                                  the amount of capital shall have
                                                                             been repaired.
----------------------------------------------------------------------------------------------------------
                                               Liquidation Rights
----------------------------------------------------------------------------------------------------------
Under the CGCL, upon                  Upon liquidation, dissolution or       Upon liquidation, dissolution or
dissolution or liquidation by the     winding up, whether voluntary          winding up of the combined
court, after all known liabilities    or involuntary, the holders of         company, the holders of Series
and obligations of the                common stock are entitled to           A preferred shares of First
corporation have been satisfied,      share ratably in the assets of the     Security are entitled to receive
any remaining assets or               corporation available for              out of the assets $52.50 per
proceeds would be distributed         distribution after all liabilities of  share, if the liquidation is
among its shareholders                the corporation have been              involuntary, and the applicable
according to their respective         satisfied.                             redemption value (as specified
rights and preferences.                                                      in the certificate) if the liquidation
                                                                             is voluntary.  In addition to such
                                                                             amount,   the  holders  will  also
                                                                             receive a further  amount equal to
                                                                             unpaid    accumulated    dividends
                                                                             before any  distributions are made
                                                                             to the common share  holders.  The
                                                                             assets    remaining   after   such
                                                                             distribution  shall be paid to the
                                                                             common share  holders.


                                                      68

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                              Inspection Rights
----------------------------------------------------------------------------------------------------------
Inspection rights exist for           Under Utah law, inspection             Any records maintained by the
inspection of accounting books        rights exist for certain corporate     combined company in the
and records, the record of            records only if (1) the demand to      regular course of its business,
shareholders and minutes of           inspect is made in good faith, (2)     including its stock ledger,
proceedings of the                    the shareholder demanding              books of account and minute
corporation's various meetings        inspection describes the purpose       books, will be provided upon
upon written demand by a              of the inspection and the records      the request of any person
shareholder or holder of a            to be inspected, and (3) the           entitled to inspect them.
voting trust certificate,             records directly related to the
provided that this shareholder        purpose of the investigation.
holds at least 5% in the
aggregate of the outstanding
voting shares of the corporation
(or 1% of such voting shares if
such shareholder has filed a
Schedule 14B with the
Securities and Exchange
Commission).




                                                      69

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                               Dissenters' Rights
----------------------------------------------------------------------------------------------------------
Under the CGCL, dissenters'           Under Utah law, dissenters'            Under Delaware law, appraisal
rights exist only with respect to     rights are available for: any plan     rights are available for merger
certain types of corporate            of merger to which a corporation       and consolidation transactions
reorganizations (including            is a party if a shareholder vote is    effected pursuant to various
mergers), but are generally           required;  certain sales, leases,      sections of the DGCL.
eliminated for shares listed on the   exchanges or other dispositions        However, appraisal rights are
NASDAQ National Market unless         of all or substantially all the        not permitted in these
a substantial proportion (5% or       assets;  and certain share             transactions if the stock is
more) of the shareholders demand      exchanges.  However,                   listed on the NASDAQ or if the
dissenters' rights.  Regency          dissenters' rights are not             stock is held by more than
common stock is currently listed      permitted in these transactions if     2,000 stockholders.  No
on the NASDAQ National Market.        the stock is listed on the             appraisal rights are available
See "The Merger-Dissenters'           NASDAQ or if the stock is  held        for shares of stock of the
Rights."                              by 2,000 or more shareholders.         constituent surviving
                                      These provisions do not apply if       corporation if the merger did
                                      the shareholder receives for his       not require the approval of the
                                      shares anything except shares of       stockholders of the surviving
                                      the corporation surviving the          corporation.  These provisions
                                      consummation of the plan of            do not apply if the stockholder
                                      merger or share exchange,              receives for his shares anything
                                      shares of a corporation whose          except shares of the corporation
                                      shares are listed on a national        surviving the consummation of
                                      exchange or NASDAQ or held             the plan of merger or
                                      of record by not less than 2,000       consolidation, shares of a
                                      holders or cash in lieu of             corporation whose shares are
                                      fractional shares.  Zions              listed on a national exchange or
                                      common stock currently trades          NASDAQ or held of record by
                                      on the NASDAQ and has more             not less than 2,000 holders or
                                      than 2,000 shareholders of             cash in lieu of fractional shares.
                                      record.


                                                      70

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                     Amendment of Articles of Incorporation
----------------------------------------------------------------------------------------------------------
Under the CGCL, the Articles          Under Zion's Articles of               Under the Articles of
may be amended by a majority          incorporation, an affirmative          Incorporation of the combined
vote of outstanding shares.           vote of two-thirds of the              company, Article SEVENTH
                                      outstanding and issued shares          (classification and number of
                                      entitled by statute to vote shall      directors, term of office and
                                      be required to amend, alter,           removal of directors) may not
                                      change or repeal Articles IX           be amended, modified or
                                      (number of directors,                  repealed except by the
                                      classification and removal of          affirmative vote of (1) two-
                                      directors), X (director meetings,      thirds of the directors of the
                                      quorum, authority of the board)        combined company and (2) the
                                      and XVI (amendment of                  holders of not less than two-
                                      Articles) or any other provision       thirds of the voting power of all
                                      in the Articles that would             outstanding shares of capital
                                      restrict, limit or alter the power     stock entitled to vote in the
                                      or authority of the board of           election of directors.  Article
                                      directors or any other officer or      EIGHTH (restrictions on
                                      agent of the corporation; would        certain business transactions
                                      vest any powers of the                 with significant stockholders)
                                      corporation in any other officer       may not be amended, nor may it
                                      or agent other than the board of       be repealed in whole or in part,
                                      directors, or officers and agents      until authorized by the
                                      appointed by the board of              favorable vote of not less than
                                      directors; would require the           80% of all of the votes entitled
                                      approval of any shareholders in        to vote in elections of directors.
                                      order for the board of directors
                                      or any officer or agent to take
                                      any action; or would change the
                                      number of directors, the quorum
                                      requirements for any meeting of
                                      the board of directors, the vote
                                      by which it must act in
                                      connection with any matter, the
                                      manner of calling or conducting
                                      meetings of directors, or the
                                      place of such meetings.


                                                      71

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                              Amendment of By-laws
----------------------------------------------------------------------------------------------------------
Regency's by-laws provide that        Zions' by-laws provide that the        The combined company's by-
new by-laws may be adopted or         by-laws may be altered,                laws provide that the by-laws
the current by-laws may be            amended or repealed and new            may be amended or repealed,
amended or repealed by the            by-laws may be adopted by an           and new by-laws adopted, by
affirmative vote of a majority        affirmative vote of two-thirds of      the board of directors, but the
of the outstanding shares             the total number of directors          stockholders entitled to vote
entitled to vote, or by written       constituting the entire board.         may adopt additional by-laws
assent of shareholders entitled       Further, the shareholders may          and may amend or repeal any
to vote or by the board of            also amend the by-laws provided        by-law whether or not adopted
directors.                            an affirmative vote of two-thirds      by the board of directors.
                                      of the outstanding and issued          However, various sections of
                                      shares entitled by statue to vote      the by-laws (those pertaining to
                                      shall be required under certain        special stockholders' meetings;
                                      circumstances.                         powers, number and qualifications
                                                                             of  directors;  election,  term of
                                                                             office,  resignation,  removal and
                                                                             vacancies  of  directors;  special
                                                                             director committees; executive and
                                                                             nominating  committees;   officers
                                                                             and election of officers;  term of
                                                                             office,  resignation,  removal and
                                                                             vacancies   of    officers;    and
                                                                             amendment  of by-laws)  may not be
                                                                             amended     except     upon    the
                                                                             affirmative  vote of 1) two-thirds
                                                                             of the  directors  of the combined
                                                                             company  and 2) the holders of not
                                                                             less than two-thirds of the voting
                                                                             power of all outstanding shares of
                                                                             capital   stock  of  the  combined
                                                                             company entitled to vote generally
                                                                             in the election of directors.

                                                      72

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                           Shareholder Rights Plan
----------------------------------------------------------------------------------------------------------
Regency does not have a rights        As discussed under "Description        First Security's current
plan.                                 of Zions Capital                       stockholder rights plan will
                                      Stock-Shareholder Rights Plan",        survive the Zions/First Security
                                      each share of Zions common             merger.  This plan, which
                                      stock has attached to it one right     expires on August 28, 1999,
                                      issued pursuant to the Zions           will be replaced by a new
                                      rights plan.                           shareholders rights plan, which will
                                                                             expire on October  27,  2008.  The
                                                                             current and replacement plans have
                                                                             essentially   identical  terms  as
                                                                             follows.  Each stockholder has one
                                                                             right in  respect to each share of
                                                                             common  stock  owned  to  purchase
                                                                             from    First     Security     one
                                                                             one-thousandth  of  a  share  of a
                                                                             class of junior preferred stock at
                                                                             an   exercise   price  of  $100.00
                                                                             ($85.00 for the replacement  plan)
                                                                             only   after  a  person  or  group
                                                                             acquires  15%  or  more  of  First
                                                                             Security's common stock. The plans
                                                                             also   provide   that,   upon  the
                                                                             occurrence  of  certain  specified
                                                                             events,  the holders of the rights
                                                                             will  be   entitled   to   acquire
                                                                             additional   equity  interests  in
                                                                             First  Security  having  a  market
                                                                             value of two  times  the  exercise
                                                                             price of $100.00  ($85.00  for the
                                                                             replacement plan).

                                                      73

----------------------------------------------------------------------------------------------------------
                                                                              First Security After the
            Regency                               Zions                      Zions/First Security Merger
----------------------------------------------------------------------------------------------------------
                                        Limitation on Business Transactions
----------------------------------------------------------------------------------------------------------
No provisions.                        Except under certain                   Except under certain
                                      circumstances, business                circumstances, business
                                      transactions (defined as, among        transactions (defined as, among
                                      other things, mergers or               other things, mergers or
                                      consolidations of the                  consolidations of the
                                      corporation, sale of a substantial     corporation, sale of more than
                                      part of the corporate assets or        20% of the corporate assets or
                                      any recapitalization or                any recapitalization or
                                      reclassification of securities of      reclassification of securities of
                                      the corporation) are not               the corporation) are not
                                      permitted with a related person        permitted with a related person
                                      (defined as any person or entity       (defined as any person or entity
                                      which owns 10% of the votes of         which owns 10% of the votes
                                      the outstanding shares of stock        of the outstanding shares of
                                      of the corporation) or any             stock of the corporation) except
                                      interest except upon the               upon the affirmative vote of
                                      affirmative vote of the holders of     80% of all the shares of stock
                                      not less than 80% of the voting        entitled to vote in elections of
                                      power of the voting stock.             directors.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

Zions

         Zions common stock is quoted on the NASDAQ National Market under the symbol "ZION." The following table sets forth, for the indicated periods, the high and low sale prices for Zions common stock as reported on the NASDAQ National Market, and the cash dividends declared per share of Zions common stock.


                                                                      Cash
                                                 Price Range        Dividends
                                            ---------------------   Paid Per
                                               High        Low        Share
                                            ---------   ---------   ---------
1997:
                First ...................   $   34.88   $   25.44        0.11
                Second ..................       37.69       28.25        0.12
                Third ...................       41.63       34.25        0.12
                Fourth ..................       46.00       36.88        0.12

1998:
                First ...................   $   55.50   $   38.50        0.12
                Second ..................       55.25       47.00        0.14
                Third ...................       58.13       37.88        0.14
                Fourth ..................       62.50       37.88        0.14
1999:
                First ...................   $   68.50   $   56.38        0.14
                Second ..................       75.88       54.00        0.29
                Third (through August 25)       64.63       52.25         --


         On April 27, 1999, the last trading day before public announcement of the merger, the last sales price per share of Zions common stock on the NASDAQ National Market was $70.00. Past price performance is not necessarily indicative of likely future price performance. Holders of Regency common stock are urged to obtain current market quotations for shares of Zions common stock.

         The holders of Zions common stock are entitled to receive dividends when, as and if declared by the Zions board out of funds legally available therefor. The Zions board periodically considers the payment of dividends on Zions common stock, taking into account Zions' financial condition, Zions' future prospects, economic conditions, industry practices and other factors, including restrictions on the payment of dividends.

Regency

         Since May 8, 1998, the Regency common stock has been quoted on the NASDAQ National Market under the symbol "REFN." Prior to this date, the Regency common stock was traded on the over-the-counter bulletin board. The following table sets forth for the indicated periods the high and low sale prices for Regency common stock as reported on the NASDAQ National Market or the over-the-counter bulletin board, and the cash dividends declared per share of Regency common stock.

                                             Price Range          Cash Dividends
                                     ---------------------------   Declared Per
                                         High           Low           Share
                                     ------------   ------------   ------------
1997:
         First ...................   $      10.63   $       9.13           --
         Second ..................          10.00           9.00           --
         Third ...................          10.13           8.25           --
         Fourth ..................          11.00           9.25           --

1998:
         First ...................   $      14.88   $      10.25           --
         Second ..................          14.88          13.63           --
         Third ...................          17.00          11.00           --
         Fourth ..................          15.50          12.75           --

1999:
         First ...................   $      24.00   $      14.00   $       0.10
         Second ..................          21.00          16.00           0.10
         Third (through August 25)          20.50          16.38           0.10

         The holders of Regency common stock are entitled to receive dividends when, as and if declared by the Regency board out of funds legally available therefore. The Regency board periodically considers the payment of dividends on Regency common stock, taking into account Regency's financial condition, Regency's future prospects, economic conditions, industry practices and other factors, including restrictions on the payment of dividends.

                                     EXPERTS

         The consolidated financial statements of Zions as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Regency as of December 31, 1998 and for the year then ended, included in Regency's 1998 Annual Report on Form 10-K incorporated by reference in this proxy statement/prospectus, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, included in Regency's 1998 Annual Report on Form 10-K, and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Regency Bancorp as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997, incorporated by reference in this proxy statement/prospectus from Regency Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of First Security as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus from First Security's 1998 Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which is incorporated by reference in this proxy statement/prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                         VALIDITY OF ZIONS COMMON STOCK

         The validity of the shares of Zions common stock being offered hereby will be passed upon for Zions by Sullivan & Cromwell, Los Angeles, California.

                                  OTHER MATTERS

         As of the date of this proxy statement/prospectus, the Regency board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if any other matter shall come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the notice of special meeting as determined by a majority of the Regency board; provided, however, that no proxy that is voted against the proposal to approve the principal terms of the Zions/Regency merger agreement will be voted in favor of any adjournment or postponement.

                       WHERE YOU CAN FIND MORE INFORMATION

         Zions has filed with the SEC a Registration Statement under the Securities Act that registers the distribution to Regency shareholders of the shares of Zions common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Zions and Zions common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this proxy statement/prospectus.

         In addition, Zions, First Security and Regency file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:


Public Reference Room   New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center           Citicorp Center
     Room 1024                 Suite 1300             500 West Madison Street
Washington, D.C. 20549  New York, New York 10048            Suite 1400
                                                    Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Zions, First Security and Regency, who file electronically with the SEC. The address of the site is http://www.sec.gov.

         You should also be able to inspect reports, proxy statements and other information about Zions, First Security and Regency at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows Zions and Regency to "incorporate by reference" information into this proxy statement/prospectus. This means that Zions and Regency can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

         This proxy statement/prospectus incorporates by reference the documents listed below that Zions and Regency previously filed with the SEC. They contain important information about the companies and their financial condition.


    Zions SEC Filings                                 Period/Filing Date
    -----------------                                 ------------------
Annual Report on Form 10-K...................... Year ended December 31, 1998
Quarterly Reports on Form 10-Q.................. Quarters ended March 31, 1999 and June 30, 1999
Current Report on Form 8-K...................... June 7, 1999

The descriptions of Zions common stock and rights set forth in Zions' Registration Statements on Form 10 and Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such descriptions.


    Regency SEC Filings                               Period/Filing Date
    -------------------                               ------------------
Annual Report on Form 10-K...................... Year ended December 31, 1998
Quarterly Reports on Form 10-Q.................. Quarters ended March 31, 1999 and June 30, 1999
Current Reports on Form 8-K..................... January 14, 1999
                                                 February 11, 1999
                                                 April 8, 1999
                                                 April 27, 1999
                                                 May 6, 1999
                                                 May 28, 1999
                                                 July 15, 1999
                                                 July 26, 1999

         Zions incorporates by reference the audited consolidated balance sheets of First Security as of December 31, 1998 and 1997 and the audited consolidated statement of income, stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996 and the related notes from First Security's Annual Report on Form 10-K for the year ended December 31, 1998, and the unaudited interim consolidated financial statements and the related notes as of and for the six months ended June 30, 1999 of First Security from First Security's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

         Zions and Regency each incorporate by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Zions has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Zions, as well as all pro forma financial information, and Regency has supplied all information relating to Regency.

         Documents incorporated by reference are available from Zions and Regency without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

     Zions Bancorporation                  Regency Bancorp
     One South Main, Suite 1380            7060 North Fresno Street
     Salt Lake City, Utah 84111            Fresno, California 93720
     Attention: Dale M. Gibbons            Attention:  Steven F. Hertel
     Telephone: (801) 524-4787             Telephone:  (559) 438-2600

         If you would like to request documents, please do so by September 21, 1999 to receive them before the special meeting. If you request any incorporated documents from Zions or Regency, Zions or Regency will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

         Neither Zions nor Regency has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                     APPENDIX A







--------------------------------------------------------------------------------










                          AGREEMENT AND PLAN OF MERGER

                           dated as of April 27, 1999,

                                   as amended,

                                  by and among

                              Zions Bancorporation,

                                 Regency Bancorp

                                       and

                                  Regency Bank







--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

     RECITALS................................................................A-4

                                    ARTICLE I
                               Certain Definitions

2.1.01   Certain Definitions.................................................A-4

                                   ARTICLE II
                                   The Merger

4.2.01   The Merger..........................................................A-9
5.2.02   Effective Date and Effective Time...................................A-9
6.2.03   Plan of Merger......................................................A-9

                                   ARTICLE III
                       Consideration; Exchange Procedures

8.3.01   Merger Consideration................................................A-9
9.3.02   Rights as Shareholders; Stock Transfers............................A-10
10.3.03  Fractional Shares..................................................A-10
11.3.04  Exchange Procedures................................................A-10
12.3.05  Anti-Dilution Provisions...........................................A-11
13.3.06  Options............................................................A-11

                                   ARTICLE IV
                           Actions Pending Acquisition

15.4.01  Forebearances of Company...........................................A-12
16.4.02  Forebearances of Zions.............................................A-13

                                    ARTICLE V
                         Representations and Warranties

18.5.01  Disclosure Schedules...............................................A-14
19.5.02  Standard...........................................................A-14
20.5.03  Representations and Warranties of Company and Company Bank.........A-14
21.5.04  Representations and Warranties of Zions............................A-20

                                   ARTICLE VI
                                    Covenants

23.6.01  Reasonable Best Efforts............................................A-22
24.6.02  Shareholder Approval...............................................A-22
25.6.03  Registration Statements............................................A-22
26.6.04  Press Releases.....................................................A-23
27.6.05  Access; Information................................................A-23
28.6.06  Acquisition Proposals..............................................A-24
29.6.07  Affiliate Agreements...............................................A-25
30.6.08  [Reserved].........................................................A-25
     6.09     Certain Policies..............................................A-25

                                                                            Page
                                                                            ----
6.10     NASDAQ Listing.....................................................A-25
6.11     Regulatory Applications............................................A-25
6.12     Indemnification; Director and Officers' Insurance..................A-25
6.13     Benefit Plans......................................................A-26
6.14     Accountants' Letters...............................................A-26
6.15     Notification of Certain Matters....................................A-26
6.16     Shareholder Agreements.............................................A-26
6.17     Bank Merger........................................................A-26
6.18     Reporting..........................................................A-27

                                   ARTICLE VII
                    Conditions to Consummation of the Merger

7.01     Conditions to Each Party's Obligation to Effect the Merger.........A-27
7.02     Conditions to Obligation of Company................................A-27
7.03     Conditions to Obligation of Zions..................................A-28

                                  ARTICLE VIII
                                   Termination

8.01     Termination........................................................A-29
8.02     Effect of Termination and Abandonment..............................A-30

                                   ARTICLE IX
                                  Miscellaneous

9.01     Survival...........................................................A-30
9.02     Waiver; Amendment..................................................A-30
9.03     Counterparts.......................................................A-30
9.04     Governing Law; Waiver of Jury Trial................................A-30
9.05     Expenses...........................................................A-31
9.06     Notices............................................................A-31
9.07     Entire Understanding; No Third Party Beneficiaries.................A-31
9.08     Interpretation; Effect.............................................A-31


EXHIBIT A     Form of Stock Option Agreement
EXHIBIT B     Form of Agreement of Bank Merger
EXHIBIT C     Form of Affiliate Agreement
EXHIBIT D     Form of Shareholder Agreement
EXHIBIT E     Form of Employment Agreement

         AGREEMENT AND PLAN OF MERGER, dated as of April 27, 1999 (this "Agreement"), by and among REGENCY BANCORP ("Company"), REGENCY BANK (the "Company Bank") and ZIONS BANCORPORATION ("Zions").

                                    RECITALS

     A. Regency Bancorp. Company is a California corporation, having its principal place of business in Fresno, California.

     B. Zions Bancorporation. Zions is a Utah corporation, having its principal place of business in Salt Lake City, Utah.

     C. Regency Bank. Company Bank is a California state-chartered member bank and is a wholly- owned subsidiary of Company.

     D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "Code").

     E. Board Action. The respective Boards of Directors of each of Zions and Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

     F. Stock Option Agreement. As an inducement to the willingness of Zions to consummate the transactions contemplated by this Agreement, the Company will grant to Zions an option pursuant to the Stock Option Agreement, substantially in the form of Exhibit A hereto (the "Stock Option Agreement").

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:


                                    ARTICLE I
                               Certain Definitions

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

         "Acquisition Proposal" means any tender or exchange offer for 25% or more of the Company Common Stock, proposal for a merger, consolidation or other business combination involving Company or any of its Subsidiaries or any proposal or offer to acquire 25% or more of the Company Common Stock, or a substantial portion of the assets or deposits of, Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Affiliates" of or a Person "Affiliated" with a specific Person is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Agreement of Bank Merger" means the Agreement of Bank Merger to be entered into between California Bank & Trust and the Company Bank substantially in the form of Exhibit B hereto, but subject to any changes that may be necessary to conform to any requirements of any Governmental Authority having authority over the Bank Merger.

         "Bank Merger" means the merger of Company Bank with and into California Bank & Trust.

         "Benefit Plans" has the meaning set forth in Section 5.03(m).

         "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday or any other day which is not a day on which banking institutions in Utah or California are authorized or obligated by law or executive order to close.

         "Business Combination" has the meaning set forth in Section 3.05.

         "CGCL" means the California General Corporation Law.

         "California Bank & Trust" means a California state-chartered bank and a wholly owned subsidiary of Zions.

         "California Secretary" means the California Secretary of State.

         "Code" has the meaning set forth in the recitals.

         "Commissioner" means the California Commissioner of Financial Institutions.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Company Affiliate" has the meaning set forth in Section 6.07(a).

         "Company Articles" means the Articles of Incorporation of Company.

         "Company Bank" means Regency Bank, a California state-chartered member bank and a wholly owned subsidiary of Company.

         "Company Board" means the Board of Directors of Company.

         "Company By-Laws" means the By-laws of Company.

         "Company Common Stock" means the common stock, no par value, of Company.

         "Company Meeting" has the meaning set forth in Section 6.02.

         "Company Representatives" has the meaning set forth in Section 6.06.

         "Company Stock Option" has the meaning set forth in Section 3.06.

         "Company Stock Plan" means Company's 1990 Stock Option Plan, as amended.

         "Costs" has the meaning set forth in Section 6.12(a).

         "DFI" means the California Department of Financial Institutions.

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" means the effective time of the Merger, as provided for in Section 2.02.

         "Effective Time of the Bank Merger" means the date and time the Commissioner specifies for the Bank Merger.

         "Employees" has the meaning set forth in Section 5.03(m).

         "Environmental Law" has the meaning set forth in Section 5.03(o).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning set forth in Section 3.04.

         "Exchange Fund" has the meaning set forth in Section 3.04.

         "Exchange Ratio" has the meaning set forth in Section 3.01.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Federal Reserve" means the Board of Governors of the Federal Reserve System.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Hazardous Substance" has the meaning set forth in Section 5.03(o).

         "Indemnified Party" has the meaning set forth in Section 6.12(a).

         "Insurance Policy" has the meaning set forth in Section 5.03(s).

         "KBW 50 Index" means the KBW 50 Index of Keefe, Bruyette & Woods, Inc. (as provided by Keefe, Bruyette & Woods, Inc. upon request).

         "KBW Index Closing Average" means the average of the KBW 50 Index for the fifteen (15) consecutive NASDAQ trading day period ending on the third
     (3rd) day prior to the Effective Date.

         "KBW Index Starting Average" means the average of the KBW 50 Index for the five (5) consecutive NASDAQ trading day period commencing on the first full trading day following the first public announcement of the Merger by the parties.

         "Knowledge" means, with respect to any Person, the actual knowledge of any executive officer of such Person or of any other employee of such Person with responsibility for the particular subject area or subject matter.

         "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

         "Material Adverse Effect" means, with respect to Zions or Company, any effect that (i) is material and adverse to the financial position, results of operations or business of Zions and its Subsidiaries taken as a whole or Company and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Zions or Company to perform its obligations under this Agreement or the Agreement of Bank Merger or otherwise materially threaten or materially impede the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws affecting financial institutions generally or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) changes agreed to in writing by Zions and Company and (e) changes resulting from general economic conditions throughout the United States affecting banks and their holding companies.

         "Maximum Amount" has the meaning set forth in Section 6.12(c).

         "Merger" has the meaning set forth in Section 2.01.

         "Merger Consideration" has the meaning set forth in Section 2.01.

         "Multiemployer Plans" has the meaning set forth in Section 5.03(m).

         "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

         "New Certificate" has the meaning set forth in Section 3.04.

         "Old Certificate" has the meaning set forth in Section 3.04.

         "Option Consideration" means, with respect to each Company Stock Option, an amount in shares of Zions Common Stock equal to the quotient obtained by dividing (a) the Option Delta by (b) the Zions Closing Average.

         "Option Delta" means, with respect to each Company Stock Option, the difference between (a) the product of (i) the Zions Closing Average and
     (ii) the Exchange Ratio and (b) the exercise price with respect to such Company Stock Option.

         "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "Pension Plan" has the meaning set forth in Section 5.03(m).

         "Plans" has the meaning set forth in Section 5.03(m).

         "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

         "Proxy Statement" has the meaning set forth in Section 6.03.

         "Registration Statement" has the meaning set forth in Section 6.03.

         "Regulatory Authority" has the meaning set forth in Section 5.03(i).

         "Regulatory Documents" means documents filed with the SEC, the Federal Reserve or the FDIC, as applicable, of the types referred to in Section 5.03(g) and Section 5.04(f).

         "Replacement Option" has the meaning set forth in Section 3.06.

         "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

         "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

         "Stock Option Agreement" has the meaning set forth in the recitals.

         "Shareholder Agreements" has the meaning set forth in Section 6.16.

         "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Superior Proposal" means any bona fide Acquisition Proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of Company which is on terms which the Company Board determines by a majority vote of its directors in their good faith judgment (based on the written opinion, with only customary qualifications, of a financial advisor of nationally recognized reputation that the consideration provided in such Acquisition Proposal likely exceeds the value of the consideration provided for in the Merger), after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals, to be more favorable to the shareholders of Company than the Merger (or any revised proposal made by Zions).

         "Surviving Corporation" has the meaning set forth in Section 2.01.

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "Treasury Stock" shall mean shares of Company Common Stock held by Company or any of its Subsidiaries or by Zions or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

         "UBCA" means the Utah Business Corporation Act.

         "Warrants" means any of the 176,211 warrants to purchase 176,211 shares of Company Common Stock, the resale of which shares was registered May 11, 1998 with the SEC pursuant to Company's registration statement on Form S-3 No. 333-52505.

         "Zions" has the meaning set forth in the preamble to this Agreement.

         "Zions Board" means the Board of Directors of Zions.

         "Zions Closing Average" means the average of the last sales price per share for Zions Common Stock for the fifteen (15) consecutive NASDAQ trading day period ending on the third (3rd) day prior to the Effective Date.

         "Zions Starting Average" means the average of the last sales price per share for Zions Common Stock for the five (5) consecutive NASDAQ trading day period commencing on the first full trading day following the first public announcement of the Merger by the parties.

         "Zions Common Stock" means the common stock, no par value per share, of Zions together with any rights attached thereto under or by virtue of the Shareholder Protection Rights Agreement, dated September 27, 1996, between Zions and Zions First National Bank, as rights agent.

         "Zions Preferred Stock" means the preferred stock, no par value per share, of Zions.


                                   ARTICLE II
                                   The Merger

         2.01 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the CGCL and the UBCA at the Effective Time, Company shall merge with and into Zions (the "Merger"), the separate corporate existence of Company shall cease and Zions shall survive and continue to exist as a Utah corporation (Zions, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Zions may at any time prior to the Effective Time change the method of effecting the combination with Company (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "Merger Consideration"),
(ii) adversely affect the tax treatment of Company's shareholders as a result of receiving the Merger Consideration, including, without limitation, any adverse effect upon the tax-free treatment, holding period or tax basis, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

          (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Utah Division of Corporation and Commercial Code (the "Corporation Division") of articles of merger in accordance with Section 16-10a-1105 of the UBCA and the filing in the office of the California Secretary of an agreement of merger in accordance with Section 1103 of the CGCL or such later date and time as may be set forth in such articles and such agreement. The Merger shall have the effects prescribed in the UBCA and the CGCL.

          (b) Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of Zions immediately after the Merger shall be those of Zions as in effect immediately prior to the Effective Time.

          (c) Directors and Officers of the Surviving Corporation. The directors and officers of Zions immediately after the Merger shall be the directors and officers of Zions immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

         2.02 Effective Date and Effective Time. On such date on or after August 15, 1999 as Zions selects (and promptly provides notice thereof to Company), which shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of Zions, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by the parties, articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such articles of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such articles of merger.

         2.03 Plan of Merger. At the request of Zions, Zions and Company shall enter into a separate agreement of merger or articles of merger reflecting the terms hereof for purposes of any filing requirement of the CGCL or the UBCA.


                                   ARTICLE III
                       Consideration; Exchange Procedures

         3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) Outstanding Company Common Stock. Each share, excluding Treasury Stock and Dissenters' Shares, of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 0.3233 of a share of Zions Common Stock (the "Exchange Ratio"), subject to adjustment as set forth in clause (ii) below and as set forth in Section 3.05.

               (i) In the event that the Zions Closing Average stated as a percentage of the Zions Starting Average is greater than the sum of
          (A) the KBW Index Closing Average stated as a percentage of the KBW Index Starting Average and (B) five percent (5%), then the Exchange Ratio shall equal the product of (y) 0.3233 and (z) a fraction, the numerator of which is the product of (I) 1.05 and (II) the Zions Starting Average and the denominator of which is the Zions Closing Average. In the event that the Zions Closing Average stated as a percentage of the Zions Starting Average is less than the difference between (I) the KBW Index Closing Average stated as a percentage of the KBW Index Starting Average and (II) five percent (5%), then the Exchange Ratio shall equal the product of (y) 0.3233 and (z) a fraction, the numerator of which is the product of (I) .95 and (II) the Zions Starting Average and the denominator of which is the Zions Closing Average.

          (b) Outstanding Zions Common Stock. Each share of Zions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) Treasury Shares. Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time, and the consideration provided under this
Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Company or the Surviving Corporation of shares of Company Common Stock.

         3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Zions Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Zions shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Zions Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Zions Common Stock, as reported on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the fifteen (15) NASDAQ trading days immediately preceding the Effective Date.

         3.04 Exchange Procedures. At or prior to the Effective Time, Zions shall deposit, or shall cause to be deposited, with such bank or trust company as Zions shall elect, subject (except in the case of a Zions' Subsidiary) to the approval of Company, which approval may not be unreasonably withheld (which may include a Subsidiary of Zions) (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Company Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Zions Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Company Common Stock.

          (a) As soon as practicable after the Effective Date, and in any event no later than three (3) days after the Effective Date, Zions shall send or cause to be sent to each former holder of record of shares of Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. Zions shall use its reasonable best efforts to cause the New Certificates into which shares of a shareholder's Company Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be sent to the applicable former holder of record within five (5) Business Days of, and shall cause such items to be delivered to such former holder following, delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to Zions and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this
               Article III upon such delivery. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of Company, the exchange described in this
               Section 3.04(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of Zions and the Exchange Agent, (i) to evidence and effect such transfer but for the provisions of Section 3.02 hereof and (ii) to evidence that all applicable stock transfer taxes have been paid.

          (b) If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to the Surviving Corporation), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) At the election of Zions, no dividends or other distributions with respect to Zions Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Zions Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of Company Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Zions Common Stock such holder had the right to receive upon surrender of the Old Certificate.

          (d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one year after the Effective Time shall be returned by the Exchange Agent to Zions. Any shareholders of Company who have not theretofore complied with this Article III shall thereafter look only to Zions for payment of the shares of Zions Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Zions Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.05 Anti-Dilution Provisions. In the event Zions changes (or establishes a record date for changing) the number of shares of Zions Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, distributions of shares of Zions Common Stock pursuant to Zions' rights plan or similar transaction with respect to the outstanding Zions Common Stock and the record date therefor, if applicable, shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. Subject to Section 2.01(a), if, between the date hereof and the Effective Time, Zions shall consolidate with or into any other corporation (a "Business Combination") and the terms thereof shall provide that Zions Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of Company who would be entitled to receive shares of Zions Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Zions Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Zions Common Stock.

         3.06 Options. At the Effective Time, each holder of outstanding options to purchase shares of Company Common Stock under the Company Stock Plan (each, a "Company Stock Option"), whether vested or unvested, shall be canceled and only entitle the holder to receive with respect to such Company Stock Options the product of (i) the Option Consideration and (ii) the number of Company Stock Options held by such holder, rounded down to the nearest whole share to be paid by Zions in the form of whole shares of Zions Common Stock. At or prior to the Effective Time, Company shall take all action, if any, necessary with respect to the cancellation of the Company Stock Options, including obtaining any necessary consents of the holders of Company Stock Options. The exchange of agreements representing Company Stock Options for the Option Consideration shall take place upon substantially the same terms as set forth in Section 3.04 with respect to the exchange of certificates representing Company Common Stock for the Merger Consideration.

         3.07 Dissenters' Rights. Any Dissenting Shareholder (as defined below) who shall be entitled to be paid the "fair market value" of his or her Dissenters' Shares (as defined below), as provided in Section 1300 of the CGCL, shall not be entitled to the Merger Consideration in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by Section 1300 of the CGCL with respect to such Dissenters' Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.01 hereof. As used herein, "Dissenting Shareholder" means a shareholder who holds Dissenters' Shares. As used herein, "Dissenters' Shares" means shares held by a shareholder with respect to which such shareholder, in accordance with the CGCL, delivers a written demand to Company or its transfer agent on or prior to the date of the Company Meeting in accordance with Section 1301 of the CGCL.

                                   ARTICLE IV
                           Actions Pending Acquisition

         4.01 Forebearances of Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Zions, Company will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of Company and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain in all material respects their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of Company, Zions or any of their Subsidiaries to perform any of their obligations on a timely basis under this Agreement and the Agreement of Bank Merger, or take any action that is reasonably likely to have a Material Adverse Effect with respect to Company.

          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of Company Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) Dividends, Etc. (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock (other than quarterly cash dividends on Company Common Stock in an amount not to exceed $0.10 per share with record and payment dates consistent with past practice) or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice (including increases in the annual bonus pool and reallocations pursuant thereto), (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

          (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Company or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that is not material to it and its Subsidiaries taken as a whole.


          (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to Company and its Subsidiaries, taken as a whole.

          (h) Capital Expenditures. Except as Previously Disclosed, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $150,000 in the aggregate.

          (i) Governing Documents. Amend the Company Articles, Company By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of Company's Subsidiaries.

          (j) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable banking regulation.

          (k) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

          (l) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Company and its Subsidiaries, taken as a whole.

          (m) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of
               Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (n) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (o) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

          (p)  Commitments. Agree or commit to do any of the foregoing.

         4.02 Forebearances of Zions. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Company, Zions will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Take any action that would adversely affect or delay the ability of Company or Zions to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect with respect to Zions.

          (b) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of
               Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.


                                    ARTICLE V
                         Representations and Warranties

         5.01 Disclosure Schedules. On or prior to the date hereof, Company and Company Bank have delivered to Zions a schedule or schedules (each, a "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the disclosing party.

         5.02 Standard. No representation or warranty of Company and Company Bank, on the one hand, or Zions, on the other, contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or
5.04 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

         5.03 Representations and Warranties of Company and Company Bank. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of Company and Company Bank Disclosure Schedule corresponding to the relevant paragraph below, Company and Company Bank hereby represent and warrant jointly and severally to Zions:

          (a) Organization, Standing and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Company is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Company Common Stock. As of the date hereof, the authorized capital stock of Company consists solely of 5,000,000 shares of Company Common Stock, of which no more than 2,624,999 shares were outstanding as of the date hereof. As of the date hereof, no shares of Company Common Stock were held in treasury by Company or otherwise owned by Company or its Subsidiaries. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, Company does not have any Rights issued or outstanding with respect to Company Common Stock, and Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement, the Warrants, any Company Stock Option and the Company Stock Plan. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof are Previously Disclosed in Company's Disclosure Schedule.

          (c) Subsidiaries. Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly- owned Subsidiaries), there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and all the equity securities of each Subsidiary held by Company or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are owned by Company or its Subsidiaries free and clear of any Liens.

               (i) Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

               (ii) Each of Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Agreement of Bank Merger and to consummate the transactions contemplated hereby and thereby.

          (e) Corporate Authority. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Company and the Company Board on or prior to the date hereof. Each of this Agreement and the Stock Option Agreement is a valid and legally binding obligation of Company, enforceable in accordance with its terms

               (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Each of this Agreement and the Agreement of Bank Merger and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Company Bank and its board of directors on or prior to the date hereof. Each of this Agreement, and upon execution and delivery of the Agreement of Bank Merger, the Agreement of Bank Merger, is or will be, as the case may be, the valid and legally binding obligation of Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board has received the written opinion of The Findley Group to the effect that as of the date hereof the Exchange Ratio to be received by the holders of Company Common Stock in the Merger is fair to the holders of Company Common Stock from a financial point of view.

         5.04 Regulatory Approvals; No Defaults. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company or Company Bank of this Agreement and the Agreement of Bank Merger or to consummate the Merger or the Bank Merger except for (A) filings with the SEC and state securities authorities and the approval of this Agreement by the shareholders of Company and (B) the filing of articles of merger with the Corporation Division pursuant to the UBCA and an agreement of merger with the California Secretary pursuant to the CGCL. As of the date hereof, Company has no knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

               (i) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and Agreement of Bank Merger and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or of any of its Subsidiaries or to which Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company By-Laws or the articles of incorporation or by-laws of Company Bank, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (a) Financial Reports and Regulatory Documents; Material Adverse Effect. Company's (or its predecessors') Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1996 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed or to be filed (collectively, the Company "Regulatory Documents") with the SEC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the financial position of Company and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

               (i) Since December 31, 1998, Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

               (ii) Since December 31, 1998, (A) Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Company.

          (b) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Company or any of its Subsidiaries and, to Company's knowledge, no such litigation, claim or other proceeding has been threatened.

          (c) Regulatory Matters. (i) Neither Company nor any of its Subsidiaries or any of their properties is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the DFI, the Federal Reserve and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

               (ii) Neither Company nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (d)  Compliance with Laws. Company and each of its Subsidiaries:

               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company's knowledge, do any grounds for any of the foregoing exist).

          (e) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Documents, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (f) No Brokers. No action has been taken by Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Belle Plaine Financial LLC.

          (g)  Employee Benefit Plans.

               (i) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of Company and its subsidiaries (the "Employees") and current or former directors of Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Zions.

               (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Neither Company nor any of its Subsidiaries is a party to any "employee pension benefit plan" within the meaning of
          Section 3(2) of ERISA ("Pension Plan"), which is intended to be qualified under Section 401(a) of the Code. There is no material pending or, to the knowledge of Company, threatened litigation relating to the Plans. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Company, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Plan.

               (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the consolidated financial statements of Company included in the Regulatory Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

                  (vi) Neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. Company or its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

               (vii) The consummation of the transactions contemplated by this Agreement and the Agreement of Bank Merger will not (x) entitle any employees of Company or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or
          (z) result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement and the Agreement of Bank Merger, none of Zions, Company, or any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (h) Labor Matters. Neither Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Company's knowledge, threatened, nor to the knowledge of Company is there any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (i) Environmental Matters. To the best knowledge of Company, neither the conduct nor operation of Company or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To the knowledge of Company, no property on which Company or any of its Subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Company nor any of its Subsidiaries has received any notice from any person or entity that Company or its

               Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property.

     As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. As used herein, the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (j) Tax Matters. (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Company and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by or requested with respect to any Taxes of Company or its Subsidiaries. Company has made available to Zions true and correct copies of the United States federal income Tax Returns filed by Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998. Neither Company nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by Company's Regulatory Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Company's Regulatory Documents filed on or prior to the date hereof. Neither Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was Company) or otherwise has any liability for the Taxes of any person (other than Company and its Subsidiaries). As of the date hereof, neither Company nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code. No Liens for Taxes exist with respect to any of the assets or properties of Company or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with United States generally accepted accounting principles. Neither of Company nor any of its Subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

               (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (k) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Company's own account, or for the account of one or more of Company's Subsidiaries or their customers (all of which are listed on Company's Disclosure Schedule), if any, were entered into in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Company nor its Subsidiaries, nor to Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (l) Books and Records. The books and records of Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Company and its Subsidiaries.

          (m) Insurance. Company has Previously Disclosed all of the insurance policies, binders, or bonds maintained by Company or its Subsidiaries ("Insurance Policies"). Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Company and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by Company have been filed in due and timely fashion.

          (n) Accounting Treatment. As of the date hereof, to the Company's knowledge, there is no reason why the Merger will fail to qualify for "pooling of interests" accounting treatment.

          (o) Year 2000. To the knowledge of Company, the mission critical computer software operated by Company and/or any of its Subsidiaries is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To the knowledge of the Company, the costs of adaptations referred to in this clause will not have a Material Adverse Effect with respect to Company. Neither the Company nor any of its Subsidiaries has received, and does not reasonably expect to receive, any deficiency notice from any federal or California banking authority. Company has Previously Disclosed to Zions a complete and accurate copy of its and its Subsidiaries' plan, including an estimate of anticipated associated costs, for addressing the issues set forth in all Federal Financial Institutions Examination Council Interagency Statements as such issues affect Company and/or its Subsidiaries. Between the date of this Agreement and the Effective Time, Company and Company Bank shall use commercially reasonable and practicable efforts to implement such plan.

         5.05 Representations and Warranties of Zions. Subject to Section 5.02, Zions hereby represents and warrants to Company as follows:

          (a) Organization, Standing and Authority. Zions is duly organized, validly existing and in good standing under the laws of the State of Utah. Zions is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Zions has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) Zions Capital Stock. As of the date hereof, the authorized capital stock of Zions consists solely of 200,000,000 shares of Zions Common Stock, of which no more than 80,000,000 shares were outstanding as of the date hereof and 3,000,000 shares of Zions Preferred Stock, of which no shares were outstanding as of the date hereof.

          (c) Corporate Power. Zions and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Zions has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (d) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Zions and the Zions Board. This Agreement is a valid and legally binding agreement of Zions enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (e) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Zions or any of its Subsidiaries in connection with the execution, delivery or performance by Zions of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the federal and state banking authorities; (B) approval of the listing on the NASDAQ of Zions Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Corporation Division pursuant to the UBCA and an agreement of merger with the California Secretary pursuant to the CGCL; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Zions Common Stock in the Merger; and (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Zions has no knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

               (i) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Zions or of any of its Subsidiaries or to which Zions or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Zions or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (f) Financial Reports and Regulatory Documents; Material Adverse Effect. Zions' Regulatory Documents (of the types specified in
               Section 5.03(g)), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Zions and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Zions and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

               (i) Since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Zions.

          (g) No Brokers. No action has been taken by Zions that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement or the Agreement of Bank Merger.

          (h) Accounting Treatment; Tax Matters. As of the date hereof, Zions has no knowledge of any reason why the Merger will fail to qualify for "pooling of interests" accounting treatment. As of the date hereof, neither Zions nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

          (i) Regulatory Matters. Neither Zions nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority, which individually or in the aggregate would have a Material Adverse Effect on Zions.

               (i) Neither Zions nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j)  Compliance with Laws. Zions and each of its Subsidiaries:

               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Zions' knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Zions or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Zions' knowledge, do any grounds for any of the foregoing exist).

                                   ARTICLE VI
                                    Covenants

         6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Company, Company Bank and Zions agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of each of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 Shareholder Approval. Company agrees to take, in accordance with applicable law and the Company Articles and the Company By-Laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by Company's shareholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"), in each case as promptly as reasonably practicable after the Registration Statement is declared effective. Except to the extent otherwise permitted pursuant to Section 6.06, the Company Board shall recommend at the Company Meeting that all such matters be approved by its shareholders, shall not cancel the Company Meeting and Company shall take all reasonable, lawful action to solicit such approval by its shareholders.

         6.03 Registration Statements. Zions agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Zions with the SEC in connection with the issuance of Zions Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Company constituting a part thereof (the "Proxy Statement") and all related documents). Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with Zions, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement. Company agrees to file the Proxy Statement in preliminary form with the SEC as soon as reasonably practicable, and Zions agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Company and Zions agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities
Act as promptly as reasonably practicable after filing thereof. Zions also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to use its best efforts to furnish to Zions all information concerning Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (a) Each of Company, Company Bank and Zions agrees, as to itself and its Subsidiaries, that the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will not, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Company, Company Bank and Zions further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, promptly to inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

          (b) Zions agrees to advise Company, promptly after Zions receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Zions Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04 Press Releases. Each of Company, Company Bank and Zions agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

         6.05 Access; Information. Each of Company, Company Bank and Zions agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, the providing party shall furnish promptly to the requesting party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

          (a) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         6.06     Acquisition Proposals.

          (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Company shall not, nor shall it permit any of its Affiliates or Subsidiaries to, nor shall it authorize or permit any of its respective officers, directors, employees, representatives or agents (collectively, the "Company Representatives") directly or indirectly, to (i) solicit, facilitate, initiate or encourage, or take any action to solicit, facilitate, initiate or encourage, any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal or which might reasonably be expect to result in an Acquisition Proposal. Company shall immediately cease and cause to be terminated and shall cause all Company Representatives to terminate all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Company shall promptly notify all Company Representatives of its obligations under this Section 6.06.

          (b) Notwithstanding the foregoing, Company may participate in discussions or negotiations with, or furnish information with respect to Company pursuant to a confidentiality agreement with terms no less favorable to Company than those in effect between Company and Zions to any Person if and only if (x) such Person has submitted an unsolicited bona fide written Acquisition Proposal to the Company Board and (y) neither Company nor any of Company Representatives shall have violated Section 6.06(a) and the Company Board (i) believes in good faith based on such matters as it deems relevant, including the advice of Company's financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (ii) receives a written opinion of outside counsel to the effect that, and based on such advice the Company Board determines by a majority vote in its good faith judgment that, taking such action is required to satisfy the fiduciary duties of the Company Board under applicable law and (iii) provides prior written notice to Zions of its decision to so participate or furnish.

          (c) Except as set forth in the following sentence, neither the Company Board nor any committee thereof shall (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger and the Bank Merger, (2) withdraw or modify or propose to withdraw or modify in a manner adverse to Zions its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (3) enter, or cause any Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (4) resolve or announce its intention to do any of the foregoing. The immediately preceding sentence notwithstanding, in the event that prior to the Company Meeting the Company Board receives a Superior Proposal, the Company Board may (i) approve or recommend, or propose to approve or recommend, such Superior Proposal, (ii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Zions its recommendation of the Merger, this Agreement or the transactions contemplated hereby, or (iii) resolve or announce its intention to do any the actions set forth in the preceding clauses (i) and (ii), if (x) the Company Board receives a written opinion of outside counsel to the effect that, and based on such advice of outside counsel the Company Board determines by a majority vote of directors in their good faith judgment that, taking such action is required to satisfy the fiduciary duties of such directors and (y) Company furnishes Zions two (2) Business Days' prior written notice of the taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal and identify the person making the same).

          (d)  In addition to the other obligations of Company set forth in this
               Section 6.06, Company shall immediately advise Zions orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. Company shall inform Zions on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding any Acquisition Proposal or of any other developments or circumstances which could reasonably be expected to culminate in the taking of any of the actions referred to in
               Section 6.06(c).

         6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, Company shall deliver to Zions a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of Company (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

          (a) Company shall use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Zions on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit C.

         6.08     [Reserved].

         6.09 Certain Policies. After all conditions to the consummation of the Merger set forth in Article VII have been satisfied or waived, Company and Company Bank shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to them and Zions, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Zions.

     6.10 NASDAQ Listing. Zions agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ, subject to official notice of issuance, the shares of Zions Common Stock to be issued to the holders of Company Common Stock in the Merger.

     6.11 Regulatory Applications. Zions, Company and Company Bank and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Zions, Company and Company Bank shall use their reasonable best efforts to make all required bank regulatory filings, including the appropriate filing with the Federal Reserve, within 30 days after the date hereof. Each of Zions, Company and Company Bank shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as reasonably practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

          (a) Each party agrees, upon request, to use its best efforts to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.12 Indemnification; Director and Officers' Insurance. From and after the Effective Time through the fourth anniversary of the Effective Date, Zions agrees to indemnify and hold harmless each present and former director and officer of Company or any Subsidiary of Company determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) (but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and the Company Articles or the Company By-Laws in effect on the date hereof, and Zions shall also advance expenses as incurred to the extent permitted under California law and the Company Articles and the Company By-Laws.

          (a) For a period of four years after the Effective Time, Zions shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that Zions may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall Zions be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.12(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Zions shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Zions may request Company to, and Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Zions, extending for a period of four years Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Zions' obligations under this subsection (b).

     6.13 Benefit Plans. Zions shall, from and after the Effective Time, (i) honor in accordance with their terms all agreements set forth in Company and Company Bank Disclosure Schedule 6.13 and (ii) provide former employees of Company who remain as employees of Zions with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Zions (including the medical and health benefits available to other similarly situated employees of Zions and coverage of any pre-existing health or medical conditions covered by Company benefit plans), subject, with respect to any executive officer of Company, to the terms of any agreement(s) entered into by or among that executive officer and Zions and/or California Bank & Trust on the date of this Agreement or otherwise prior to the Effective Time, specifically modifying, replacing or relinquishing some or all of his agreements, benefits or plans. If any employee of Company or any Subsidiary of Company becomes a participant in any employee benefit plan of the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Date with Company or such Subsidiary of Company for purposes of eligibility and vesting, but not for benefit accrual purposes, to the same extent such service is taken into account or recognized under the applicable employee benefit plan of Company or its Subsidiaries. Company shall terminate its existing 401(k) plan and Employee Stock Ownership Plan on or before the Effective Date.

     6.14 Accountants' Letters. Each of Company and Zions shall use its reasonable best efforts to cause to be delivered to the other party a letter of their respective independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, in form and substance reasonably satisfactory and customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

         6.15 Notification of Certain Matters. Each of Company and Zions shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.16 Shareholder Agreements. The directors and certain officers and shareholders of Company, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Zions shareholder agreements substantially in the form of Exhibit D hereto (the "Shareholder Agreements"), committing such persons, among other things, (i) to vote their shares of Company Common Stock in favor of the Agreement at the Company Meeting, (ii) to certain representations concerning the ownership of Company Common Stock and Zions Common Stock to be received in the Merger and
(iii) certain other matters.

         6.17 Bank Merger. The Company and the Company Bank shall, at the request of Zions (i) take all necessary corporate and other action, to adopt and approve the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all documents necessary or desirable to permit the Bank Merger immediately following consummation of the Merger; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither the Company nor the Company Bank shall take any action that would prevent performance of the Agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger. Zions and California Bank & Trust may at any time prior to the Effective Time of the Bank Merger change the method of effecting the combination of California Bank & Trust with the Company Bank (including, without limitation, this Section 6.17) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to the holders of the Company Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, including, without limitation, any adverse effect upon the tax-free treatment, holding period or tax basis, or (iii) materially impeded or delay consummation of the transactions contemplated by this Agreement.

         6.18 Reporting. Zions shall publish thirty (30) days of post-Merger results of combined operations as soon as reasonably practicable, but not later than eighty-five (85) days after the Effective Date.

                                   ARTICLE VII
                    Conditions to Consummation of the Merger

         7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Zions and Company to consummate the Merger is subject to the fulfillment or written waiver by Zions and Company prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approvals. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of Company.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Zions Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect with respect to the Surviving Corporation or (ii) impose upon Zions or the Surviving Corporation any materially burdensome terms or conditions. For purposes of this Section 7.01(b), no condition, restriction or requirement shall be deemed to be "materially burdensome" if such condition, restriction or requirement, considered individually or in the aggregate with all other such conditions, restrictions and requirements, does not materially differ from conditions, restrictions or requirements that have been imposed by the Federal Reserve or other Governmental Authorities in orders approving acquisitions by Zions in the past and compliance with such condition, restriction or requirement would not either (i) require the taking of any action inconsistent with the manner in which Zions or any of its Subsidiaries has conducted their businesses previously or (ii) have a Material Adverse Effect with respect to Zions or Company or (iii) preclude satisfaction of any of the conditions to consummation of the Merger.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         7.02 Conditions to Obligation of Company. The obligation of Company to consummate the Merger is also subject to the fulfillment or written waiver by Company prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Zions set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and Company shall have received a certificate, dated the Effective Date, signed on behalf of Zions by an executive officer of Zions to such effect.

          (b) Performance of Obligations of Zions. Zions shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate, dated the Effective Date, signed on behalf of Zions by an executive officer of Zions to such effect.

               (c) Tax Opinion. Company shall have received an opinion of Sullivan & Cromwell, special counsel to Zions, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion,
                    (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Zions and Company will be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by shareholders of Company who receive shares of Zions Common Stock in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional share interests, (iv) the holding period of Zions Common Stock received in exchange for shares of Company Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming the shares of Company Common Stock are capital assets in the hands of the holder thereof at the Effective Time and (v) the basis of the Zions Common Stock received in the Merger will be the same as the basis of the Company Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company, Zions and shareholders of Company.

               (d) Accountants' Letters. Company shall have received the letters referred to in Section 6.14 from Zions' independent auditors.

               (e) Listing. The shares of Zions Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

               (f) Fairness Opinion. Prior to the mailing of the Proxy Statement to the shareholders of Company, Company shall have received an opinion of The Findley Group dated the date of the Proxy Statement to the effect that, as of such date, the consideration to be received by the holders of Company Common Stock in the Merger is fair to the holders of Company Common Stock from a financial point of view.

         7.03 Conditions to Obligation of Zions. The obligation of Zions to consummate the Merger is also subject to the fulfillment or written waiver by Zions prior to the Effective Time of each of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Company and Company Bank set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Time (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date) and Zions shall have received a certificate, dated the Effective Date, signed on behalf of Company by an executive officer of Company and on behalf of Company Bank by on executive officer of Company Bank to such effect.

               (b) Performance of Obligations of Company and Company Bank. Each of Company and Company Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Zions shall have received a certificate, dated the Effective Date, signed on behalf of Company by an executive officer of Company and on behalf of Company Bank by an executive officer of Company Bank to such effect.

               (c) Opinion of Zions' Counsel. Zions shall have received an opinion of Sullivan & Cromwell, special counsel to Zions, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
                    Section 368(a) of the Code and (ii) each of Zions and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Company, Zions and shareholders of Company.

               (d) Accountants' Letters. Zions shall have received the letters referred to in Section 6.14 from Company's independent auditors.

               (e) Employment Agreement. Each of Steven F. Hertel and Robert Longatti shall have executed and delivered to Zions or its designee counterparts to the applicable form of employment agreement attached hereto as Exhibit E.


                                  ARTICLE VIII
                                   Termination

         8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

               (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Zions and Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

               (b) Breach. At any time prior to the Effective Time, by Zions or Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by Company or Company Bank, on the one hand, or Zions, on the other, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by Company or Company Bank, on the one hand, or Zions, on the other, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to the breaching party.

               (c) Delay. At any time prior to the Effective Time, by Zions or Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

               (d) No Approval. By Company or Zions, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the Company Meeting.

               (e) Failure to Recommend, Etc. At any time prior to the Company Meeting, by Zions if the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Zions.

               (f) By Zions. By Zions, by written notice to Company, if Company takes, causes to be taken or allows to be taken any action that would be prohibited under Section 6.06 hereof.

               (g) By Company. By Company, by written notice to Zions prior to the approval by the shareholders of Company of the Merger and this Agreement, if (i) Company receives a Superior Proposal, (ii) the Company Board receives a written opinion of outside counsel to the effect that, and based on such advice the Company Board determines by a majority vote in its good faith judgment that, terminating this Agreement for the purpose of entering into an agreement with respect to such Superior Proposal is required to satisfy the fiduciary duties of the Company Board under applicable law and (iii) after receiving such advice, determines to accept such proposal; provided, however, that Company shall not be entitled to terminate this Agreement pursuant to this clause
                    (g) unless it shall have provided Zions with written notice of such a possible determination (which written notice will inform Zions of the material terms and conditions of the proposal, including the identity of the proponent) two Business Days prior to such determination.

         8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, subject to the provisions of Section 8.02(b) and Section 8.02(c), no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any breach of this Agreement prior to such termination.

               (a) If this Agreement shall be terminated (i) by Zions pursuant to Section 8.01(b) or 8.01(d)(ii) (and, at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to Company or any of its Subsidiaries, which, in the event of a termination pursuant to Section 8.01(d)(ii) shall have been publicly announced prior to the time of the Company Meeting) or Section 8.01(e) or Section 8.01(f) or (ii) by Company pursuant to Section 8.01(d)(ii) (and, at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to Company or any of its Subsidiaries that shall have been publicly announced prior to the time of the Company Meeting) or Section 8.01(g), then Company shall promptly pay to Zions a termination fee equal to $1.8 million, which (except in the case of termination pursuant to Section 8.01(f), in which case such amount shall offset any damages to Zions to the extent of payment) the parties agree shall represent liquidated and exclusive damages recoverable by Zions relating to the actions resulting in termination. Notwithstanding the foregoing, Zions shall not be entitled to any termination fee hereunder if Zions has exercised all or any part of the Option (as defined in the Stock Option Agreement).

               (b) Company and Zions agree that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Zions would not have entered into this Agreement, and that such amount constitute reasonable liquidated damages and reasonable compensation to Zions for the loss sustained thereby and not a penalty. If Company fails to pay Zions the amount due under paragraph (b) within ten (10) Business Days of such termination, Company shall pay the costs and expenses (including legal fees and expenses) incurred by Zions in connection with any action, including the filing of any lawsuit, taken to collect payment of such amount, together with interest on the amount of any such unpaid amount at the publicly announced prime rate of Zions First National Bank from the date of such termination.

                                   ARTICLE IX
                                  Miscellaneous

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12 and 6.13 and this Article IX which shall survive the Effective
Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(b), 8.02, and this
Article IX which shall survive such termination).

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the consideration to be received by Company shareholders in the Merger.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the UBCA are applicable). Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Venue for any action between the parties to this Agreement shall be a court of competent jurisdiction in the City of San Diego, California.

         9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Company, to:

         Regency Bancorp
         7060 North Fresno Street
         Fresno, California  93720
         Attention:  Steven Hertel
         Facsimile:  (559) 438-2699

With a copy to:

         Coudert Brothers
         303 Almaden Boulevard
         Suite 500
         San Jose, California 95110
         Attention:  Glenn T. Dodd, Esq.
         Facsimile:  (408) 297-3191

If to Zions, to:

         Zions Bancorporation
         One South Main, Suite 1380
         Salt Lake City, Utah  84111
         Attention:  Dale M. Gibbons
         Facsimile:  (801) 524-2129

With a copy to:

         Sullivan & Cromwell
         1888 Century Park East
         Los Angeles, California 90067
         Attention: Stanley F. Farrar
         Facsimile:  (310) 712-8800

         9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (together with all Exhibits hereto, the Company and Company Bank Disclosure Schedules delivered in connection herewith and the Confidentiality Agreement, dated February 17, 1999 by and between Zions and Company) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Company, Company Bank, Zions or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                      REGENCY BANCORP


                                      By: /s/ Steven F. Hertel
                                          ------------------------------------
                                          Name: Steven F. Hertel
                                          Title: Chairman, President and Chief
                                                 Executive Officer

                                      REGENCY BANK


                                      By: /s/ Steven F. Hertel
                                          ------------------------------------
                                          Name: Steven F. Hertel
                                          Title: Chairman, President and Chief
                                                 Executive Officer

                                      ZIONS BANCORPORATION


                                      By: /s/ Dale M. Gibbons
                                          ------------------------------------
                                          Name: Dale M. Gibbons
                                          Title: Chief Financial Officer

                                                                     APPENDIX B

                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of April 27, 1999 (this "Agreement"), between Zions Bancorporation, a Utah corporation ("Grantee"), and Regency Bancorp, a California corporation ("Issuer").

                                   WITNESSETH:

         WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Plan"), which is being executed by the parties simultaneously with the execution of this Agreement; and

         WHEREAS, as a condition and inducement to Grantee's entering into the Plan and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Plan, the parties hereto agree as follows:

SECTION 1.  GRANT OF OPTION.

     (a) Subject to the terms and conditions of this Agreement, Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 522,374 fully paid and nonassessable shares of Common Stock, no par value per share ("Common Stock"), of Issuer at a price per share equal to $17.08 (the "Initial Price"); provided, however, that in the event Issuer issues or agrees to issue (other than pursuant to options and warrants to issue Common Stock outstanding as of the date hereof) any shares of Common Stock at a price less than the Initial Price (as adjusted pursuant to Section 5(b)), such price shall be equal to such lesser price (such price, as adjusted as hereinafter provided, the "Option Price"); and, provided further, however, that in no event shall the number of shares of Common Stock for which the Option is exercisable exceed 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that after such issuance such number together with any shares of Common Stock previously issued pursuant hereto equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Plan.

SECTION 2. EXERCISE OF OPTION.

     (a) Timing of Exercise, Termination. Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan and (ii) no preliminary or permanent injunction or other order against delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of:

              (i)     the time immediately prior to the Effective Time;

              (ii)    12 months after the first occurrence of a Purchase Event;

              (iii) 18 months after the termination of the Plan following the occurrence of a Preliminary Purchase Event (as defined below);

              (iv) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Plan by Grantee pursuant to Section 8.01(b)(i) or (ii) thereof or by Grantee and Issuer pursuant to Section 8.01(a) thereof if Grantee shall at that time have been entitled to terminate the Plan pursuant to
Section 8.01(b)(i) or (ii) thereof (provided that the breach of Issuer giving rise to such termination or such right to terminate was willful) or by Grantee pursuant to Section 8.01(e) or Section 8.01(f)) thereof, or

              (v) 18 months after the termination of the Plan by Grantee pursuant to Section 8.01(b)(i) or (ii) thereof or by Grantee and Issuer pursuant to Section 8.01(a) thereof if Grantee shall at that time have been entitled to terminate the Plan pursuant to Section 8.01(b)(i) or (ii) thereof (provided that the breach of Issuer giving rise to such termination or such right to terminate was willful) or by Grantee pursuant to Section 8.01(e) or Section 8.01(f) thereof.

The events described in clauses (i) - (v) in the preceding sentence are hereinafter collectively referred to as an "Exercise Termination Event." Anything herein to the contrary notwithstanding, any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law. The rights set forth in Section 7 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

     (b) Preliminary Purchase Event. The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

              (i) Issuer or any of its subsidiaries (each, an "Issuer Subsidiary") shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any Person (the term "Person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any Person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of or assumption of all or substantially all the deposits of Issuer or any Issuer Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary, provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

              (ii) Any Person (other than Grantee or any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of business) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership, of shares of Common Stock (the term "Beneficial Ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 10% or more of the then outstanding shares of Common Stock;

              (iii) Any Person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any Person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such Person would own or control 10% or more of the then outstanding shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

              (iv) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to make such a proposal if the Plan terminates and/or the Option expires, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the
Plan);

              (v) (A) The holders of Common Stock shall not have approved the Plan by the requisite vote at the meeting of such shareholders held for the purpose of voting on the Plan or (B) such meeting shall not have been held or shall have been canceled prior to termination of the Plan after it shall have been publicly announced that any Person (other than Grantee or any Grantee Subsidiary) shall have (x) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (z) filed an application (or given a notice) with, whether in draft of final form, the Board of Governors of the Federal Reserve System (the "Federal Reserve") or any other governmental authority or regulatory or administrative agency or commission (each, a "Governmental Authority"), for approval to engage in an Acquisition Transaction;

              (vi) Any Person (other than Grantee or any Grantee Subsidiary), other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve or other Governmental Authority for approval to engage in an Acquisition Transaction; or

              (vii) The Issuer's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Plan, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary.

     (c) Purchase Event. The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

              (i) The acquisition by any Person other than Grantee or any Grantee Subsidiary of Beneficial Ownership of shares of Common Stock, such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 25% or more of the then outstanding shares of Common Stock; or

              (ii) The occurrence of a Preliminary Purchase Event described in
Section 2(b)(i) hereof except that the percentage referred to in clause (z) shall be 25%.

     (d) Notice by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event; provided, however, that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

     (e) Notice of Exercise. In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice" and the date of which being hereinafter referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise, (ii) the aggregate purchase price as provided herein, (iii) a date for the closing (that shall not be less than three
(3) Business Days nor more than thirty (30) Business Days) from the Notice Date (the "Closing Date") and (iv) a place at which the closing of such purchase shall take place (subject to Issuer's approval which shall not be unreasonably withheld); provided, that, if prior notification to or approval of the Federal Reserve or any other Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be), (a) Grantee shall promptly file, or cause to be filed, the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process, or cause to be expeditiously processed, the Notice/Application and (c) for the purpose of determining the Closing Date pursuant to clause (iii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of (x) in connection with any Notification, the date on which any required notification periods have expired or been terminated and
(y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired; provided further that the Option Notice must be made, and the Notice Date must be, no later than the date on which the Exercise Termination Event occurs. For purposes of Section 2(a) hereof, any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

     (f) Payments. At the closing referred to in Section 2(e) hereof, Grantee shall present and surrender this Agreement and pay to Issuer the aggregate Option Price for the shares of Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; provided, however, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

     (g) Delivery of Common Stock. At such closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 2(f) hereof, (i) Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock specified in the Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Common Stock purchasable hereunder and (ii) Grantee shall deliver to Issuer a letter reasonably satisfactory to both Grantee and Issuer by which Grantee makes agreements customary in the issuance of privately placed securities with respect to the sale, transfer or other disposition by it of such common stock, including, without limitation, agreements not to transfer such shares in violation of this Agreement or applicable federal or state securities laws.

     (h) Common Stock Certificates. Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

        The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between Zions Bancorporation and Regency Bancorp ("Issuer") dated as of April 27, 1999. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Holder of Record. Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, Grantee shall be deemed to be the holder of record of the number of shares of Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee.

SECTION 3. ISSUER'S COVENANTS.

     (a) Available Shares. The Issuer agrees that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, all of which shares will, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     (b) Compliance. The Issuer agrees that it will not, by amendment of its articles of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

     (c) Certain Actions, Applications and Arrangements. Issuer shall promptly take all action as may from time to time be required (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss. 18a and regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended ("BHC Act"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve or to any other Governmental Authority is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and to protect the rights of Grantee against dilution.

SECTION 4. EXCHANGE OF OPTION. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used in this Section 4 include any agreements and related options for which this Agreement and the Option granted hereby may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

SECTION 5. ADJUSTMENTS. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

     (a) In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise to become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it represents the same proportion of the number of shares of Common Stock then issued and outstanding as such proportion before the applicable event described in this Section 5(a).

     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

SECTION 6. REGISTRATION RIGHTS. Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. The Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of one hundred and eighty (180) days from the day such registration statement first becomes effective. Grantee shall have the right to demand two (2) such registrations at the Issuer's expense. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offering or inclusion of the Option Shares would interfere materially with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction, the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least thirty-three and one third percent (33 1/3%) of the total number of shares of Common Stock held by Grantee and Issuer covered in such registration statement; provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction shall thereafter occur. In addition, if the Issuer proposes to register its Common Stock or any other securities on a form that would permit the registration of the Shares for public sale under the Securities Act (whether proposed to be offered for sale by the Issuer or any other Person) it will give prompt written notice to Grantee of its intention to do so, specifying the relevant terms of such proposal, including the proposed maximum offering price thereof. Upon the written notice of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered to the Issuer within twenty (20) Business Days after the giving of any such notice, which request shall specify the number of Shares desired to be disposed by Grantee, the Issuer will use its best efforts to effect, in connection with its proposed registration, the registration under the Securities Act of the Shares set forth in such request. Grantee shall be entitled to two (2) such registrations at the Issuer's expense. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements.

     (a) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain any approval required to exercise the Option as described in Section 9 hereof, the closing of the sale or other disposition of the Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

     (b) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to this Section 6 (including the related offerings and sales by holders of Option Shares) and all other qualifications, notification or exemptions pursuant to this Section 6.

     (c) In connection with any registration under this Section 6, Issuer hereby indemnifies the Grantee, and each officer, director and controlling person of Grantee, and each underwriter thereof, including each person, if any who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Grantee, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

        Promptly upon receipt by a party indemnified under this Section 6(d) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 6(d), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 6(d). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interests of the indemnified party. No indemnifying party shall be liable for the fees and expenses of more than one separate counsel for all indemnified parties or for any settlement entered into without its consent, which consent may not be unreasonably withheld.

        If the indemnification provided for in this Section 6(d) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of Issuer, the Grantee and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall the Grantee be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Grantee to indemnify shall be several and not joint with other holders of Option Shares.


SECTION 7. OPTION REPURCHASE.

     (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, (i) at the request (the date of such request being the "Request Date") of Grantee, delivered within thirty (30) days of the Purchase Event (or such later period as may be provided pursuant to Section 9 hereof), Issuer shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request (the date of such request being the "Request Date") of the owner of Option Shares from time to time (the "Owner"), delivered within thirty (30) days of a Purchase Event (or such later period as may be provided pursuant to Section 9 hereof), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to
(x) the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof and on or prior to the Request Date, (ii) the price per share of Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise),
(iii) the highest last sales price for shares of Common Stock within the 90-day period ending on the Request Date as reported on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally-recognized independent investment banking firm mutually selected by Grantee or the Owner, as the case may be, on the one hand, and Issuer, on the other hand, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally-recognized independent investment banking firm mutually selected by Grantee or Owner, as the case may be, on the one hand, and Issuer, on the other hand, whose determination shall be conclusive and binding on all parties.

     (b) Grantee or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As immediately as practicable, and in any event within five (5) Business Days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price or to the Owner the Option Share Repurchase Price or the portion thereof that Issuer is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy.

     (c) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section
7. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to
Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full Grantee or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and
(ii) deliver, as appropriate, either (A) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (B) to the Owner, a certificate for the number of Option Shares covered by the revocation.

     (d) Issuer shall not enter into any agreement with any party (other than Grantee or a Grantee Subsidiary) for an Acquisition Transaction unless the other party thereto assumes all the obligations of Issuer pursuant to this Section 7 in the event that a Grantee or Owner elects, in its sole discretion, to require such other party to perform such obligations.

SECTION 8. SUBSTITUTE OPTION.

     (a) Grant of Substitute Option. In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any Person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than fifty percent (50%) of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its or any Issuer Subsidiary's assets to any Person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or (y) any Person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling Person being hereinafter referred to as the "Substitute Option Issuer").

     (b) Exercise of Substitute Option. The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the market/offer price (as defined in
Section 7 hereof), multiplied by the number of shares of the Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the product of the Option Price multiplied by a fraction in which the numerator is the number of shares of Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (c) Terms of Substitute Option. The Substitute Option shall otherwise have the same terms as the Option, provided, however, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee.

     (d) Substitute Option Definitions. The following terms have the meanings indicated:

              (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving Person, and (iii) the transferee of all or any substantial part of the Issuer's assets (or the assets of any Issuer Subsidiary);

              (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option; and

              (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, however, that if such closing price is not ascertainable due to an absence of a public market for the Substitute Common Stock, "Average Price" shall mean the higher of (i) the price per share of Substitute Common Stock paid or to be paid by any third party pursuant to an agreement with the issuer of the Substitute Common Stock and (ii) the book value per share, calculated in accordance with generally accepted accounting principles, of the Substitute Common Stock immediately prior to exercise of the Substitute Option; provided, further, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the

Person merging into Issuer or by any company which controls or is controlled by such merging Person, as Grantee may elect.

     (e) Cap on Substitute Option. In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than that proportion of the outstanding Substitute Common Stock equal to the proportion of the outstanding Common Stock of the Issuer which Grantee had the right to acquire immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than the proportion of the outstanding Substitute Common Stock referred to in the immediately preceding paragraph but for this clause (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Acquiring Corporation.

SECTION 9. EXTENSION OF EXERCISE RIGHT. Notwithstanding Sections 2, 6 and 7 and 11 hereof, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended (a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; provided, however, that in no event shall any closing date occur more than six (6) months after the related Notice Date, and, if the closing date shall not have occurred within such period due to the failure to obtain any required approval by the Federal Reserve or any other Governmental Authority despite the best efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the Option shall be deemed to have been rescinded as of the related Notice Date. In the event (a) Granteen receives official notice that an approval of the Federal Reserve or any other Governmental Authority required for the purchase and sale of the Option Shares will not be issued or granted or (b) a closing date has not occurred within six (6) months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section 6.

SECTION 10. ISSUER'S REPRESENTATIONS AND WARRANTIES. Issuer hereby represents and warrants to Grantee as follows:

     (a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly authorized, executed and delivered by the Issuer.

     (b) Availability of Shares. Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     (c) No Violations. The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of the Issuer Subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of the Issuer Subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of the Issuer Subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

SECTION 11. Grantee's Representations and Warranties. Grantee hereby represents and warrants to issuer as follows:

     (a) Corporate Authority. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly authorized, executed and delivered by Grantee.

     (b) Investment Intent. The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

SECTION 12. Assignment. Neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement or the Option created hereunder to any other Person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event; provided, however, that until the date at which the Federal Reserve has approved an application by Grantee under the BHC Act to acquire the shares of Common Stock subject to the Option, other than to a wholly owned subsidiary of Grantee, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of two percent (2%) of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve and, in each case, in compliance with all applicable federal or state securities laws. The term "Grantee" as used in this Agreement shall also be deemed to refer to Grantee's permitted assigns. Any attempted assignment prohibited by this Section 12 is void and without effect.

SECTION 13. Filings and Consents. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, making application if necessary, for listing of the shares of Common Stock issuable hereunder on any exchange or quotation system and applying to the Federal Reserve under the BHC Act and to state banking authorities for approval to acquire the shares issuable hereunder.

SECTION 14. Remedies. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

SECTION 15 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

SECTION 16 Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in Person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Plan. Either party may change the address to which such notices or other communications may be sent by giving written notice thereof in accordance with this Section 16.

SECTION 17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution.

SECTION 18 Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

SECTION 19 Entire Agreement. Except as otherwise expressly provided herein or in the Plan or in the other documents or instruments referred to herein or therein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

SECTION 20 Definitions. Capitalized terms used in this Agreement and not defined herein but defined in the Plan shall have the meanings assigned thereto in the Plan.

SECTION 21 Effect on Plan. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Plan.

SECTION 22 Selections. In the event that any selection or determination is to be made by Grantee hereunder and at the time of such selection or determination there is more than one Grantee, such selection shall be made by a majority in interest of such Grantees.

SECTION 23 Further Assurances. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

SECTION 24 Voting. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Common Stock covered hereby.

SECTION 25 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 26 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision, provided such waiver is set forth in writing and signed by such party. No modification, amendment or supplement to this Agreement shall be effective unless set forth in writing and signed by both parties hereto.

        IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.



                                      ZIONS BANCORPORATION



                                      By: /s/ Dale M. Gibbons
                                          -----------------------------------
                                          Name:  Dale M. Gibbons
                                          Title: Chief Financial Officer


                                      REGENCY BANCORP


                                      By: /s/ Steven F. Hertel
                                          -----------------------------------
                                          Name:  Steven F. Hertel
                                          Title: Chairman, President and
                                                 Chief Executive Officer

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                                                                     APPENDIX C


                         CHAPTER 13. DISSENTERS' RIGHTS

         1300 [Reorganization or short form merger; corporate purchase at fair market value; definitions].--(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-firm merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

         (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

         (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any nationals securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

         (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

         (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

         (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

         (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

         1301 [Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents].--(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of

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such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

         (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

         1302. [Submission of share certificates for endorsement, uncertificated securities].--Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

         1303 [Payment of agreed price with interest; agreement fixing fair market value; time of payment].--(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

         (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractural conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

         1304 [Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers].--(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree

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upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

         (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

         (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

         1305 [Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs].--(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

         (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

         (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

         (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

         (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

         1306 [Prevention of immediate payment; status as creditors; interest].--To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

         1307 [Dividends on dissenting shares].--Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152)

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and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

         1308 [Rights of dissenting shareholders pending valuation; withdrawal or demand for payment].--Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

         1309 [Termination of dissenting share and shareholder status].--Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

         (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

         (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

         (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

         (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

         1310 [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING].--If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

         1311 [CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES].-- This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

         1312 [VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF].-- (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

         (b ) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a)

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shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter.
The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of the shareholders of which such shareholder is a member.

         (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

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                                                                      APPENDIX D


                                      August 27, 1999



Members of the Board of Directors
Regency Bancorp
7060 North Fresno Street
Fresno, California 93720


Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Regency Bancorp, Fresno, California ("Company") of the terms of the proposed merger of Company with Zions Bancorporation, Salt Lake City, Utah ("Zions") and Company shareholders receiving shares of common stock of Zions as defined in the Agreement and Plan of Merger entered into as of April 27, 1999, as amended (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement and without any further action on the part of Company or the holders of Company Common Stock, be exchanged for and converted into the right to receive shares of Zions Common Stock which is equal to the Exchange Ratio. The Exchange Ratio shall be 0.3233 unless modified pursuant to the Agreement.

As part of its investment banking business, The Findley Group is continually engaged in the valuation bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to Company and Zions, including consolidated financial statements for recent years; (iii) certain other publicly available financial and other information concerning Company and Zions and the trading markets for the publicly traded securities of Company and Zions; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of Company or a committee thereof in connection with the Merger. We have held discussions with senior management of Company concerning their past and current operations, financial condition and prospects.

We have reviewed with the senior management of Company earnings projections for Company, provided by Company, as a stand-alone entity, assuming the Merger does not occur. We also reviewed with the senior management of Company the earnings projections for Zions that are publicly available. Certain financial projections for the combined companies and for Company as a stand-alone entity were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Company as to the reasonableness of the financial and operating forecasts, projections and projected

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operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgements of Company management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowance for loan losses for Company and Zions are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Company or Zions, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the shares of Company Common Stock of the terms of the proposed merger of Company with and into Zions, with Company shareholders receiving shares of Zions Common Stock and does not address Company's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Company and Zions, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Company and Zions; (ii) the assets and liabilities of Company and Zions, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the Merger of Company with and into Zions, with Company shareholders receiving Zions Common Stock as set forth in the Agreement, are fair, from a financial point of view, to the holders of the shares of Company Common Stock.

This opinion may not be used or referred to by Company or quoted or disclosed to any person in any manner without our prior written consent, with the exception of submission to the regulatory agencies as part of the applications and included in the proxy materials provided to shareholders of Company in relation to approval of the Merger. This opinion is not intended to be a recommendation to any shareholder of Company as to how such shareholder should vote with respect to the Merger.

                                      Respectfully submitted,

                                      THE FINDLEY GROUP

                                      /s/Gary Findley

                                      Gary Steven Findley
                                      Director



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